As filed with the Securities and Exchange Commission on December 16, 2016

Registration No. 333-214763

United States

Securities and Exchange Commission

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITED COMMUNITY FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Ohio	6036	34-1856319
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

275 West Federal Street Youngstown, Ohio 44503 (330) 742-0500	Jude J. Nohra 275 West Federal Street Youngstown, Ohio 44503 (330) 742-0500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

M. Patricia Oliver, Esq.

Tucker Ellis LLP

950 Main Avenue, Suite 1100

Cleveland, Ohio 44113

(216) 592-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and the conditions to the consummation of the merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. United Community Financial Corp. may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and United Community Financial Corp. is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY – SUBJECT TO COMPLETION, DATED DECEMBER 16, 2016

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

PROSPECTUS OF UNITED COMMUNITY FINANCIAL CORP.

FOR UP TO 3,033,882 COMMON SHARES

AND PROXY STATEMENT OF OHIO LEGACY CORP.

Ohio Legacy Corp. (which we refer to as “Ohio Legacy”) proposes to merge with and into United Community Financial Corp. (which we refer to as “UCFC”). At the effective time of the proposed Merger, each outstanding common share of Ohio Legacy would be converted into the right to receive:

(1) for each Ohio Legacy common share with respect to which an election to receive cash has been made, $18.00 in cash; or

(2) for each Ohio Legacy common share with respect to which an election to receive UCFC common shares has been made, 2.736 common shares of UCFC; or

(3) for each Ohio Legacy common share with respect to which no election has been made, $18.00 in cash or 2.736 common shares of UCFC, to be determined in accordance with the Merger Agreement.

In connection with the Merger, the 3,000 issued and outstanding Ohio Legacy preferred shares will be deemed to have been converted into Ohio Legacy common shares at the effective time and be entitled to the Merger consideration on the same terms. The Merger is subject to 50% of Ohio Legacy’s common shares outstanding at the effective time being converted into the right to receive UCFC common shares, and 50% of Ohio Legacy’s common shares being converted into the right to receive cash consideration. The Ohio Legacy shareholder elections of UCFC common shares or cash will be adjusted accordingly. See “THE MERGER AGREEMENT –Merger Consideration” on page 60.

Because the exchange ratio is fixed (except for customary anti-dilution adjustments), if you receive UCFC common shares as consideration for all or a portion of your common shares of Ohio Legacy, the implied value of the common share consideration that you will receive will depend on the market price of UCFC’s common shares when you receive your UCFC common shares. The value of the common share consideration per common share of Ohio Legacy, based upon the UCFC closing common share price on December 15, 2016, the most recent practicable trading day before this proxy statement/prospectus was finalized, was $25.28 per share. You should obtain current market prices for UCFC’s common shares which are listed on the NASDAQ Global Select Market under the symbol “UCFC”.

Ohio Legacy will hold a special meeting of its shareholders to vote on the Merger Agreement proposal at 1:00 p.m., local time, on January 27, 2017, at Acute Care Solutions Education Center, 4565 Dressler RD, NW Canton, Ohio 44718. Your vote is important, because your failure to vote will have the same effect as your voting against the Merger Agreement proposal. Regardless of whether you plan to attend the special meeting, please take the time to vote your shares in accordance with the instructions contained in this proxy statement/prospectus.

Ohio Legacy’s board of directors unanimously recommends that you vote “FOR” the Merger Agreement proposal.

This proxy statement/prospectus describes the special meeting, the Merger Agreement proposal (and a special meeting adjournment proposal related thereto), the UCFC common shares to be issued in the Merger, the Merger consideration to be received by Ohio Legacy’s shareholders in the Merger, and other related matters.  Please carefully read this entire document, including “RISK FACTORS” beginning on page 13, for a discussion of the risks relating to the Merger Agreement proposal and the UCFC’s common shares. Information about UCFC is included in this document and in documents that UCFC has filed with the Securities and Exchange Commission. See “WHERE YOU CAN FIND MORE INFORMATION,” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission or regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The common shares of UCFC are traded on the NASDAQ Global Select Market under the symbol “UCFC” and the common shares of Ohio Legacy are quoted on the OTCPink Marketplace under the symbol “OLCB.”

All information in this proxy statement/prospectus concerning UCFC and its subsidiaries has been provided by UCFC, and all information in this proxy statement/prospectus concerning Ohio Legacy and its subsidiary has been provided by Ohio Legacy.

You should rely only on the information contained in this proxy statement/prospectus to vote on the proposals to Ohio Legacy’s shareholders being made in connection with the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of UCFC common shares as contemplated by the Merger Agreement shall create any implication to the contrary.

This proxy statement/prospectus is dated December 28, 2016, and it is first being mailed to Ohio Legacy shareholders on or about December 28, 2016.

Notice of Special Meeting of Shareholders

To be held at 1:00 p.m., local time, on January 27, 2017, at

Acute Care Solutions Education Center, 4565 Dressler RD, NW, Canton, Ohio 44718

To the Shareholders of Ohio Legacy Corp.:

Notice is hereby given that a special meeting of the shareholders of Ohio Legacy Corp. (“Ohio Legacy”) will be held at 1:00 p.m., local time, on January 27, 2017, at Acute Care Solutions Education Center, 4565 Dressler RD, NW, Canton, Ohio 44718, for the purpose of considering and voting on the following matters:

1.	a proposal to adopt and approve the Agreement and Plan of Merger by and between United Community Financial Corp., The Home Savings and Loan Company of Youngstown, Ohio, Ohio Legacy Corp. and Premier Bank & Trust dated as of September 8, 2016 (the “Merger Agreement”); and

2.	a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Holders of record of Ohio Legacy common shares (“Ohio Legacy common shares”) and Ohio Legacy Series A Preferred Shares (“Ohio Legacy preferred shares”) at the close of business on December 19, 2016, the record date, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. The affirmative votes of the holders of at least (i) two-thirds of Ohio Legacy’s common shares voting separately as a class, (ii) two-thirds of Ohio Legacy’s preferred shares voting separately as a class, and (iii) two-thirds of the aggregate of Ohio Legacy’s common shares and preferred shares voting together as one class, are required to adopt and approve the Merger Agreement. Approval of an adjournment of the special meeting requires the affirmative vote of the holders of a majority of Ohio Legacy’s common shares and preferred shares represented at the special meeting, in person or by proxy, voting together as one class.

A proxy statement/prospectus and a proxy card for the special meeting are enclosed. A copy of the Merger Agreement is attached as Annex A to the proxy statement/prospectus.

Your vote is very important, regardless of the number of Ohio Legacy shares you own. Please vote as soon as possible to make sure that your shares are represented at the special meeting. If you are a holder of record, you may cast your vote in person at the special meeting or, to ensure that your Ohio Legacy shares are represented at the special meeting, you may vote your shares by completing, signing and returning the enclosed proxy card. If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, please follow the voting instructions provided by your broker, bank or nominee.

The Ohio Legacy board of directors unanimously recommends that you vote (1) “FOR” the adoption and approval of the Merger Agreement and (2) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

By Order of the Board of Directors,

/s/ Rick L. Hull
Rick L. Hull
President & Chief Executive Officer
December 28, 2016	Ohio Legacy Corp.

WHERE YOU CAN FIND MORE INFORMATION

UCFC files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents UCFC files at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800)-SEC-0330 for further information on the public reference room. The SEC filings of UCFC also are available to the public at the SEC website at www.sec.gov. In addition, you may obtain free copies of the documents UCFC files, including the registration statement on Form S-4 (of which this proxy statement/prospectus forms a part), with the SEC by going to UCFC’s website at http://ir.ucfconline.com or by contacting:

A. Troy Adair

Vice President

United Community Financial Corp.

275 West Federal Street

Youngstown, Ohio 44503-1203

(330) 742-0472

tadair@homesavings.com

The Internet website address of UCFC is provided as an inactive textual reference only. The information provided on the Internet website of UCFC, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement/prospectus and, therefore, is not incorporated herein by reference.

UCFC filed with the SEC a registration statement on Form S-4 to register the issuance of UCFC common shares to Ohio Legacy shareholders in the Merger. This proxy statement/prospectus is part of that Form S-4 registration statement. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and request a copy of the registration statement, including any amendments, schedules, and exhibits, at the address given in the immediately prior paragraph. Statements contained in this document regarding the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. In each case you should refer to the contract or other document filed as an exhibit. This proxy statement/prospectus incorporates by reference important business and financial information about UCFC from documents filed with or furnished to the SEC but not included in or delivered with this proxy statement/prospectus. See “INCORPORATION OF DOCUMENTS BY REFERENCE” on page 80. These documents are available without charge to you upon written or oral request at the address and telephone number given in the immediately preceding paragraph. To obtain timely delivery of these documents, you must request the information no later than January 20, 2017 to receive them before the Ohio Legacy special meeting of shareholders.

Ohio Legacy does not file reports with the SEC.

Neither UCFC nor Ohio Legacy has authorized anyone to provide you with information other than the information included in this document and documents incorporated by reference. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this document and the documents incorporated by reference are accurate only as of their respective dates.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus serves two purposes – it is a proxy statement being used by the Ohio Legacy board of directors to solicit proxies for use at the Ohio Legacy special meeting, and it is also the prospectus of UCFC regarding the issuance of UCFC common shares to Ohio Legacy’s shareholders if the Merger is completed. This proxy statement/prospectus provides you with detailed information about the proposed Merger of Ohio Legacy into UCFC. We encourage you to read this entire proxy statement/prospectus carefully. UCFC has filed a registration statement on Form S-4 with the SEC, and this proxy statement/prospectus is the prospectus filed as part of that registration statement. This proxy statement/prospectus does not contain all of the information in the registration statement, nor does it include the exhibits to the registration statement. Please see “WHERE YOU CAN FIND MORE INFORMATION” on page 1.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated December 28, 2016. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date hereof. You should not assume that the information contained in any document incorporated or deemed to be incorporated by reference herein is accurate as of any date other than the date of that document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this proxy statement/prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus. Neither the mailing of this proxy statement/prospectus to the Ohio Legacy shareholders nor the taking of any actions contemplated hereby by UCFC or Ohio Legacy at any time will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the proposed Merger and the special meeting. You are urged to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q.:	Why am I receiving this proxy statement/prospectus?

A:	You are receiving this proxy statement/prospectus because UCFC, Home Savings and Loan Company of Youngstown, Ohio (“Home Savings”), Ohio Legacy, and Premier Bank & Trust (“Premier Bank”) have entered into an Agreement and Plan of Merger dated as of September 8, 2016 (the “Merger Agreement”), a copy of which is included in this proxy statement/prospectus as Annex A. Pursuant to the Merger Agreement, Ohio Legacy will be merged with and into UCFC, with UCFC being the surviving entity (the “Merger”). Thereafter, at the time specified by Home Savings in its certificate of merger filed with the Ohio Secretary of State, Home Savings will merge with and into Premier Bank, with Premier Bank being the surviving entity. The merger of Home Savings and Premier Bank is referred to as the “Bank Merger.” The Merger Agreement must be adopted and approved by the holders of at least two-thirds of each of (i) the Ohio Legacy common shares entitled to be voted at the special meeting voting as a class, (ii) the Ohio Legacy preferred shares entitled to be voted at the special meeting voting as a class, and (iii) the Ohio Legacy common shares and Ohio Legacy preferred shares voting together as one class. The Ohio Legacy common shares and preferred shares are referred to together in this proxy statement/prospectus as “Ohio Legacy shares.”

This proxy statement/prospectus contains important information about the Merger, the Merger Agreement and the special meeting of the shareholders of Ohio Legacy, and you should read it carefully. The enclosed voting materials allow you to vote your Ohio Legacy shares without attending the special meeting.

Q:	Why are UCFC and Ohio Legacy proposing to merge?

A:	Ohio Legacy believes that the Merger is in the best interests of its shareholders and other constituencies because, among other reasons, the Merger consideration will provide enhanced value and increased liquidity to Ohio Legacy shareholders. Furthermore, as a result of the Merger, Ohio Legacy will become part of a larger banking organization, improving its ability to compete with larger financial institutions and better serve its customers’ needs while maintaining the community bank philosophy that both institutions currently share. To review Ohio Legacy’s reasons for the Merger in more detail, see “THE MERGER – Ohio Legacy’s Reasons for the Merger” on page 37 of this proxy statement/prospectus.

UCFC believes that the Merger is in the best interests of its shareholders and will benefit UCFC and its shareholders by enabling UCFC to further expand into the markets currently served by Ohio Legacy and strengthening the competitive position of the combined organization. Furthermore, UCFC believes its increased asset size after the Merger will create additional economies of scale and provide opportunities for asset and earnings growth in an extremely competitive banking environment. To review UCFC’s reasons for the Merger in more detail, see “THE MERGER – UCFC’s Reasons for the Merger” on page 52 of this proxy statement/prospectus.

Q:	What will Ohio Legacy shareholders receive in the Merger?

A:

Under the terms of the Merger Agreement, shareholders of Ohio Legacy will be entitled to receive from UCFC, after the Merger is completed, Merger consideration payable in the form of cash, UCFC common shares or a combination of cash and UCFC common shares, to be calculated as set forth in the Merger Agreement. At the effective time of the Merger, (i) each Ohio Legacy common share will be converted into the right to receive (1) 2.736 UCFC common shares or (2) $18.00 in cash; and (ii) each Ohio Legacy preferred share will be deemed to have been converted into the number of Ohio Legacy common shares as would be issuable upon a voluntary conversion of such Ohio Legacy preferred shares in accordance with Ohio Legacy’s articles of incorporation, with each such deemed common share converted into the right to receive cash and/or UCFC common shares as if it were an outstanding Ohio Legacy common share. Accordingly, each preferred share of Ohio Legacy will be deemed to be converted into 75.4717 Ohio Legacy common shares and will be entitled to the same Merger consideration as all other Ohio Legacy common shares.

Both the amount of the cash consideration per Ohio Legacy share and the UCFC common share consideration per Ohio Legacy share will be adjusted if Ohio Legacy’s “Effective Time Book Value” is less than $32,648,835. “Effective Time Book Value” is the estimated shareholders’ equity of Ohio Legacy plus the allowance for loan and lease losses as of the end of the month prior to the effective time of the Merger, determined in accordance with GAAP to the reasonable satisfaction of Ohio Legacy and UCFC, exclusive of changes in accumulated other comprehensive income after June 30, 2016, and certain specified Merger related fees and expenses, such as legal fees and investment banker fees. The amount, if any, by which $32,648,835 exceeds the Effective Time Book Value is referred to as the “Shortage.” If there is a Shortage, then the per share cash consideration to be paid for each outstanding Ohio Legacy common share, each share subject to a restricted stock unit and each share potentially issuable upon exercise of an Ohio Legacy stock option will be reduced by the quotient obtained by dividing one-half of the Shortage by (i) 2,265,750 plus (ii) the number of unissued common shares of Ohio Legacy potentially issuable under Ohio Legacy stock options. In addition, if there is a Shortage, the stock consideration for each Ohio Legacy common share that is eligible to receive stock consideration shall be reduced by a number of UCFC common shares equal to the quotient obtained by dividing (a) one-half of the Shortage, divided by $6.67, by (b) the number of Ohio Legacy common shares that are eligible to be exchanged for UCFC common shares. The amount of the Shortage is capped at $200,000, unless the Board of Directors of Ohio Legacy agrees to a greater amount, but in no event will it exceed $750,000.

UCFC will not issue any fractional shares in connection with the Merger. Instead, each holder of Ohio Legacy shares who would otherwise be entitled to receive a fraction of a UCFC common share (after taking into account all Ohio Legacy common shares and Ohio Legacy preferred shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the UCFC fractional common share to which such holder would otherwise be entitled multiplied by $6.67.

It is expected that immediately after the Merger is completed, Ohio Legacy shareholders will own an aggregate of approximately 3,033,882 UCFC common shares, or approximately 6.1% of the outstanding UCFC common shares. The quarterly dividend currently paid by UCFC on its common shares is $0.03 per share.

Q:	Can I make an election to select the form of Merger consideration I desire to receive?

A:	Yes, subject to allocation procedures and limitations. Each holder of Ohio Legacy common shares, preferred shares and restricted stock unit awards will have the right to submit an election in accordance with the terms of the Merger Agreement indicating the number of Ohio Legacy common shares or deemed common shares with respect to which the holder desires UCFC common shares and the number with respect to which the holder desires cash. UCFC will mail to you an election form shortly after the initial mailing of this proxy statement/prospectus. The deadline for the Exchange Agent to receive your completed election form will be as near as practicable to two days before the closing date of the Merger. Elections will be subject to an allocation procedure designed to ensure that half of the aggregate of the outstanding Ohio Legacy common shares and common shares into which Ohio Legacy preferred shares are deemed to be converted will be exchanged for UCFC common shares and that half will be exchanged for cash.

Q:	What will happen to my stock options and restricted stock unit awards?

A:

Under the terms of the Merger Agreement, any holder of an unexercised Ohio Legacy stock option, whether vested or unvested, will receive cash in the amount by which $18.00 per share exceeds the exercise price for each Ohio Legacy share subject to such option. If the exercise price is higher than $18.00, the stock option will be cancelled without payment.

Each award of an Ohio Legacy restricted stock unit subject to vesting will become fully vested and will be converted into the right to receive the Merger consideration based on the election provisions of the Merger Agreement in the same manner as all outstanding Ohio Legacy common shares, less deduction and withholding amounts required by applicable tax laws.

Q:	Does Ohio Legacy anticipate paying any dividends before the effective date of the Merger?

A:	Under the terms of the Merger Agreement, Ohio Legacy is permitted to continue to pay to its holders of preferred shares its usual and customary cash dividend of 6% per annum on the liquidation preference of $1,000 per preferred share. Subject to compliance with applicable law, Ohio Legacy plans to pay such a dividend in January 2017. Ohio Legacy does not plan to pay any dividend on its common shares before the effective date of the Merger.

Q:	When and where will the Ohio Legacy special meeting of shareholders take place?

A:	The special meeting of shareholders of Ohio Legacy will be held at 1:00 p.m., local time, on January 27, 2017, at Acute Care Solutions Education Center, 4565 Dressler RD, NW, Canton, Ohio 44718.

Q:	What matters will be considered at the Ohio Legacy special meeting?

A:	The shareholders of Ohio Legacy will be asked to (1) vote to adopt and approve the Merger Agreement; and (2) vote to approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Q:	Is my vote needed to adopt and approve the Merger Agreement?

A:	The adoption and approval of the Merger Agreement requires the affirmative votes of the record date holders of at least (i) two-thirds of the Ohio Legacy common shares voting as a class, (ii) two-thirds of the Ohio Legacy preferred shares voting as a class, and (iii) two-thirds of the Ohio Legacy common shares and preferred shares voting together as one class. The special meeting may be adjourned, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement. The affirmative vote of the holders of a majority of the Ohio Legacy shares represented, in person or proxy, at the special meeting is required to adjourn such special meeting.

As of December 19, 2016, the directors and executive officers of Ohio Legacy have committed to vote a total of 2,281 Ohio Legacy common shares and 845 Ohio Legacy preferred shares in favor of the Merger. Further, Excel Bancorp, LLC (“Excel”) holds approximately 76% of the outstanding Ohio Legacy common shares. Ohio Legacy directors and executive officers and their related entities hold approximately 61% of the membership interests in Excel, and have agreed to vote their interests in Excel in favor of requiring Excel to vote its Ohio Legacy common shares for the approval and adoption of the Merger Agreement. The membership interests held or controlled by Ohio Legacy directors and officers are sufficient to ensure approval by Excel’s members, which will result in all of the Ohio Legacy common shares held by Excel being voted in favor of the adoption and approval of the Merger Agreement.

Q:	How do I vote?

A:	If you were the record holder of Ohio Legacy common shares or preferred shares as of December 19, 2016, you may vote in person by attending the special meeting or, to ensure that your shares are represented at the special meeting, you may vote your shares by signing and returning the enclosed proxy card in the postage-paid envelope provided by Ohio Legacy.

If you hold your Ohio Legacy shares in the name of a broker, bank or other nominee, please see the discussion below regarding shares held in “street name.”

Q:	Who may attend the special meeting?

A:	All shareholders of record at the close of business on December 19, 2016, which is the record date for the special meeting, or their duly appointed proxies, and guests invited by Ohio Legacy, may attend the special meeting.

If you hold shares in “street name” and you plan to vote in person at the special meeting, you will need to bring a legal proxy from your broker, bank or nominee.

Q:	What will happen if I fail to vote or abstain from voting?

A:	If you fail to return your proxy card or vote in person at the special meeting, or if you mark “ABSTAIN” on your proxy card or ballot at the special meeting with respect to the proposal to adopt and approve the Merger Agreement, it will have the same effect as a vote “AGAINST” the proposal.

If you mark “ABSTAIN” on your proxy card or ballot with respect to the proposal to approve adjournment of the special meeting, if necessary, to solicit additional proxies, it will have the same effect as a vote “AGAINST” the proposal. The failure to return your proxy card or vote in person, however, will have no effect on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Q:	How will my shares be voted if I return a blank proxy card?

A:	If you sign, date and return your proxy card and do not indicate how you want your shares to be voted, then your shares will be voted “FOR” the adoption and approval of the Merger Agreement and, if necessary, “FOR” the approval of the adjournment of the special meeting to solicit additional proxies.

Q:	If my common or preferred shares are held in a stock brokerage account or by a bank or other nominee in “street name,” will my broker, bank or other nominee vote my shares for me?

A:	No. You must provide your broker, bank or nominee (the record holder of your shares) with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or nominee. If you do not provide voting instructions, your shares will not be voted by your broker, bank or nominee.

Under the rules of the stock exchanges, brokers who hold shares in “street name” for a beneficial owner are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. All proposals to be voted on at the Ohio Legacy special meeting are “non-routine” matters, and your broker, bank or nominee may not vote your shares without your instructions.

If your broker, bank or other nominee fails to submit a valid proxy card with respect to your shares, such failure will have the same effect as a vote “AGAINST” the proposal to adopt and approve the Merger Agreement but will have no effect on the proposal to adjourn the meeting. If your broker, bank or nominee returns a valid proxy card with respect to your shares but without voting your shares, it will have the same effect as a vote “AGAINST” the proposal to adopt and approve the Merger Agreement and a vote “AGAINST” the adjournment proposal.

Q:	Can I change my vote after I have submitted my proxy?

A:	If you are a record holder, you may revoke a proxy at any time before a vote is taken at the special meeting by: (i) filing a written notice of revocation with Ohio Legacy’s Corporate Secretary, at 600 South Main Street, North Canton, Ohio 44720; (ii) executing and returning another proxy card with a later date; or (iii) attending the special meeting and giving notice of revocation or voting in person.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If you hold your shares in “street name” and you have instructed your broker, bank or nominee to vote your shares, you must follow directions received from your broker, bank or nominee to change your vote.

Q:	If I plan to attend the special meeting, should I return my proxy card(s)?

A:	Yes. Returning your signed and dated proxy card(s) ensures that your shares will be represented and voted at the special meeting. You may revoke your proxy prior to voting at the special meeting as discussed above.

Q:	If I do not favor the adoption and approval of the Merger Agreement, what are my dissenters’ rights?

A:	If you are an Ohio Legacy shareholder as of December 19, 2016, the record date, and you do not vote your shares in favor of the adoption and approval of the Merger Agreement, and you do not return an unmarked proxy card, you will have the right under Section 1701.85 of the Ohio Revised Code to demand the fair cash value for your Ohio Legacy shares. The right to make this demand is known as “dissenters’ rights.” To exercise your dissenters’ rights, you must deliver to Ohio Legacy a written demand for payment of the fair cash value of your shares before the vote on the Merger Agreement is taken at the special shareholders’ meeting. The address to which you must send such a demand is 600 South Main Street, North Canton, Ohio 44720, Attention: Rick L. Hull. The demand for payment must include your address, the number and class of Ohio Legacy shares owned by you, and the amount you claim to be the fair cash value of the your Ohio Legacy shares. For additional information regarding dissenters’ rights, see “RIGHTS OF DISSENTING OHIO LEGACY SHAREHOLDERS” on page 21 of this proxy statement/prospectus and the complete text of the applicable sections of the Ohio General Corporation Law included in this proxy statement/prospectus as Annex B.

Q:	When is the Merger expected to be completed?

A:	Ohio Legacy and UCFC are working to complete the Merger as quickly as possible. We expect to complete the Merger in the first quarter of 2017, assuming shareholder approval and all applicable governmental approvals have been received by that time and all other conditions precedent to the Merger have been satisfied or waived.

Q:	Should Ohio Legacy shareholders send in their stock certificates now?

A.	No. Do not send in your stock certificates with your proxy form. If you have not previously delivered your stock certificate with your election form, then shortly after the Merger is completed, the Exchange Agent for the Merger will send you a letter of transmittal with instructions informing you how to send in your stock certificates to the Exchange Agent. You should use either the (i) election form or (ii) the letter of transmittal to exchange your Ohio Legacy stock certificates for the Merger consideration.

Q:	What do I need to do now?

A:	After carefully reviewing this proxy statement/prospectus, including its Annexes, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope as soon as possible. By submitting your proxy, you authorize the individuals named in the proxy to vote your Ohio Legacy shares at the special meeting of shareholders in accordance with your instructions. Your vote is very important. Whether or not you plan to attend the special meeting, please submit your completed and signed proxy to ensure that your Ohio Legacy common shares and preferred shares will be voted at the special meeting.

Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, it means that you hold shares that are registered in more than one account, or you have both common and preferred shares. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, separate proxy cards for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to sign and return each proxy card you receive.

Q:	Who can answer my questions?

A:	If you have questions about the Merger or desire additional copies of this proxy statement/prospectus or additional proxy cards, please contact Ohio Legacy at the following address:

Ohio Legacy Corp.

Attention: Rick L. Hull

600 South Main Street

North Canton, Ohio 44720

(330) 499-1900

Q:	What are the material U.S. federal income tax consequences of the Merger to Ohio Legacy shareholders?

A:	Tucker Ellis LLP (“Tucker Ellis”), has delivered its legal opinion, dated November 22, 2016, to the effect that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Internal Revenue Code”). In addition, the completion of the Merger is conditioned on receipt of a tax opinion from Tucker Ellis, dated as of the closing date, to the same effect. However, neither Ohio Legacy nor UCFC has requested or received a ruling from the Internal Revenue Service that the Merger will qualify as a reorganization or as to any other aspect of the Merger Agreement or the transactions contemplated by it. The U.S. federal income tax consequences of the Merger to an Ohio Legacy shareholder will depend on the relative mix of cash and UCFC common shares received by that Ohio Legacy shareholder. Ohio Legacy shareholders will not recognize any gain or loss for U.S. federal income tax purposes if they exchange their Ohio Legacy shares solely for UCFC common shares in the Merger, except with respect to cash received in lieu of fractional UCFC common shares. Ohio Legacy shareholders will recognize gain or loss if they exchange their Ohio Legacy shares solely for cash in the Merger. Ohio Legacy shareholders will recognize gain, but not loss, if they exchange their Ohio Legacy shares for a combination of UCFC common shares and cash, but their taxable gain in that case will not exceed the cash they receive in the Merger. Any gain recognized on the Merger consideration could be subject to an additional tax on “net investment income,” depending on the individual’s adjusted gross income, as described below under “Medicare Tax on Net Investment Income.” You should consult with your tax advisor for the specific tax consequences of the Merger to you. See “The MERGER – Material U.S. Federal Income Tax Consequences” on page 54 of this proxy statement/prospectus.

The consequences of the Merger to each Ohio Legacy shareholder depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine the tax consequences of the Merger to you.

SUMMARY

This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information important to you. To understand the Merger and the terms of the Merger Agreement more fully, you should read this entire document carefully, including the documents included as annexes to this proxy statement/prospectus.

The Merger (page 34)

UCFC, Home Savings, Ohio Legacy, and Premier Bank have entered into the Merger Agreement, a copy of which is included as Annex A to this proxy statement/prospectus. Pursuant to the Merger Agreement, Ohio Legacy will be merged with and into UCFC, with UCFC being the surviving entity. Thereafter, Home Savings will merge with and into Premier Bank, with Premier Bank being the surviving entity.

The Companies

United Community Financial Corp.

275 West Federal Street

Youngstown, Ohio 44503-1203

(330) 742-0472

UCFC, an Ohio corporation incorporated in 1998, is the savings and loan holding company for Home Savings. UCFC is headquartered in Youngstown, Ohio. UCFC’s common shares are listed on the NASDAQ Global Select Market under the symbol “UCFC”. UCFC conducts its operations primarily through Home Savings, with 31 full-service offices throughout Ohio and western Pennsylvania. Home Savings offers a full complement of deposit, lending and investment products from an experienced team of employees. At September 30, 2016, UCFC had total assets of $2.2 billion, total deposits of $1.5 billion and total shareholders’ equity of $256.4 million.

Further important business and financial information about UCFC is incorporated by reference into this proxy statement/prospectus. See “INCORPORATION OF DOCUMENTS BY REFERENCE” on page 80 of this proxy statement/prospectus.

Ohio Legacy Corp.

600 South Main Street

North Canton, Ohio 44720

(330) 244-2985

Ohio Legacy, an Ohio corporation incorporated in 1999, is the bank holding company for Premier Bank. Ohio Legacy is headquartered in North Canton, Ohio. Ohio Legacy’s common shares trade under the symbol “OLCB”

on the OTCPink Marketplace at OTCmarkets.com. Ohio Legacy’s preferred shares are not traded on any market. Premier Bank provides retail and commercial banking services to its customers located primarily in Stark, Summit and Belmont Counties in Ohio. At September 30, 2016, Ohio Legacy had total assets, deposits and shareholders’ equity of $346 million, $271 million and $30 million, respectively. Ohio Legacy also had $205 million of assets under management in its wealth management area and additional assets under advisement held in client brokerage accounts as of September 30, 2016.

Special Meeting of Ohio Legacy Shareholders; Votes Required (page 18)

Ohio Legacy will hold a special meeting of shareholders to vote on the Merger Agreement proposal at 1:00 p.m., local time, on January 27, 2017, at Acute Care Solutions Education Center, 4565 Dressler RD, NW, Canton, Ohio 44718. Holders of record of Ohio Legacy common shares and Ohio Legacy preferred shares at the close of business on December 19, 2016, the record date, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. The affirmative votes of the holders of at least (i) two-thirds of Ohio Legacy’s common shares voting separately as a class, (ii) two-thirds of Ohio Legacy’s preferred shares voting separately as a class, and (iii) two-thirds of the aggregate of Ohio Legacy’s common shares and preferred shares voting together as one class, is required to adopt and approve the Merger Agreement.

What Ohio Legacy Shareholders Will Receive in the Merger (page 60)

Subject to a possible adjustment as described on page 61, each Ohio Legacy share (both common and preferred) will be entitled to receive from UCFC Merger consideration payable in the form of cash or UCFC common shares. Each Ohio Legacy common share will be converted into the right to receive either (1) 2.736 UCFC common shares, or (2) $18.00 in cash and each Ohio Legacy preferred share will be converted into the right to receive (1) 206 UCFC common shares or (2) $1,358.49 in cash. UCFC will not issue any fractional shares in connection with the Merger. Instead, each holder of Ohio Legacy shares who would otherwise be entitled to receive a fraction of a UCFC common share will receive cash, without interest, in an amount equal to the UCFC fractional common share to which such holder would otherwise be entitled multiplied by $6.67.

Recommendation of Ohio Legacy Board of Directors (page 39)

The Ohio Legacy board of directors has unanimously approved the Merger Agreement and believes that the Merger is fair to, and in the best interests of, Ohio Legacy and its shareholders, and therefore unanimously recommends that Ohio Legacy shareholders vote “FOR” the approval of the Merger Agreement. In its reaching this decision, Ohio Legacy’s board of directors considered many factors, including those which are described in the sections captioned “THE MERGER – Ohio Legacy’s Background of the Merger; Recommendation of the Ohio Legacy Board; and Ohio Legacy’s Reasons for the Merger.”

In deciding to approve the Merger, Ohio Legacy’s board of directors also considered the opinion of Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), financial advisor to Ohio Legacy’s board of directors, that as of September 8, 2016, the Merger consideration was fair from a financial point of view to the holders of Ohio Legacy’s common shares. A copy of Sandler O’Neill’s opinion is included as Annex C to this proxy statement/prospectus. You should read the opinion carefully to understand the procedures followed, assumptions made, matters considered and limitations of the review conducted by Sandler O’Neill. Also see “THE MERGER –Opinion of Ohio Legacy’s Financial Advisor.”

Regulatory Approvals (page 53)

The Merger cannot be completed unless Ohio Legacy and UCFC obtain all required regulatory approvals. The Merger consists of the merger of Ohio Legacy, a bank holding company, with and into UCFC, a unitary savings and loan holding company. Because the Merger will result in UCFC owning Premier Bank, a commercial bank, UCFC must apply to the Federal Reserve Bank of Cleveland (the “Federal Reserve”) to become a bank holding company in connection with the Merger. In connection with its application to become a bank holding company, UCFC intends to file a declaration of financial holding company status with the Federal Reserve. The Bank Merger, which consists of the merger of Home Savings, an Ohio-chartered savings bank, with and into Premier Bank, an Ohio-chartered commercial bank, cannot be completed unless approved by the Federal Deposit Insurance Corporation (the “FDIC”) and the Ohio Division of Financial Institutions (the “ODFI”). Receipt of these regulatory approvals by the Federal Reserve, the FDIC, and the ODFI are Merger closing conditions. All necessary applications have been submitted to the FDIC, the ODFI and the Federal Reserve. No regulatory approvals have yet been obtained. Approval of a regulatory application merely implies satisfaction of regulatory criteria for approval, which does not include review of the adequacy or fairness of the Merger consideration to Ohio Legacy shareholders or the satisfaction of the conditions to closing the Merger. Regulatory approvals do not constitute or imply any endorsement or recommendation of the Merger or the terms of the Merger Agreement.

Conditions to the Merger (page 73)

The completion of the Merger is subject to the fulfillment of a number of conditions, including:

•	adoption of the Merger Agreement at the special meeting by the requisite vote of Ohio Legacy shareholders;

•	the common shares of UCFC that will be issuable pursuant to the Merger Agreement having been authorized for listing on the NASDAQ, subject to official notice of issuance;

•	the registration statement of which this proxy statement/prospectus forms a part having been declared effective by the SEC;

•	no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger being in effect;

•	the accuracy of representations and warranties of Ohio Legacy and UCFC in the Merger Agreement

•	performance in all material respects by Ohio Legacy and UCFC of all of their respective obligations required to be performed under the Merger Agreement at or prior to the closing date;

•	receipt of an opinion of Tucker Ellis LLP, dated as of the closing date of the Merger, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	the number of dissenting shares in the Merger being not more than 10% of Ohio Legacy’s common shares;

•	approval of the Merger by the appropriate regulatory authorities; and

•	for Ohio Legacy that the closing price of UCFC common shares as reported on the NASDAQ on the business day immediately prior to the closing date being at least $4.40 per share.

Termination of the Merger Agreement (page 74)

The Merger Agreement can be terminated at any time prior to completion of the Merger in the following circumstances: (i) mutual written consent of UCFC and Ohio Legacy, (ii) by either UCFC or Ohio Legacy, if the Merger has not been completed on or before June 30, 2017 (unless not completed by then due to the party seeking termination’s failure to perform); (iii) by either UCFC or Ohio Legacy if the other party breaches any of its covenants or agreements or any of its representations or warranties set forth in the Merger Agreement, (iv) by UCFC, if, prior to the approval of the Merger Agreement by Ohio Legacy shareholders, Ohio Legacy (a) submits the Merger Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies its recommendation, or recommends to its shareholders an acquisition proposal other than the Merger, or (b) materially breaches its obligations to hold a meeting of its shareholders to approve the Merger Agreement or not to solicit alternative acquisition proposals; (v) by Ohio Legacy, immediately before Ohio Legacy enters into an agreement relating to a superior proposal; or (vi) by UCFC, if Ohio Legacy’s effective time book value is less than $32,648,835 by an amount greater than $200,000 (or such greater number as has been approved by the board of directors of Ohio Legacy in accordance with the terms of the Merger Agreement).

Ohio Legacy will be required to pay UCFC a termination fee of $1,625,000 if the Merger Agreement is terminated in any of the following circumstances:

•	in the event that after the date of the Merger Agreement a bona fide acquisition proposal has been made and (A)(1) thereafter the Merger Agreement is terminated by either UCFC or Ohio Legacy because the Merger has not been completed prior to the termination date and Ohio Legacy has failed to obtain the required vote of its shareholders, or (2) thereafter the Merger Agreement is terminated by UCFC based on a breach of the Merger Agreement by Ohio Legacy, and (B) within eighteen months after the date of such termination, Ohio Legacy enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal.

•	in the event that the Merger Agreement is terminated by UCFC if prior to the approval of the Merger Agreement by Ohio Legacy shareholders, (x) Ohio Legacy (i) submits the Merger Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies its recommendation, or recommends to its shareholders an acquisition proposal other than the Merger, or (ii) materially breaches its obligations to hold a meeting of its shareholders to approve the Merger Agreement or not to solicit alternative acquisition proposals; or (y) a tender offer or exchange offer for 20% or more of the outstanding common shares of Ohio Legacy is commenced (other than by UCFC or one of its subsidiaries), and the Ohio Legacy board recommends that the shareholders of Ohio Legacy tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or

•	in the event the Merger Agreement is terminated by Ohio Legacy, immediately before Ohio Legacy enters into an agreement relating to a superior proposal.

Dissenters’ Rights of Ohio Legacy Shareholders (page 21)

Record date shareholders of Ohio Legacy are entitled to certain dissenters’ rights pursuant to Sections 1701.84(A) and 1701.85 of the Ohio Revised Code. Subject to strict compliance with the procedures of Section 1701.85, a shareholder may be entitled to be paid the “fair cash value” of such Ohio Legacy shares after the effective time of the Merger. See “RIGHTS OF DISSENTING OHIO LEGACY SHAREHOLDERS” on page 21 of this proxy statement/prospectus and the complete text of the applicable sections of the Ohio General Corporation Law included in this proxy statement/prospectus as Annex B.

Certain Differences in Common Shareholder Rights (page 76)

Both Ohio Legacy and UCFC are Ohio corporations. However, Ohio Legacy shareholders who receive UCFC common shares in the Merger will be UCFC shareholders when the Merger is completed. Thus, their rights will then be governed by UCFC’s Articles of Incorporation and Code of Regulations. For a summary of significant differences between the rights of Ohio Legacy common shareholders and the rights of UCFC common shareholders, see “COMPARISON OF SHAREHOLDERS’ RIGHTS.”

Tax Consequences of the Merger (page 54)

We intend that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The U.S. federal income tax consequences of the Merger to an Ohio Legacy shareholder will depend on the relative mix of cash and UCFC common shares received by that Ohio Legacy shareholder. Ohio Legacy shareholders will not recognize any gain or loss for U.S. federal income tax purposes if they exchange their Ohio Legacy shares solely for UCFC common shares in the Merger, except with respect to cash received in lieu of fractional UCFC common shares. Ohio Legacy shareholders will recognize gain or loss if they exchange their Ohio Legacy shares solely for cash in the Merger. Ohio Legacy shareholders will recognize gain, but not loss, if they exchange their Ohio Legacy shares for a combination of UCFC common shares and cash, but their taxable gain in that case will not exceed the cash they receive in the Merger. The obligation of UCFC and Ohio Legacy to complete the Merger is conditioned upon UCFC and Ohio Legacy receiving an opinion of UCFC’s counsel, Tucker Ellis, dated as of the effective date of the Merger to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Ohio Legacy shareholders who exercise dissenters’ rights and receive cash for their Ohio Legacy shares generally will recognize gain or loss for federal income tax purposes. This tax treatment may not apply to all Ohio Legacy shareholders. Determining the actual tax consequences of the Merger to Ohio Legacy shareholders can be complicated. Each Ohio Legacy shareholder should consult his, her or its own tax advisor to determine the Merger’s tax consequences that are particular to the shareholder. See “THE MERGER – Material U.S. Federal Income Tax Consequences.”

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “FORWARD-LOOKING STATEMENTS,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. Please see “WHERE YOU CAN FIND MORE INFORMATION.” This “RISK FACTORS” section identifies the most significant factors that make investment in UCFC common shares speculative or risky, but it does not purport to present an exhaustive description of all risks. You should carefully consider the following risk factors before you decide how to vote concerning the proposals presented in this proxy statement/prospectus.

You may receive a form of consideration different from the form of consideration you elect.

Under the terms of the Merger Agreement, Ohio Legacy shareholders will be entitled to receive, for each Ohio Legacy common share: (i) $18.00 in cash or (ii) 2.736 UCFC common shares. Each holder of Ohio Legacy common shares will be able to elect whether to receive all cash, all UCFC common shares or a combination of both. The form of consideration to be received by each Ohio Legacy shareholder is subject to reallocation in order to ensure that approximately 50% of the Ohio Legacy common shares exchanged will be exchanged for UCFC’s common shares and 50% of the Ohio Legacy common shares exchanged will be exchanged for cash. The Merger Agreement contains proration and allocation methods to achieve this result. If you elect to receive all cash and the available cash is oversubscribed, then you may receive a portion of the Merger consideration in the form of UCFC common shares. If you elect to receive all UCFC common shares and the available common shares are oversubscribed, then you may receive a portion of the Merger consideration in cash. If you elect a combination of cash and UCFC’s common shares, you may not receive the specific combination you request.

Because the market value of UCFC’s common shares fluctuates, Ohio Legacy shareholders cannot be sure of the value of the common share portion of the Merger consideration they may receive.

Fifty percent of the Ohio Legacy common shares exchanged in the Merger will be exchanged for UCFC common shares, and the remaining Ohio Legacy common shares exchanged in the Merger will be exchanged for cash. The cash portion of the Merger consideration is fixed at $18.00 per share, and the common share portion is fixed at 2.736 UCFC common shares for each common share of Ohio Legacy exchanged. Changes in the price of UCFC common shares before the Merger is completed will affect the value of the common share portion of the Merger consideration. Changes may result from many factors, including but not limited to general market and economic conditions and changes in UCFC’s business, operations, and prospects, including the prospects of the business operations currently conducted by Ohio Legacy. Therefore, when Ohio Legacy shareholders vote on the Merger they will not know the final aggregate value of the Merger consideration to be received. Ohio Legacy shareholders should obtain current sale prices for UCFC common shares before voting at the Ohio Legacy special meeting.

The market price of UCFC common shares after the Merger may be affected by factors different from those affecting the shares of Ohio Legacy or UCFC currently, resulting in a reduction in the market price of UCFC common shares after the Merger.

Upon completion of the Merger, some of the Ohio Legacy shareholders will become UCFC shareholders. UCFC’s business differs in some respects from that of Ohio Legacy and, accordingly, the price of UCFC common shares after the completion of the Merger may be affected by factors different from those currently affecting the independent results of operations of each of UCFC and Ohio Legacy. Because UCFC is a larger presence in its pre-merger market areas than Ohio Legacy is in its pre-merger market areas, the results of operations of UCFC will be affected by business and other developments in UCFC’s pre-merger market areas to a larger extent than those of Ohio Legacy. For a discussion of the business of UCFC and of some important factors to consider in connection with its business, please see the documents incorporated by reference into this proxy statement/prospectus and referred to under “WHERE YOU CAN FIND MORE INFORMATION.”

UCFC could experience difficulties managing its growth and effectively integrating the operations of Ohio Legacy, which may negatively affect the market price of UCFC’s common shares and the effect of the Merger on Ohio Legacy’s employees, customers and communities.

The earnings, financial condition and prospects of UCFC after the Merger will depend in part on UCFC’s ability to integrate successfully the operations of Ohio Legacy and continue to implement UCFC’s business plan. UCFC may not be able to fully achieve its strategic objectives and projected operating efficiencies. The costs and/or challenges involved of integrating Ohio Legacy with the UCFC organization may be greater than expected or the cost savings from anticipated economies of scale of the combined organization may be lower or take longer to realize than expected. Inherent uncertainties exist in integrating the operations of an acquired entity. The success of the Merger will depend on a number of factors, including, without limitation:

•	UCFC’s ability to integrate the business acquired from Ohio Legacy in the Merger into UCFC’s current operations;

•	UCFC’s ability to limit the outflow of deposits held by its new customers and to successfully retain and manage interest-earning assets and relationships (i.e., loans) acquired in the Merger;

•	UCFC’s ability to control the incremental non-interest expense from the acquired business in a manner that enables it to maintain a favorable overall efficiency ratio;

•	UCFC’s ability to retain and attract key employees and other appropriate personnel; and

•	UCFC’s ability to earn acceptable levels of interest and non-interest income, including fee income, from the acquired business.

UCFC may encounter difficulties, including but not limited to loss of key employees and customers, disruption of its ongoing business, or possible inconsistencies in standards, controls, procedures, and policies. These factors could contribute to UCFC not fully achieving the anticipated benefits of the Merger.

The Merger Agreement limits Ohio Legacy’s ability to pursue alternatives to the Merger that might be superior to the Merger.

With limited exceptions, the Merger Agreement prohibits Ohio Legacy from soliciting, negotiating, or providing confidential information to any third party relating to competing proposals for acquisition of Ohio Legacy. In addition, Ohio Legacy must pay $1,625,000 to UCFC upon a termination of the Merger Agreement if (a) UCFC terminates the Merger Agreement because Ohio Legacy accepts another acquisition proposal, or withdraws its recommendation or fails to recommend to Ohio Legacy shareholders the adoption of the Merger Agreement, or breaches the prohibition against soliciting other acquisition proposals, or (b) Ohio Legacy terminates the Merger Agreement and enters into a superior acquisition proposal. Ohio Legacy’s obligation to make the termination payment could discourage another company from making a competing proposal.

The circumstances of Ohio Legacy and UCFC may have changed since the date of the fairness opinion obtained from Ohio Legacy’s financial advisor, which could result in consideration that would not be considered “fair” to Ohio Legacy’s shareholders at the Effective Time.

Ohio Legacy’s board of directors received an opinion dated September 8, 2016 from its financial advisor concerning the fairness of the merger consideration from a financial point of view. Subsequent changes in the operation and prospects of Ohio Legacy or UCFC, changes in general market and economic conditions, and other factors that may be beyond the control of Ohio Legacy or UCFC could significantly alter the value of Ohio Legacy or UCFC, or the price of UCFC common shares by the time the Merger is completed. The opinion states that the merger consideration is fair from a financial point of view on the date of the opinion, not as of the date the Merger is finally completed or as of any other date. The opinion of Ohio Legacy’s financial advisor is included as Annex C to this proxy statement/prospectus. For a description of the opinions, see “THE MERGER – Opinion of Ohio Legacy’s Financial Advisor” on page 39.

Failure to complete the Merger could adversely affect the value of Ohio Legacy common shares and the future businesses and financial results of Ohio Legacy.

If the Merger is not completed, the ongoing businesses of Ohio Legacy could be adversely affected due to the following factors:

•	Ohio Legacy will have expenses even if the Merger is not completed, such as legal, accounting, financial advisor, and printing fees;

•	under the Merger Agreement, Ohio Legacy is subject to restrictions regarding the conduct of its business before completing the Merger, which could adversely affect Ohio Legacy’s ability to execute business strategies; and

•	the Merger requires substantial commitments of time and resources by Ohio Legacy management, which would instead be devoted to other opportunities that could be beneficial to Ohio Legacy as an independent company.

In addition, if the Merger is not completed, Ohio Legacy may experience negative reactions from its customers and employees. Employees could resign and obtain other employment as a result of the potential Merger or failure to complete the Merger. Ohio Legacy also could be subject to litigation related to failure to complete the Merger.

Ohio Legacy will be subject to business uncertainties and contractual restrictions while the Merger is pending.

Uncertainty about the effect of the Merger on employees and customers may have an adverse effect on Ohio Legacy and consequently on UCFC. These uncertainties may impair Ohio Legacy’s ability to attract, retain and motivate key personnel until the Merger is consummated, and could cause customers and others that deal with Ohio Legacy to seek to change existing business relationships with Ohio Legacy. Retention of certain employees may be challenging during the pendency of the Merger, as certain employees may experience uncertainty about their future roles with UCFC. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with UCFC, UCFC’s business following the Merger could be harmed. In addition, the Merger Agreement restricts Ohio Legacy from making certain acquisitions and taking other specified actions until the Merger occurs without the consent of UCFC. These restrictions may prevent Ohio Legacy from pursuing attractive business opportunities that may arise prior to the completion of the Merger. Please see the section entitled “THE MERGER AGREEMENT – Conduct of Business of Ohio Legacy and UCFC Prior to Completion of the Merger” on page 66 of this proxy statement/prospectus for a description of the restrictive covenants to which Ohio Legacy is subject under the Merger Agreement.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met, which may prevent the Merger from being completed or adversely affect the expected results of the Merger.

Before the transactions contemplated in the Merger Agreement may be completed, various approvals must be obtained from bank regulatory and other governmental authorities. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “THE MERGER – Regulatory Approvals Required” on page 53 of this proxy statement/prospectus. An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain one or more approvals or delay their receipt. These governmental entities may impose conditions, limitations or costs, or place restrictions on the conduct of UCFC after the closing as a condition to the granting of such approvals or require changes to the terms of the Merger. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the Merger or of imposing additional costs or limitations on UCFC following the Merger, any of which might have an adverse effect on UCFC following the Merger. The regulatory approvals may not be received, may not be received in a timely fashion, and/or may contain conditions on the completion of the Merger that adversely affect the UCFC’s business following the closing, or which are not anticipated or cannot be met.

Completion of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed.

The obligation of UCFC and Ohio Legacy to complete the Merger is subject to the fulfillment or written waiver of many conditions, including approval by the requisite vote of Ohio Legacy’s shareholders, receipt of regulatory approvals, absence of orders prohibiting completion of the Merger, effectiveness of the registration statement of which this document is a part, approval for NASDAQ listing of the UCFC shares to be issued, continued accuracy of the representations and warranties of the parties, and performance by the parties of covenants and agreements. See “THE MERGER AGREEMENT – Conditions to Completion of the Merger” on page 73 of this proxy statement/prospectus. These conditions to the consummation of the Merger might not be fulfilled, and the Merger therefore might not be completed. If the Merger is not completed by June 30, 2017 (or a later date the parties may agree to), either UCFC or Ohio Legacy could choose not to proceed with the Merger. The parties also could mutually decide to terminate the Merger Agreement at any time, before or after approval by the Ohio Legacy shareholders. In addition, UCFC or Ohio Legacy could elect to terminate the Merger Agreement in other circumstances. See “THE MERGER AGREEMENT – Termination of the Merger Agreement” on page 74 of this proxy statement/prospectus for details or refer to Article VIII of the Merger Agreement included as Annex A.

If you are an Ohio Legacy shareholder and you tender common shares of Ohio Legacy to make an election, you will not be able to sell those shares, unless you revoke your election prior to the election deadline.

If you are a registered Ohio Legacy shareholder and want to make a valid cash or stock election, you will have to deliver your stock certificates (or follow the procedures for guaranteed delivery), and a properly completed and signed form of election to the exchange agent prior to the election deadline, which will be before the closing of the Merger. You will not be able to sell any common shares of Ohio Legacy that you have delivered as part of your election from the time of delivery until the completion of the Merger unless you revoke your election before the election deadline by providing written notice to the exchange agent.

Risks Related to Owning UCFC Common Shares.

You should read and consider risk factors specific to UCFC’s business that will also affect the combined company after the Merger, described in UCFC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, all of which are filed by UCFC with the SEC and incorporated by reference into this document. See “INCORPORATION OF DOCUMENTS BY REFERENCE” on page 80 of this proxy statement/prospectus.

FORWARD-LOOKING STATEMENTS

Certain matters set forth in this proxy statement/prospectus may contain forward-looking statements. These forward-looking statements may include: management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction; the ability to obtain any required regulatory, shareholder or other approvals; statements of the plans and objectives of management for future operations, products or services, including the execution of integration plans; statements about the benefits of the proposed Merger between UCFC and Ohio Legacy, statements of expectation or belief; projections related to certain financial metrics; and statements of assumptions underlying any of the foregoing. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time and are beyond the control of either UCFC or Ohio Legacy. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in the forward-looking statements in this proxy statement/prospectus and future results could differ materially from historical performance. Factors that could cause or contribute to such differences include, but are not limited to, those included under “RISK FACTORS” in this proxy statement/prospectus or under Item 1A “Risk Factors” in UCFC’s Annual Report on Form 10-K and those disclosed in UCFC’s other periodic reports filed with the Securities and Exchange Commission, as well as the possibility: that expected benefits may not materialize in the timeframe expected or at all, or may be more costly to achieve; that the transaction may not be timely completed, if at all; that prior to the completion of the transaction or thereafter, UCFC’s and Ohio Legacy’s respective businesses may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; that required regulatory, shareholder or other approvals are not obtained or other customary closing conditions are not satisfied in a timely manner or at all; reputational risks and the reaction of the companies’ customers, employees and other constituents to the transaction; and diversion of management time on merger-related matters. For any forward-looking statements made herein or in any documents, annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results. All forward-looking statements included herein are based on information available at the time. Forward-looking statements speak only as of the date they are made. Neither UCFC nor Ohio Legacy assumes any duty or undertake to update forward-looking statements.

THE SPECIAL MEETING OF SHAREHOLDERS OF OHIO LEGACY

Time, Date and Place

This proxy statement/prospectus is being provided to Ohio Legacy shareholders in connection with the solicitation of proxies by Ohio Legacy’s board of directors for use at the special meeting of shareholders (the “special meeting”) to be held at 1:00 p.m., local time, on January 27, 2017, at Acute Care Solutions Education Center, 4565 Dressler RD, NW, Canton, Ohio 44718, including any adjournments of the special meeting.

This proxy statement/prospectus is also being furnished by UCFC to Ohio Legacy shareholders as a prospectus in connection with the issuance of UCFC common shares upon completion of the Merger.

Matters to be Considered

At the special meeting, the shareholders of Ohio Legacy will be asked to consider and vote upon the following matters:

•	a proposal to adopt and approve the Merger Agreement; and

•	a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

The board of directors of Ohio Legacy believes that the Merger with UCFC is in the best interests of Ohio Legacy shareholders and unanimously recommends that you vote (1) “FOR” the adoption and approval of the Merger Agreement and (2) “FOR” the proposal to adjourn the special meeting of Ohio Legacy shareholders, if necessary, to solicit additional proxies.

Record Date; Shares Outstanding and Entitled to Vote

The board of directors of Ohio Legacy has fixed the close of business on December 19, 2016, as the record date for determining the Ohio Legacy shareholders who are entitled to notice of and to vote at the Ohio Legacy special meeting of shareholders. Only holders of Ohio Legacy shares at the close of business on the record date will be entitled to notice of and to vote at the Ohio Legacy special meeting.

As of the close of business on December 19, 2016, there were 1,974,668 Ohio Legacy common shares and 3,000 Ohio Legacy preferred shares outstanding and entitled to be voted at the special meeting. The Ohio Legacy common shares were held of record by approximately 192 shareholders, and the Ohio Legacy preferred shares were held of record by approximately 46 shareholders. Each Ohio Legacy common share and each Ohio Legacy preferred share entitles the holder to one vote on all matters properly presented at the special meeting.

Votes Required; Quorum

Under Ohio Law and Ohio Legacy’s Second Amended and Restated Articles of Incorporation, as amended, the adoption and approval of the Merger Agreement requires the affirmative vote of each of the following: (i) the holders of at least two-thirds of the Ohio Legacy common shares outstanding and entitled to be voted at the special meeting, (ii) the holders of at least two-thirds of the Ohio Legacy preferred shares outstanding and entitled to be voted at the special meeting, and (iii) the holders of at least two-thirds of the Ohio Legacy common shares and preferred shares outstanding and entitled to be voted, voting together as one class. Approval of an adjournment of the special meeting requires the affirmative vote of the holders of a majority of Ohio Legacy’s common shares and preferred shares represented, in person or by proxy, at the special meeting, voting together as one class.

As of December 19, 2016, directors and executive officers of Ohio Legacy owned an aggregate of 2,281 Ohio Legacy common shares, an amount equal to approximately 0.12% of the outstanding Ohio Legacy common shares, and 845 Ohio Legacy preferred shares, an amount equal to approximately 28.17% of the outstanding Ohio Legacy preferred shares. Each of the directors of Ohio Legacy and executive officers (and certain entities controlled by them) entered into a voting agreement on September 8, 2016 with UCFC pursuant to which such persons agreed, subject to certain terms and conditions, to vote all of their Ohio Legacy shares in favor of the adoption and approval of the Merger Agreement and, to the extent such shareholder is a member of Excel, to call a meeting of the members of Excel and to vote his or her membership interests in Excel to authorize and instruct Excel to vote Ohio Legacy shares owned by Excel in favor of the approval and adoption of the Merger Agreement. Such persons own approximately 61% of the outstanding membership interests of Excel, which exceeds the amount required to authorize and direct Excel to vote all of the Ohio Legacy common shares owned by it in favor of the adoption and approval of the Merger Agreement. As of the record date, Excel owned approximately 76% of the outstanding Ohio Legacy common shares. As of the date of this proxy statement/prospectus, UCFC and its directors, executive officers and affiliates beneficially owned no Ohio Legacy common shares.

Your vote is important. Brokers and other nominees who hold Ohio Legacy shares in “street name” for beneficial owners cannot vote such Ohio Legacy shares on either of the proposals without specific instructions from the beneficial owners. If you fail to return your proxy card or vote in person at the special meeting or if you mark “ABSTAIN” on your proxy card or ballot at the special meeting, it will have the same effect as a vote “AGAINST” the adoption and approval of the Merger Agreement, but will have no effect on the proposal to adjourn the meeting. If your shares are held in “street name,” and you fail to instruct your broker how to vote, it will have the same effect as a vote “AGAINST” the adoption and approval of the Merger Agreement, and if your broker returns the proxy card without your instructions on the proposal to adjourn the meeting, it will have the effect of a vote “AGAINST” adjournment to solicit additional proxies.

A quorum, consisting of the holders of a majority of the outstanding Ohio Legacy shares, must be present in person or by proxy at the Ohio Legacy special meeting before any action, other than the adjournment of the special meeting, can be taken. A properly executed proxy card marked “ABSTAIN” or a valid proxy card submitted by a broker without votes cast will be counted for purposes of determining whether a quorum is present. Excel, which owned approximately 76% of the outstanding Ohio Legacy common shares as of the record date, has advised Ohio Legacy that it intends to be present at the special meeting. Accordingly, a quorum is practically assured.

Ohio Legacy’s board of directors does not expect any matter other than the adoption and approval of the Merger Agreement and the approval of the adjournment of the special meeting to solicit additional proxies to be brought before the Ohio Legacy special meeting. If any other matters are properly brought before the special meeting for consideration, Ohio Legacy shares represented by properly executed proxy cards will be voted, to the extent permitted by applicable law, in the discretion of the persons named in the proxy card in accordance with their best judgment.

Solicitation and Revocation of Proxies

A proxy card accompanies each copy of this proxy statement/prospectus mailed to Ohio Legacy shareholders. Your proxy is being solicited by the board of directors of Ohio Legacy. Whether or not you attend the special meeting, Ohio Legacy’s board of directors urges you to return your properly executed proxy card as soon as possible. If you return your properly executed proxy card prior to the special meeting and do not revoke it prior to its use, your shares will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. Your Ohio Legacy shares will be voted as specified on your proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption and approval of the Merger Agreement and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies.

If you have returned a properly executed proxy card, you may revoke it at any time before a vote is taken at the special meeting by:

•	filing a written notice of revocation with the Secretary of Ohio Legacy, at 600 South Main Street, North Canton, Ohio 44720;

•	executing and returning another proxy card with a later date; or

•	attending the special meeting and giving notice of revocation or voting in person.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If you hold your Ohio Legacy shares in “street name” through a broker, bank or other nominee, you must provide your broker, bank or nominee (the record holder of your Ohio Legacy shares) with instructions on how to vote your shares. Your broker, bank or other nominee will provide you with voting instructions. If you have instructed your broker, bank or other nominee to vote your shares, you must follow the directions received from your broker, bank or other nominee to change or revoke your vote.

If you receive more than one proxy, it means that you hold shares that are registered in more than one account, or you have both common and preferred shares. For example, if you own your Ohio Legacy shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, separate proxy cards for those shares because they are held in a different form of record ownership. To ensure that all of your shares are voted, please sign and return each proxy card you receive.

Ohio Legacy will bear the cost of solicitation of proxies on behalf of Ohio Legacy’s board of directors. Proxies will be solicited by mail, and may be further solicited by additional mailings, personal contact, telephone, facsimile or electronic mail, by directors, officers and employees of Ohio Legacy, none of whom will receive additional compensation for their solicitation activities. Ohio Legacy will pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of Ohio Legacy shares not beneficially owned by them, for forwarding this proxy statement/prospectus and other proxy solicitation materials to, and obtaining voting instructions from, the beneficial owners of Ohio Legacy shares entitled to vote at the special meeting.

RIGHTS OF DISSENTING OHIO LEGACY SHAREHOLDERS

Shareholders of Ohio Legacy are entitled to certain dissenters’ rights pursuant to Sections 1701.84(A) and 1701.85 of the Ohio Revised Code. Section 1701.85 generally provides that shareholders of Ohio Legacy will not be entitled to dissenters’ rights without strict compliance with the procedures set forth in Section 1701.85, and failure to take any one of the required steps may result in the termination or waiver of such rights. Specifically, any Ohio Legacy shareholder who is a record holder of Ohio Legacy shares on December 19, 2016, the record date for the special meeting, and whose shares are not voted in favor of the adoption of the Merger Agreement, may be entitled to be paid the “fair cash value” of such Ohio Legacy shares after the effective time of the Merger. To be entitled to such payment, (a) a shareholder must deliver to Ohio Legacy a written demand for payment of the fair cash value of the shares held by such shareholder before the vote on the Merger Agreement proposal is taken, (b) the shareholder must not vote in favor of approval and adoption of the Merger Agreement, and (c) the shareholder must otherwise comply with Section 1701.85. Any written demand must specify the shareholder’s name and address, the number and class of shares held by the shareholder on the record date, and the amount claimed as the “fair cash value” of such Ohio Legacy shares. See the full text of Section 1701.85 of the Ohio Revised Code included as Annex B to this proxy statement/prospectus for specific information on the procedures to be followed in exercising dissenters’ rights.

If Ohio Legacy so requests, a dissenting shareholder must submit the shareholder’s share certificates to Ohio Legacy within 15 days of the date of the request, for endorsement on such certificate by Ohio Legacy that a demand for appraisal has been made. Failure to comply with such a request will terminate the dissenting shareholder’s rights. Such certificates will be promptly returned to the dissenting shareholder by Ohio Legacy. If Ohio Legacy and any dissenting shareholder cannot agree upon the “fair cash value” of Ohio Legacy shares, either may, within three months after service of demand by the shareholder, file a petition in the Court of Common Pleas of Stark County, Ohio, for a determination of the “fair cash value” of such dissenting shareholder’s Ohio Legacy shares. The fair cash value of an Ohio Legacy share to which a dissenting shareholder is entitled to under Section 1701.85 will be determined as of the day prior to the vote of the Ohio Legacy shareholders. Investment banker opinions delivered to the board of directors regarding the fairness from a financial point of view of the consideration payable in a transaction such as the Merger are not opinions regarding, and do not address, “fair cash value” under Section 1701.85.

If an Ohio Legacy shareholder exercises dissenter’s rights under Section 1701.85, all other rights with respect to such shareholder’s Ohio Legacy shares will be suspended until Ohio Legacy purchases the shares or the right to receive the fair cash value is otherwise terminated. Such rights will be reinstated should the right to receive the fair cash value be terminated other than by the purchase of the shares.

The foregoing description of the procedures to be followed in exercising dissenters’ rights pursuant to Section 1701.85 of the ORC is not complete and is qualified in its entirety by reference to the full text of Section 1701.85 included as Annex B to this proxy statement/prospectus.

INTERESTS OF OHIO LEGACY EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

As described below, some of Ohio Legacy’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Ohio Legacy’s shareholders generally. The Ohio Legacy board of directors was aware of these interests and considered them in approving the Merger Agreement.

All of the executive officers of Ohio Legacy will receive cash payments for in-the-money unexercised vested and unvested stock options and continued indemnification and directors’ and officers’ liability insurance coverage. All outstanding restricted stock units awarded to executive officers will be vested and exchanged for merger consideration in the same manner as outstanding common shares. Rick L. Hull and Denise M. Penz, who will remain employed by the resulting bank after the Merger, will receive lump sum payments in exchange for termination of their employment agreements pursuant to agreements to be executed between each of them and Home Savings. Jane Marsh, whose employment will be terminated, will receive a severance payment and benefits pursuant to her change in control agreement, as described below under the heading “Severance.” The following table summarizes the estimated value of such payments and benefits that are expected to be paid to each executive officer of Ohio Legacy, subject to certain assumptions set forth below the table or explained in more detail in this section of the proxy statement/prospectus:

Name	Severance Payment	Option Payments(1)	RSU Payments(2)	Benefits		Total(3)
Rick L. Hull	$769,500	$146,200	$81,576	-0-		$997,276
Denise M. Penz	540,000	105,780	59,040	-0-		704,820
Jane Marsh	332,000	42,140	23,256	29,666	(4)	427,332

(1)	These amounts include both vested and unvested options and assume that no options currently outstanding are exercised by directors or executive officers before the consummation of the Merger. They also reflect the fact that some options will be cancelled without payment because the exercise prices exceed $18.00.
(2)	These amounts value each share at $18.00 per share.
(3)	The amounts in this table are based on the following assumptions and estimates:

•	the assumption that each of the executive officers will enter into an agreement at or before the closing of the Merger to terminate his or her change in control agreement;

•	the assumption that no options will be exercised by the executive officers before the closing of the Merger;

•	the assumption that no indemnification will be paid to any executive officer; and

•	no value being attributed to coverage under the directors’ and officers’ liability policy as the premium for the policy is based on providing coverage for all covered individuals as a group, including person other than those included in this table.
(4)	This amount is based on the 2017 COBRA premium rate multiplied by 24 months.

Board Arrangements and Employment

Pursuant to the Merger Agreement, Louis M. Altman will be elected as a director of UCFC and a director of Home Savings effective as of the effective time of the Merger.

Mr. Altman, age 48, has been a director of Ohio Legacy since February 2010 and is the Chairman of the Compensation Committee, the Corporate Governance and Nominating Committee and the Executive Committee and a member of the Audit Committee of Premier Bank. He is currently a co-managing partner of the A. Altman Company, a full service real estate development firm for commercial, residential, office, medical and hotel properties. He has been a partner of A. Altman Company since 1991 and a co-managing partner since 1999, where he is directly involved in all aspects of the business, including acquisitions, site selection, development, financing, leasing, management and property disposition. From 2002 to 2007, Mr. Altman served as a Regional

Director for the Western Reserve Region of Sky Bank. From 2006 to 2007, Mr. Altman served as a director of Sky Bank. Mr. Altman provides the board with a strong background in managing, developing and financing commercial real estate ventures as well as experience in having served as a director of a financial institution. Mr. Altman is also a director of Premier Bank.

Mr. Altman also has an ownership interest in a company that owns two buildings leased by Ohio Legacy.    While the Ohio Legacy board of directors has determined that (i) none of such relationships between Ohio Legacy or Premier Bank and Mr. Altman interferes with the exercise of Mr. Altman’s independent judgment in carrying out his responsibilities as an Ohio Legacy director, and (ii) Mr. Altman is “independent” under Rule 5605(a)(2) of the listing standards of NASDAQ, the UCFC board of directors has not yet made a determination regarding Mr. Altman’s board independence under the listing standards of the NASDAQ.

At the Effective Time, Rick L. Hull will be offered employment as the Executive Vice President and President of the Akron/Canton Region of Home Savings, and Denise M. Penz will be offered employment as Senior Vice President and Head of Wealth Management of Home Savings. Each of Mr. Hull and Ms. Penz has signed an employment offer letter and a severance and change in control agreement with UCFC and Home Savings that will become effective upon the closing of the Merger. Mr. Hull and Ms. Penz will receive base compensation for their services in an amount comparable to the compensation they currently receive from Premier Bank, and will also have the opportunity to receive contingent incentive compensation based on a percentage of their base salary. Mr. Hull will also receive a retention bonus if (i) he remains employed with UCFC and Home Savings until the third anniversary of the closing of the Merger, or (ii) he is terminated without cause or resigns for good reason prior to such date.

Severance

Certain executive officers of Ohio Legacy have employment or change in control agreements with Ohio Legacy and Premier Bank. Mr. Hull, the President and Chief Executive Officer of Ohio Legacy and Premier Bank, and Ms. Penz, the Executive Vice President, Chief Operating Officer and Wealth Division Manager of Premier Bank, have employment agreements. Each of the employment agreements provides that if the employee’s employment is terminated, other than for just cause, or the employee terminates his or her employment for “good reason,” as defined in the agreement, within six months before or one year after a change in control, the employee is entitled to a lump sum cash payment, in the amount of $769,500 for Mr. Hull and $540,000 for Ms. Penz. Each employee would have the right to terminate his or her employment under the “good reason” definition in the employment agreement. Nonetheless, Mr. Hull and Ms. Penz are expected to remain in the employ of the surviving financial institution after the Merger and to execute agreements with Home Savings prior to the closing of the Merger pursuant to which their change in control agreements will be terminated and they will receive lump sum cash payments in the amounts of $769,500 and $540,000, respectively.

Jane Marsh, Senior Vice President and Chief Financial Officer of Premier Bank, has a change in control agreement with Premier Bank. Under the change in control agreement, if Ms. Marsh’s employment is terminated, other than for just cause, within two years after a change in control, or Ms. Marsh terminates her employment for good reason, as defined in the agreement, Ms. Marsh is entitled to a lump sum cash payment of $332,000 and continued coverage under medical, dental and vision plans for two years following her termination of employment, at Ms. Marsh’s expense, as if she had continued as an employee. Ms. Marsh is not expected to continue in the employ of the surviving institution after the closing of the Merger and will be entitled to payment under her change in control agreement.

Mr. Hull, Ms. Penz and Ms. Marsh will not be entitled to severance generally available to terminated Ohio Legacy employees under the Merger Agreement.

Options and Restricted Stock Units

Under the terms of the Merger Agreement, any holder of an unexercised Ohio Legacy stock option, whether vested or unvested, will receive cash in the amount by which $18.00 per share exceeds the exercise price for each

Ohio Legacy share subject to such option. If the exercise price is higher than $18.00, the stock option will be cancelled without payment.

Each restricted stock unit award of an Ohio Legacy common share subject to vesting will become fully vested and will be converted into the right to receive the merger consideration based on the election provisions of the Merger Agreement in the same manner as all outstanding Ohio Legacy common shares, less deduction and withholding amounts required by applicable tax laws.

The following table sets forth the number of shares subject to vested and unvested options with an exercise price below $18.00 and the number of restricted stock units held by each person who has been either a director or an executive officers of Ohio Legacy since January 1, 2015, and the total payment to be received by each such person upon the closing of the merger, assuming that none of the options is exercised prior to the closing.

Name	Shares Subject to Vested Options	Shares Subject to Unvested Options	Restricted Stock Units	Total Cash Settlement or Merger Consideration(1)
Rick L. Hull	3,400	13,600	4,532	$227,776
Denise M. Penz	2,460	9,840	3,280	164,820
Jane Marsh	980	3,920	1,307	65,666

(1)	These amounts value the restricted stock units at $18.00 per share.

Indemnification and Insurance

Pursuant to the Merger Agreement, from and after the effective time of the Merger, UCFC will indemnify each person who served as a director, officer or employee of Ohio Legacy, to the fullest extent permitted by law, from and against costs, expenses (including attorneys’ fees), judgments, fines, losses, damages or liabilities in connection with any threatened or actual action, suit, proceeding or investigation arising from or pertaining to the fact that such person was a director, officer or employee of Ohio Legacy or one of its subsidiaries. In addition, UCFC has agreed to maintain, for a period of six years following the closing of the Merger, directors’ and officers’ liability insurance for claims against present and former directors and officers of Ohio Legacy and Premier Bank.

Ownership Interests in Excel

In addition to the direct interests the directors and executive officers of Ohio Legacy have in Ohio Legacy, certain directors and executive officers have ownership interests in Excel, which owns approximately 76% of the outstanding Ohio Legacy common shares. See “Security Ownership of Certain Beneficial Owners and Management – Ownership of Excel” for information about their ownership interests in Excel.

DESCRIPTION OF OHIO LEGACY’S BUSINESS

Ohio Legacy is a bank holding company incorporated in July 1999 under the laws of the State of Ohio. Ohio Legacy has one wholly-owned subsidiary, Premier Bank, an Ohio commercial bank.

Premier Bank provides retail and commercial banking services to its customers located primarily in Stark, Summit and Belmont Counties in Ohio. Ohio Legacy’s principal executive offices are located at 600 South Main Street, North Canton, Ohio. Premier Bank also operates branch offices in the North Canton market on Whipple Avenue near Belden Village, in Belmont County, Ohio and in Fairlawn, Ohio.

Premier Bank’s product offerings include demand, savings, and time deposit accounts, cash management and electronic funds transfer services, safe deposit box facilities, courier services, online internet banking with bill pay service, commercial loans, real estate mortgage loans, installment and personal loans and night depository facilities for customers. Premier Bank also offers trust, private banking, wealth management and investment brokerage services.

As of September 30, 2016, Ohio Legacy had total assets, deposits and shareholders’ equity of $346 million, $271 million and $30 million, respectively. Ohio Legacy had $205 million of assets under management in its wealth management area and additional assets under advisement held in client brokerage accounts as of September 30, 2016.

Ohio Legacy’s common shares are quoted under the symbol “OLCB” on the OTCPink Marketplace at OTCmarkets.com. Ohio Legacy’s preferred shares are not quoted or listed on any market.

MARKET PRICE INFORMATION

UCFC’s common shares trade on the NASDAQ Global Select Market under the symbol “UCFC.” Ohio Legacy’s common shares are quoted on the OCTPink Marketplace under the symbol “OLBC.” See page 26 “MARKET FOR OHIO LEGACY’S COMMON SHARES” for information concerning Ohio Legacy’s common shares. On September 7, 2016, the last trading day before the Merger was announced, the closing price of UCFC common shares was $6.56 and the closing price of Ohio Legacy was $12.50. The closing price of UCFC was $9.24 and Ohio Legacy was $21.25*, on the more recent date of December 15, 2016. The following table presents the implied value of Ohio Legacy common shares based on those prices for UCFC common shares and the 2.736 fixed exchange ratio. No assurance can be given of what the market price of UCFC’s common shares will be if and when the Merger is completed.

	Closing price of UCFC common shares on NASDAQ	Closing price of Ohio Legacy common shares on OTC Pink Marketplace		Implied value per Ohio Legacy common shares at the 2.736 fixed exchange ratio
September 7, 2016	$6.56	$12.50		$17.95
December 15, 2016	$9.24	$21.25	*	$25.28

*	For Ohio Legacy December 14, 2016 closing price.

MARKET FOR OHIO LEGACY’S COMMON SHARES

Ohio Legacy’s common shares are publicly traded on the over-the-counter market under the symbol “OLCB.” As of November 22, 2016, there were 1,974,668 common shares issued and outstanding, and there were approximately 192 holders of record. The following table summarizes the highest and lowest sales prices for Ohio Legacy’s common shares for each quarter of 2016, 2015, and 2014, as reported on OTCMarkets.com:

2016	HIGH	LOW
First Quarter	$10.65	$10.25
Second Quarter	13.43	10.30
Third Quarter	18.49	10.50
Fourth Quarter (through December 15, 2016)	$22.00	$18.24

2015	HIGH	LOW
First Quarter	$10.04	$9.30
Second Quarter	10.28	9.60
Third Quarter	10.39	10.00
Fourth Quarter	10.26	10.01

2014	HIGH	LOW
First Quarter	$9.00	$7.52
Second Quarter	11.91	7.89
Third Quarter	11.04	9.00
Fourth Quarter	10.03	9.20

OTC Markets reported that 914 Ohio Legacy common shares were sold on December 14, 2016, the most recent practicable date on which a trade was reported, and the closing price was $21.25 per share.

No public trading market exists for Ohio Legacy’s preferred shares. As of November 22, 2016, there were 3,000 preferred shares issued and outstanding, and there were approximately 46 holders of record.

DIVIDENDS

No cash dividends were declared or paid by Ohio Legacy on any common shares during 2014, 2015 or thus far in 2016. Ohio Legacy has paid aggregate dividends of $111.17 per share on its preferred shares since their issuance in November 2014. The payment of dividends by Premier Bank to Ohio Legacy and by Ohio Legacy to its shareholders is subject to restrictions by regulatory agencies. These restrictions generally limit dividends to the sum of the current year and prior two years retained earnings. In addition, dividends may not reduce capital levels below minimum regulatory requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Executive Officers and Directors

The following table sets forth, as of November 22, 2016, information regarding the beneficial ownership of Ohio Legacy’s voting shares by each current director, each named executive officer, and all directors and executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to the number of Ohio Legacy shares shown. Each Series A Preferred Share is entitled to one vote per share, voting together with the common shares.

Name	Common Shares Beneficially Owned		Percent of Common Shares	Preferred Shares Beneficially Owned		Percent of Preferred Shares	Percent of Common and Preferred Shares
Louis M. Altman	—		—	50		1.7%	*
Bruce A. Cassidy, Sr.	—		—	550		18.3%	*
Rick L. Hull	54,534	(1)	2.7%	25	(2)	0.8%	2.7%
Brian C. Layman	—		—	50		1.7%	*
Denise M. Penz	53,280	(3)	2.6%	25	(4)	0.8%	2.6%
Mark A. Terpylak	—		—	70		2.3%	*
Frank P. Wenthur	—		—	25		0.8%	*
David B. Wurster	—		—	25		0.8%	*
Jane R. Marsh	6,307	(5)	0.3%	25	(6)	0.8%	*
All directors and executive officers as a group (9 persons)	114,121		5.5%	845		28.2%	5.5%

*	Less than 1%
(1)	The number includes 53,400 shares that may be acquired upon the exercise of options within the next 60 days.
(2)	Mr. Hull has investment power but not voting power with respect to five of such shares.
(3)	The number includes 52,460 shares that may be acquired upon the exercise of options within the next 60 days.
(4)	Ms. Penz has investment power but not voting power with respect to 13 of such shares.
(5)	The number includes 5,980 shares that may be acquired upon the exercise of options within the next 60 days.
(6)	Ms. Marsh has investment power but not voting power with respect to such shares.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of November 22, 2016, information regarding the beneficial ownership of each person known by Ohio Legacy to be the beneficial owner of more than 5% of any class of Ohio Legacy’s outstanding voting shares.

Name and Address	Common Shares Beneficially Owned	Percent of Common Shares	Preferred Shares Beneficially Owned	Percent of Preferred Shares	Percent of Common and Preferred Shares
Excel Bancorp, LLC (1)	1,500,000	75.96%	—	—	75.85%
107 Plaza Drive, Suite J St. Clairsville, OH 43950

Bruce A. Cassidy, Sr.	—	—	550	18.3%	*
Eagle Investments Group LLC 107 Plaza Drive, Suite J Saint Clairsville, OH 43950

John M. Dillon (2)	—	—	200	6.7%	*
P.O. Box 20145 Canton, OH 44701

Shale Community Banfund LP (2)	—	—	300	10.0%	*
1910 Cochran Road Manor Oak One, Suite 630 Pittsburgh, PA 15220

Joseph R. Subrick (2)	—	—	230	7.7%	*
Iris E. Subrick 507 Bell Hill Road New Cumberland, WV 26047

*	Less than 1%
(1)	Excel Bancorp, LLC has sole voting power and sole investment power with respect to all of such common shares. Five of Ohio Legacy’s directors – Messrs. Cassidy, Altman, Layman, Wenthur and Wurster – serve on the board of managers of Excel. Eight of Ohio Legacy’s directors and executive officers – Messrs. Cassidy, Altman, Hull, Layman, Terpylak, Wenthur and Wurster and Ms. Penz – own or control, directly or indirectly, outstanding membership interests in Excel. Collectively, those membership interests in Excel owned by Ohio Legacy’s directors and executive officers, directly or indirectly, represent 914,000 units, or 60.93%, of the 1,500,000 outstanding units of Excel. Excel does not own any Ohio Legacy preferred shares.
(2)	Based on Ohio Legacy’s stock ownership ledger.

Ownership of Excel Units

Excel is a limited liability company whose owners hold a total of 1,500,000 units. The following table sets forth the ownership of Excel units by directors and executive officers of Ohio Legacy.

Name	Units Owned	Percent of Units
Louis M. Altman	110,000	7.34%
Bruce A. Cassidy, Sr.	480,000	32.00%
Rick L. Hull	10,000	*
Brian C. Layman	5,000	*
Denise M. Penz	4,000	*
Mark A. Terpylak	55,000	3.67%
Frank P. Wenthur	150,000	10.00%
David B. Wurster	100,000	6.67%
Jane R. Marsh	—	—
All directors and executive officers as a group (9 persons)	914,000	60.93%

*	Less than 1%

DESCRIPTION OF OHIO LEGACY’S SECURITIES

The following is a summary of some of the terms of the authorized shares of Ohio Legacy. This summary contains a description of some of the material terms of the Ohio Legacy shares, but is not a complete statement of the terms.

Authorized Shares

The articles of incorporation of Ohio Legacy authorize Ohio Legacy to issue up to 22,500,000 common shares, without par value, and 500,000 serial preferred shares, also without par value (the “serial preferred shares”).

Serial preferred shares may be issued by the board of directors from time to time in one or more series without shareholder approval. Ohio Legacy’s board of directors may establish, among other things, the dividend rates and preferences, cumulative rights, redemption rights or prices, sinking fund provisions, and conversion rights of any series of serial preferred shares. The board of directors does not have the authority to fix or alter voting rights of the serial preferred shares. Regardless of series, the holders of serial preferred shares are entitled to one vote for each share upon all matters presented to the shareholders, and except as otherwise required by law, the holders of serial preferred shares and the holder of common shares vote together as one class on all matters.

There is currently authorized one series of serial preferred shares – the Series A Preferred Shares. There currently are 3,000 Series A Preferred Shares issued and outstanding. No other series of preferred shares is currently authorized. The future issuance of serial preferred shares, depending on the number of shares issued and any conversion rights established for those shares by the board of directors, may adversely affect the voting power of the holders of common shares or the other serial preferred shares, including existing preferred shares.

Under Ohio law, regardless of limitations or restrictions in Ohio Legacy’s articles on the voting rights of the shares of any class, the holders of shares of a particular class, and in the cases specified in (6), (7), and (8) below the holders of shares of every class, are entitled to vote as a class on the adoption of an amendment to Ohio Legacy’s articles that does any of the following:

(1)	increases or decreases the par value of the issued shares of the particular class, except in the case of certain amendments to the articles adopted by the directors in connection with a stock dividend or stock split;

(2)	changes issued shares of the particular class, whether with or without par value, into a lesser number of shares of the same class or into the same or a different number of shares of any other class, with or without par value, previously or then authorized;

(3)	changes the express terms, or adds express terms, of the shares of the particular class in any manner substantially prejudicial to the holders of the shares;

(4)	changes the express terms of issued shares of any class senior to the particular class in any manner substantially prejudicial to the holders of shares of the particular class;

(5)	authorizes shares of another class that are convertible into, or authorizes the conversion of shares of another class into, shares of the particular class;

(6)	provides, in the case of an amendment described in (1) or (2) above, that the stated capital of the corporation shall be reduced or eliminated as a result of the amendment, or provides, in the case of an amendment described in division (5) above, that the stated capital of the corporation shall be reduced or eliminated upon the exercise of such conversion rights;

(7)	changes substantially the purposes of the corporation, or provides that a subsequent amendment to the articles may be adopted that changes substantially the purposes of the corporation; or

(8)	changes a corporation into a nonprofit corporation.

Common Shares

Nonassessability. All of the outstanding Ohio Legacy common shares are validly issued, fully paid and nonassessable.

Voting. Common shareholders are entitled to one vote per share on all matters submitted to a vote of shareholders, and do not have the right to vote cumulatively in the election of directors.

Dividends and Other Distributions. Ohio Legacy’s board of directors has full discretion to determine the payment of dividends on common shares, subject to limitations imposed by Ohio law. Common shareholders have equal rights to receive dividends ratably, as and when declared by the board of directors out of funds legally available, subject to the dividend rights of existing preferred shares and serial preferred shares that may be issued in the future. In the event of any liquidation, dissolution or winding-up of Ohio Legacy, Ohio Legacy’s common shareholders have the right to receive any assets available for distribution, subject to the liquidation preference of existing preferred shares or serial preferred shares that may be issued in the future.

No Preemptive Rights. Ohio Legacy’s common shareholders do not have preemptive or preferential rights to purchase or subscribe to any common shares or other securities.

Special Vote for Control Share Acquisitions. Under Ohio law, unless a corporation’s articles of incorporation or regulations provide otherwise, any “control share acquisition” of an “issuing public corporation” can be made only with the prior authorization of the corporation’s shareholders in accordance with the Ohio control share acquisition statute. As an alternative, an Ohio corporation may include in its articles of incorporation or regulations restrictions on transfer of its shares in connection with a “control share acquisition,” including procedures for obtaining the consent of shareholders and for the screening by directors of proposals for such acquisitions. Ohio Legacy’s articles provide that the control share acquisition statute does not apply to Ohio Legacy. Specifically, Article Eighth sets forth a procedure for obtaining shareholder consent that is consistent with the control share acquisition statute, subject to the right of directors to screen out proposals that do not meet the standards set forth in Article Eighth. The right of the board to screen control share acquisitions is the principal difference between Article Eighth and the requirements of Ohio law which would otherwise be applicable to Ohio Legacy.

A “control share acquisition” is defined in Article Eighth as any acquisition, directly or indirectly, of Ohio Legacy shares which, when added to all other Ohio Legacy shares owned or controlled by the acquirer, would entitle the acquirer to exercise or direct the exercise of voting power in the election of directors within any of the following ranges of voting power:

•	one-fifth or more but less than one-third;

•	one-third or more but less than a majority; and

•	a majority or more.

Article Eighth requires that a person proposing to make a control share acquisition deliver a written notice to Ohio Legacy describing, among other things, the terms of the proposed acquisition and giving reasonable evidence that the proposed acquisition would not be contrary to law and that the person who gave the notice has the financial capacity to make such an acquisition. Ohio Legacy is required to call and hold, within 50 days after receipt of the notice, a special meeting of shareholders to vote on the proposed control share acquisition. However, the board of directors has no obligation to call this meeting if it determines that:

•	the notice was not given in good faith;

•	the proposed control share acquisition would not be in the best interests of Ohio Legacy and its shareholders; or

•	the proposed control share acquisition could not be completed for financial or legal reasons.

In addition, the board of directors may adjourn the special shareholder meeting if prior to the meeting, Ohio Legacy has received notice of another proposed control share acquisition, merger, consolidation or sale of assets of the corporation and decided that such proposal should be presented to shareholders instead – either at the adjourned meeting or a special meeting to be held at a later date.

Article Eighth provides that a determination by the board not to call the special shareholder meeting will not be deemed void or voidable merely because one or more directors who participates in making the determination might be deemed to be other than a “disinterested director,” if in any such case the material facts of the relationship giving rise to a basis for self-interest are known to the directors participating in the determination, and these directors, in good faith reasonably justified by the facts, make this determination by a majority of the “disinterested directors,” even though such “disinterested directors” constitute less than a quorum. For these purposes, a “disinterested director” means a director whose material contacts with Ohio Legacy are limited principally to activities as a director or a shareholder. However, a director would not be deemed to be other than a “disinterested director” merely because he would no longer be a director if the proposed control share acquisition were approved and consummated.

The notice to shareholders of the special meeting must include or be accompanied by both the potential acquiring person’s notice and a statement by the board of directors of its position or recommendation with respect to the proposed acquisition, or a statement that no position is being taken or recommendation being made.

Approval of a control share acquisition requires the affirmative vote of both (i) a majority of the voting power represented at the meeting, and (ii) a majority of that portion of such voting power excluding any “interested shares” – that is, those shares held by the acquiring person and Ohio Legacy’s officers and directors.

Article Eighth also provides that proxies given in connection with a control share acquisition, which are otherwise irrevocable if coupled with an interest, are revocable at any time prior to obtaining the requisite shareholder vote. If any proxy appointed in connection with the control share acquisition provides that it is irrevocable, such proxy is invalid.

Any amendment, modification or repeal of Article Eighth requires approval of at least 80% of Ohio Legacy’s outstanding voting stock. Each Ohio Legacy stock certificate has a legend stating that such shares are subject to the provisions of Article Eighth of Ohio Legacy’s articles. The issuance or transfer of shares in violation of Article Eighth will be null and void. In the event Ohio Legacy is not permitted to treat an issuance or transfer of shares in violation of Article Eighth as null and void, Article Eighth provides that such shares will be treated as treasury shares, not entitling the holder to exercise shareholder rights or receive dividends.

In the event of a control share acquisition that the board of directors does not approve, it would be possible for the board to authorize the issuance of a series of serial preferred shares with rights and preferences that could impede the completion of such a transaction. The flexibility of the board to take such action is increased by virtue of the denial of preemptive rights.

Other Provisions. Some other provisions of Ohio Legacy’s articles and regulations also may tend to discourage attempts to acquire control of Ohio Legacy. These include:

•	advance notice requirements for director nominations and shareholder proposals;

•	provisions which permit a special meeting to be called by shareholders only with the approval of the holders of 50% or more of the outstanding voting shares; and

•	provisions which provide for a classified board of directors.

Series A Preferred Shares

Nonassessability. All of the Series A Preferred Shares are validly issued, fully paid and nonassessable.

Voting. Holders of Series A Preferred Shares are entitled to one vote for each share upon all matters presented to the Ohio Legacy shareholders. Except as otherwise required by law, the holders of Series A Preferred Shares and the holders of common shares vote together as one class on all matters.

Dividends and other distributions. The Series A Preferred Shares have a liquidation preference of $1,000 per share, and they rank senior to Ohio Legacy’s common shares with respect to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the affairs of Ohio Legacy. Holders of the Series A Preferred Shares are entitled to receive, when, as and if declared by the board of directors and subject to any legal restrictions, non-cumulative cash dividends of 6% annually on the liquidation preference of $1,000 per share, to be paid quarterly in arrears. So long as any Series A Preferred Shares remain outstanding, unless full dividends on all outstanding Series A Preferred Shares for the current quarterly payment period have been paid, (1) no dividend may be paid on the common shares, and (2) no common shares may be purchased, redeemed or otherwise acquired for consideration by Ohio Legacy. A merger of Ohio Legacy is not considered a liquidation, dissolution or winding up of Ohio Legacy.

Redemption. The Series A Preferred Shares are not redeemable at any time.

Conversion rights. Each holder of Series A Preferred Shares generally has the right, at such holder’s option, exercisable at any time, to convert any or all of such holder’s Series A Preferred Shares into such whole number of common shares as is equal to the “Conversion Ratio” in effect on the date of conversion, plus cash in lieu of any fractional common share. The Conversion Ratio is the liquidation preference (which is currently $1,000) divided by $13.25, subject to adjustment to reflect any common share stock dividends or stock splits. The right of a holder to convert preferred shares to common shares is subject to a limitation that the conversion cannot result in any shareholder and the shareholder’s affiliates being deemed to own, control or have the power to vote 10% or more of any class of voting securities of Ohio Legacy, for purposes of regulations of the Federal Reserve Board.

Ohio Legacy also has the right, any time after the third anniversary of the issuance of the Series A Preferred Shares, to require the holders of all of the Series A Preferred Shares to convert such Series A Preferred Shares into common shares. Ohio Legacy may exercise that right only if the closing sale price of Ohio Legacy common shares equals or exceeds 115% of the adjusted conversion price over a specified trading period.

THE MERGER

The Proposed Merger

On September 8, 2016 UCFC, and Home Savings, an Ohio-chartered savings bank and a wholly-owned subsidiary of UCFC (“Home Savings”), entered into the Merger Agreement with Ohio Legacy, and Premier Bank, an Ohio-chartered bank and a wholly-owned subsidiary of Ohio Legacy. Upon the terms of the Merger Agreement and subject to the conditions therein, at the effective time of the merger, Ohio Legacy will merge with and into UCFC with UCFC being the surviving corporation and, pursuant to a separate merger agreement by and between the bank subsidiaries, followed immediately thereafter, Home Savings will merge with and into Premier Bank (the “Bank Merger”). The Merger Agreement was unanimously approved and adopted by the Board of Directors of both UCFC and Ohio Legacy. After the Merger and the Bank Merger, Premier Bank (which will change its name to Home Savings Bank) will be the sole banking subsidiary of UCFC.

Ohio Legacy’s Background of the Merger

Over the past two years, the board of directors of Ohio Legacy had been concerned about Ohio Legacy’s level of profitability and the company’s ability to generate sufficient retained earnings to finance its capital needs for the future. The need for additional capital in upcoming years was discussed at nearly every board meeting.

Those discussions centered on the continuing increase in lending and the increased capital, as well as liquidity, required to fund that lending. All such lending was being done in a record low rate environment, with no real likelihood that significant rate increases would be coming any time soon. Utilization of Ohio Legacy’s existing line of credit to push capital down to the bank is projected to be sufficient through 2017, but beyond that time horizon there would be the need to increase capital meaningfully if Ohio Legacy were to remain independent. Discussions regarding shareholder dilution from a capital raise and the possible issuance of additional shares invariably ended in the conclusion that there was no real desire to dilute the shareholders further, and that if a situation arose whereby Ohio Legacy’s shareholders could be in a better position, it should be considered.

In late 2015, Ohio Legacy’s management was contacted by Company A about a possible merger. Ohio Legacy’s CEO and COO met with executive management of Company A, and the companies executed a confidentiality agreement. The companies exchanged information, and Company A submitted a proposal. The form of consideration would have been mostly common stock of Company A. Because the market price of the Company A’s stock at the time resulted in a very high multiple of its tangible book value and a possible stock price decline based on the high valuation was deemed significant, Ohio Legacy’s board rejected Company A’s proposal.

Near the end of January 2016, The Huntington National Bank announced its acquisition of FirstMerit Bank NA. Given FirstMerit’s extensive presence in Premier Bank’s markets, management saw the possibility of market disruption created by that merger and the likelihood that other banks might desire to enter the market. As a result, management believed that there was a unique opportunity to position an acquisition of Premier Bank as a viable entrée to the market for an out-of-market bank.

In February 2016, Ohio Legacy’s CEO and COO met with the President and CEO of UCFC and discussed business in the Canton market in light of the Huntington/FirstMerit announcement, UCFC’s interest in reentering the asset management business, and its interest in acquiring Ohio Legacy. Ohio Legacy knew of UCFC and its interest in the market because in early January 2014, UCFC and Ohio Legacy had entered into a letter of intent and negotiated a possible transaction, but such negotiations terminated later that same month. In the February 2016 meeting, UCFC’s President and CEO outlined a potential price range to Ohio Legacy’s President and CEO of between $15.50 and $16.50 per outstanding share. Thereafter, Ohio Legacy and UCFC executed a confidentiality agreement, and the two companies exchanged financial information. UCFC submitted a proposal, but Ohio Legacy’s board determined that the purchase price offered was insufficient and rejected the proposal.

In March 2016, Ohio Legacy engaged Sandler O’Neill to assist in exploring other strategic opportunities for Ohio Legacy.

In April 2016, UCFC engaged Raymond James to assist it in negotiating a possible merger with Ohio Legacy. Principals of both entities and their investment bankers subsequently met to discuss a possible transaction. In late April 2016, UCFC and Ohio Legacy entered into a 60 day exclusivity agreement and UCFC submitted another proposal to acquire Ohio Legacy, which included a price range of $15.50 to $16.50 per share but was subject to the results of further due diligence. After review and discussion among Ohio Legacy’s board executive committee, Ohio Legacy’s CEO and COO and Sandler O’Neill, UCFC’s offer was rejected because the top of the submitted price range did not meet the board’s minimum expectation.

After expiration of the exclusivity period with UCFC in late June 2016, Ohio Legacy was contacted by Company B. Ohio Legacy’s CEO and COO met with the CEO of Company B and had a general discussion of the market and of Company B’s corporate structure and philosophy, during which Company B expressed an interest in entering the Akron/Canton market. Because Company A, Company B and UCFC had each made an unsolicited expression of interest to Ohio Legacy about a possible transaction, the board viewed these companies as the most interested parties and most likely strategic partners. The board subsequently decided that the most efficient and confidential manner in which to find an interested acquirer would be for Sandler O’Neill to approach these three institutions to gauge their interest in a transaction that would provide the best result for Ohio Legacy, its shareholders, its employees and its communities.

At the request of Ohio Legacy’s board, in July 2016, Sandler O’Neill reached out to UCFC, Company A and Company B to determine their respective levels of interest. Each of the three companies was very familiar to Ohio Legacy’s executive management, and each had qualities that could benefit Ohio Legacy and its shareholders. Each company conducted limited scope due diligence, held discussions with Ohio Legacy executives about the market, their structure and what the resulting combined institution might look like, and submitted a non-binding proposal.

Sandler O’Neill prepared a detailed summary of the three proposals and met on August 1, 2016 with Ohio Legacy’s CEO, COO, and the board to determine whether Ohio Legacy wanted to move forward, and if so, with which institution. All proposals contemplated a merger of Ohio Legacy into the acquirer, and a mix of cash and stock as the merger consideration. They all also contemplated the formation of a banking region based on Premier Bank’s market area, and that Premier Bank’s existing management would continue to run the regional operations for the acquirer. All proposals further were subject to customary conditions, such as regulatory and shareholder approvals of the proposed merger.

Ohio Legacy’s board did not advise any of the potential buyers of the material terms of the other indications of interest. No company was given an opportunity to revise its proposal, as they were told that their indications of interest must express their best and final offer.

Company B’s proposal was the lowest of the three, and offered a 50/50 mix of cash and stock, with an implied per share price of $15.50. It was also the least detailed of the proposals. Company B proposed to continue to operate under the name “Premier Bank & Trust” in Ohio Legacy’s markets following the acquisition, and further proposed the formation of a community advisory board for Ohio Legacy’s market. Company B further stated it would honor all existing change in control agreements with Ohio Legacy’s management.

Company A’s offer was more detailed than that of Company B. Company A offered a mix of 25% cash and 75% stock, with an implied per share price of $19.00, and a fixed exchange ratio for the stock consideration. Company A also proposed that Premier Bank’s existing executives would be retained to manage Company A’s regional banking operations following the closing, and Company A stated it would honor all existing change in control agreements. Company A proposed to form a regional advisory board, and stated it would consider adding a director of Ohio Legacy to its board of directors, but did not commit to doing

so. Company A expressed its intent to retain employees, and to provide severance to those who were displaced, although the amount of severance was not specified.

UCFC’s offer was the most detailed of the three, and provided for a 50/50 mix of cash and UCFC stock, based on an implied per share price of $18.125 per Ohio Legacy share, and provided for a fixed exchange ratio. UCFC offered one director position on the boards of UCFC and Home Savings following the closing, and indicated it would retain Premier Bank’s existing management to run the market area operations going forward. UCFC also proposed to honor all existing change in control agreements, retain as many current Premier Bank employees as possible, and pay severance to those who were terminated in an amount of two weeks per year of service (up to a maximum of 26 weeks). UCFC also agreed to work with the Home Savings Charitable Foundation to make contributions over the next five years totaling $500,000 to community organizations and charities in Ohio Legacy’s market area. UCFC further agreed to indemnify the directors and officers of Ohio Legacy for six years following the closing. Lastly, UCFC requested voting agreements from Ohio Legacy insiders, and it asked for a customary termination fee of 4% of the deal value.

Ohio Legacy’s board considered that, because each offer involved a cash and stock mix, the implied market value of the consideration could fluctuate between deciding to move ahead with a select company, the signing of the merger agreement and ultimately the closing of the transaction due to changes in the market price of the buyer’s stock. Thus, anticipated changes in the price of each bidder’s stock between signing and closing, as well as historical volatility and expectations of performance after the closing, were important considerations for the directors in determining which of the three proposals represented the best transaction.

Company B’s offer, while discussed and considered, was rejected first because the offered consideration was significantly lower than the prices offered by UCFC and Company A. Further, the lack of detail contained in the offer evidenced no other material terms that could overcome such a shortcoming in price.

The board then discussed each of UCFC’s and Company A’s offers in further detail. The most significant distinctions between the two were the price difference and the proposed cash and stock mix. Although the price offered by Company A was slightly higher than UCFC’s offer, UCFC’s offer was more firm in that it consisted of 50% cash. Company A’s offer, while having a higher initial implied value, was based on Company A’s stock price at that time, and consisted of 75% stock and only 25% cash. The higher percentage of stock, and the relative high price to tangible book value, in Company A’s offer made it more volatile and subject to change, which remained a concern of Ohio Legacy’s board, and was the primary reason it rejected Company A’s initial offer in 2015.

UCFC’s offer was viewed by Ohio Legacy’s board as more stable and less subject to fluctuation, particularly since a larger portion of the consideration was cash, and the board perceived UCFC’s stock price to be less volatile than that of Company A due to its relative low price to tangible book value. The larger cash portion in UCFC’s proposal also provided Ohio Legacy’s shareholders with a greater flexibility to choose to be cashed out completely. Ohio Legacy’s board also believed that UCFC’s common stock was a favorable form of transaction currency and was more likely to increase in value to a greater extent than the stock of the other two potential buyers based on a comparison of the financial performance of the three companies, their stock prices at that time and analyst expectations of the future prices of their stock.

The directors further considered certain other advantages to UCFC’s proposal over the other two. These included the proximity of Ohio Legacy’s and UCFC’s markets, an expectation that UCFC would not close offices of Ohio Legacy in the near term after the closing and that it would retain more of Ohio Legacy’s existing employees. UCFC has also expressed its commitment to Ohio Legacy’s communities through its intended charitable donations.

Based upon its various considerations, the board decided that Ohio Legacy should further explore the opportunity with UCFC. On August 2, 2016, Ohio Legacy and UCFC entered into a letter of intent regarding the merger of the two companies. Following execution of the letter of intent, Tucker Ellis, counsel to UCFC, began preparation of the merger agreement. During this time, each of Ohio Legacy and UCFC then began to review extensive information about the other and members of each company’s management teams met over the course of several weeks to discuss due diligence items and plans for the combined company.

On August 18, 2016, Tucker Ellis circulated to Ohio Legacy, to its counsel, Vorys, Sater, Seymour and Pease LLP (“Vorys”) and to Sandler O’Neill an initial draft of the merger agreement. On August 23, Vorys sent to UCFC, Tucker Ellis and Raymond James a revised version of the merger agreement.

On August 26, Tucker Ellis returned a further revised version of the merger agreement to all parties. Over the course of the next several days, management of UCFC and Ohio Legacy discussed various deal terms, and UCFC continued its due diligence on Ohio Legacy. On August 30, 2016, Vorys sent a further revised draft to the working group.

Over the next week, the parties and their respective counsel continued to negotiate the terms of the merger agreement and addressed various open items, while UCFC and Tucker Ellis negotiated the terms of the voting agreements with Henderson, Covington, Messenger, Newman & Thomas Co., L.P.A., counsel for Excel and the individual directors. Throughout this time, Ohio Legacy’s management kept the directors apprised of the status of negotiations.

On September 8, 2016, Ohio Legacy’s board met to review the merger agreement with representatives of Vorys and representatives of Sandler O’Neill. All of Ohio Legacy’s directors and executive officers were present at that meeting.

The directors discussed the Merger Agreement in detail, including the financial terms, representations and warranties, covenants and limitations on Ohio Legacy’s operations prior to closing, the limitations on alternative acquisition proposals following signing the agreement, termination provisions and the termination fee. Sandler O’Neill then reviewed the financial aspects of the proposed merger and orally rendered to Ohio Legacy’s board an opinion, which was confirmed later that day by a written opinion dated September 8, 2016, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill as set forth in such opinion, the Merger consideration was fair, from a financial point of view, to the holders of Ohio Legacy common shares. See “THE MERGER – Opinion of Ohio Legacy’s Financial Advisor.”

After lengthy discussion and review of the agreement and numerous factors, which are set forth below under the heading “THE MERGER – Ohio Legacy’s Reasons for the Merger,” Ohio Legacy’s directors then unanimously determined that the terms of the Merger Agreement, including the consideration to be paid to Ohio Legacy’s shareholders, were fair to, and the Merger was advisable and in the best interests of, Ohio Legacy and its shareholders. The Board unanimously adopted and approved the Merger Agreement, authorized Mr. Hull to execute and deliver it, and directed that the Merger Agreement be submitted for consideration and adoption and approval by Ohio Legacy’s shareholders at the special meeting.

The Merger Agreement was executed by the parties and the transaction was announced after the close of business on September 8, 2016.

Ohio Legacy’s Reasons for the Merger

Ohio Legacy’s board of directors determined that the Merger and the Merger consideration were in the best interests of Ohio Legacy and its shareholders and recommends that Ohio Legacy’s shareholders vote in favor of the approval and adoption of the Merger Agreement.

In its deliberations and in making its determination, Ohio Legacy’s board considered many factors, including, without limitation, the following:

•	the size of the resulting institution, which would permit more efficient competition in a highly competitive industry;

•	the potential ability of the combined company to increase shareholder value and to create opportunities for enhanced earnings and dividends;

•	the increased stock liquidity that would be created for Ohio Legacy’s shareholders who receive UCFC common shares in the Merger;

•	the current and prospective business and economic environment in which Ohio Legacy and UCFC operate, including local and regional economic conditions;

•	the continuing consolidation in the financial institutions industry;

•	increased regulatory burdens on financial institutions;

•	future uncertainties in the regulatory and economic climate;

•	the compatibility of Ohio Legacy’s and UCFC’s core philosophies and the similarities of the markets served by Ohio Legacy and UCFC;

•	the business, earnings, operations, financial condition, management prospects, capital levels and asset quality of Ohio Legacy and UCFC;

•	the form and amount of Merger consideration (which includes UCFC shares), and the ability of Ohio Legacy’s shareholders to participate in the future performance of the combined company;

•	the financial analysis prepared by Sandler O’Neill and the opinion of Sandler O’Neill that, as of September 8, 2016, the Merger consideration was fair, from a financial point of view, to the holders of Ohio Legacy’s common shares;

•	UCFC’s quarterly dividend;

•	the belief of Ohio Legacy’s board that UCFC is a high-quality financial services company with a compatible business culture and similar approach to customer service and increasing shareholder value;

•	the belief of Ohio Legacy’s board that UCFC shares Ohio Legacy’s commitment to supporting Ohio Legacy’s local communities and developing the local economies;

•	UCFC’s plan to retain many of Ohio Legacy’s employees, enabling Ohio Legacy’s customers to continue to interact with many of the same employees after the Merger;

•	the increased lending opportunities in the communities served by Ohio Legacy as a result of the combined banks’ increased lending limits;

•	the agreement to appoint a director of Ohio Legacy to the resulting entity’s board, which will help the integration of the combined company into the communities served by Ohio Legacy;

•	the economies of scale with respect to overhead and operating expenses of the combined company;

•	the effect of the Merger on Ohio Legacy’s employees, including the prospects for continued employment and the other benefits agreed to be provided by UCFC to Ohio Legacy’s employees;

•	the effect of the Merger on Ohio Legacy’s customers and the communities in which they conduct business; and

•	the benefits of entering into a transaction at this time.

The following negative factors were also considered:

•	the possibility that the Merger will not be consummated, resulting in negative effects on Ohio Legacy from costs incurred, the diversion of management and employee attention, employee attrition and the potential effect on business and customer relationships;

•	the lack of assurance that all conditions to closing will be satisfied, including the risks of failure to get regulatory or shareholder approval;

•	the loss of autonomy associated with being an independent financial institution;

•	possible hesitation of Ohio Legacy’s customers to engage with a larger financial institution;

•	the risks that potential benefits and synergies sought may not be realized or not realized within the expected time period and other risks associated with integration of the two companies;

•	the restrictions on the conduct of Ohio Legacy’s business prior to completion of the Merger, which could have a negative effect on Ohio Legacy’s condition and results of operations;

•	the possibility of litigation in connection with the Merger;

•	the lack of a fairness opinion with respect to the consideration being paid to the holders of Ohio Legacy’s preferred shares;

•	the lack of a fairness opinion as of the time of the closing of the Merger;

•	possible negative changes to the value of the stock Merger consideration that will occur prior to closing due to changes in UCFC’s stock price;

•	the fact that the market price of UCFC’s stock after the Merger may be affected by factors different from those that affect Ohio Legacy’s and UCFC’s stock currently; and

•	the reduced share ownership percentage and voting and management control that Ohio Legacy’s shareholders will have in the combined company.

The above discussion of the information and factors considered by Ohio Legacy’s board is not intended to be exhaustive but includes all material factors considered by the board in arriving at its determination to approve, and to recommend that Ohio Legacy’s shareholders vote to approve and adopt, the Merger Agreement. The Ohio Legacy board did not assign any relative or specific weights to the above factors, and individual directors may have given differing weights to each factor.

Recommendation of the Ohio Legacy Board of Directors

The board of directors of Ohio Legacy approved the Merger Agreement by a unanimous vote of the directors. The board believes that the Merger is in the best interests of Ohio Legacy and its shareholders, and, as a result, the directors unanimously recommend that Ohio Legacy’s shareholders vote “FOR” the approval and adoption of the Merger Agreement.

Opinion of Ohio Legacy’s Financial Advisor in Connection with the Merger

By letter dated March 28, 2016, Ohio Legacy retained Sandler O’Neill to act as financial advisor to Ohio Legacy’s board of directors in connection with Ohio Legacy’s consideration of a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to Ohio Legacy in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the Merger Agreement. At the September 8,

2016 meeting at which Ohio Legacy’s board of directors considered and discussed the terms of the Merger Agreement and the Merger, Sandler O’Neill delivered to Ohio Legacy’s board of directors its oral opinion, which was subsequently confirmed in writing on September 8, 2016, to the effect that, as of such date, the merger consideration provided for in the Merger Agreement was fair to the holders of Ohio Legacy common shares from a financial point of view. The full text of Sandler O’Neill’s opinion is included as Annex C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Ohio Legacy common shares are urged to read the entire opinion carefully in connection with their consideration of the proposed Merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to Ohio Legacy’s board of directors in connection with its consideration of the Merger and is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Ohio Legacy’s common shares. Sandler O’Neill’s opinion does not constitute a recommendation to any shareholder of Ohio Legacy as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. It does not address the underlying business decision of Ohio Legacy to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Ohio Legacy or the effect of any other transaction in which Ohio Legacy might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any of Ohio Legacy’s or UCFC’s officers, directors or employees, or class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder, including the merger consideration to be received by Ohio Legacy’s common shareholders. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with rendering its opinion, Sandler O’Neill reviewed, among other things:

•	a draft, dated September 6, 2016, of the Merger Agreement;

•	certain publicly available financial statements and other historical financial information of Ohio Legacy and Premier Bank that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of UCFC and Home Savings that Sandler O’Neill deemed relevant;

•	internal financial projections for Ohio Legacy for the years ending December 31, 2016 and December 31, 2017, as provided by and reviewed with Ohio Legacy’s President and Chief Executive Officer and Chief Operating Officer, as well as an estimated long-term balance sheet and net income growth rate for the years thereafter, as confirmed by Ohio Legacy’s President and Chief Executive Officer and Chief Operating Officer;

•	publicly available mean analyst earnings per share estimates for UCFC for the years ending December 31, 2016 through December 31, 2018 and internal financial projections for UCFC for the years thereafter, as provided by the senior management of UCFC;

•	the pro forma financial impact of the Merger on UCFC based on financial projections for Ohio Legacy for the years ending December 31, 2016 through December 31, 2020 as well as certain assumptions relating to transaction expenses, purchase accounting adjustments and a core deposit intangible asset and cost savings, as provided by the senior management of UCFC;

•	the publicly reported historical price and trading activity for Ohio Legacy and UCFC common shares, including a comparison of certain stock market information for Ohio Legacy and UCFC common shares and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial information for Ohio Legacy and UCFC with similar institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Ohio Legacy the business, financial condition, results of operations and prospects of Ohio Legacy and held similar discussions with certain members of senior management of UCFC regarding the business, financial condition, results of operations and prospects of UCFC.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Ohio Legacy or UCFC, or their respective representatives, or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill further relied on the assurances of members of the respective managements of Ohio Legacy and UCFC that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information, and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Ohio Legacy or UCFC or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Ohio Legacy or UCFC or any of their respective subsidiaries. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Ohio Legacy or UCFC or the combined entity after the Merger, and Sandler O’Neill did not review any individual credit files relating to Ohio Legacy or UCFC. Sandler O’Neill assumed, with Ohio Legacy’s consent, that the respective allowances for loan losses for both Ohio Legacy and UCFC were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections for Ohio Legacy for the years ending December 31, 2016 and December 31, 2017, as provided by and reviewed with Ohio Legacy’s President and Chief Executive Officer and Chief Operating Officer, as well as an estimated long-term balance sheet and net income growth rate for the years thereafter, as confirmed by Ohio Legacy’s President and Chief Executive Officer and Chief Operating Officer. In addition, in preparing its analyses, Sandler O’Neill used publicly available mean analyst earnings per share estimates for UCFC for the years ending December 31, 2016 through December 31, 2018 and internal financial projections for UCFC for the years thereafter, as provided by the senior management of UCFC. Sandler O’Neill also received and used in its pro forma analyses financial projections for Ohio Legacy for the years ending December 31, 2016 through December 31, 2020 as well as certain assumptions relating to transaction expenses, purchase accounting adjustments and a core deposit intangible asset and cost savings, as provided by the senior management of UCFC. With respect to those projections, estimates and judgments, members of the respective managements of Ohio Legacy and UCFC confirmed to Sandler O’Neill that such information reflected (or, in the case of publicly available mean analyst earnings per share estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements of the future financial performance of Ohio Legacy and UCFC, respectively, and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expressed no opinion as to such projections, estimates or judgments, or the assumptions on which they were based. Sandler O’Neill also assumed that there had been no material change in Ohio Legacy’s or UCFC’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that Ohio Legacy and UCFC would remain as going concerns for all periods relevant to its analyses.

Sandler O’Neill also assumed, with Ohio Legacy’s consent, that (i) each of the parties to the Merger Agreement would comply in all material respects with all material terms and conditions of the Merger Agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived; (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Ohio Legacy, UCFC or the Merger or any related transaction; (iii) the Merger and any related transaction would be consummated in accordance with the terms of the Merger Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements; and (iv) the Merger would qualify as a tax-free reorganization for federal income tax purposes. Finally, with Ohio Legacy’s consent, Sandler O’Neill relied upon the advice that Ohio Legacy has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date thereof. Events occurring after the date thereof could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill expressed no opinion as to the trading values of Ohio Legacy common shares or UCFC common shares at any time or what the value of UCFC common shares would be once they are actually received by the holders of Ohio Legacy common shares.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to Ohio Legacy’s board of directors, but is a summary of all material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Ohio Legacy or UCFC and no transaction is identical to the Merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Ohio Legacy and UCFC and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather, Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Ohio Legacy, UCFC and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Ohio Legacy’s board of directors at its September 8, 2016 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty, and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Ohio Legacy common shares or the prices at which Ohio Legacy common shares or UCFC common shares may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by Ohio Legacy’s board of directors in making its determination to approve the Merger Agreement, and the analyses described below should not be viewed as determinative of the decision of Ohio Legacy’s board of directors or management with respect to the fairness of the Merger.

Summary of Proposed Merger Consideration and Implied Transaction Metrics. Sandler O’Neill reviewed the financial terms of the proposed Merger. As described in the Merger Agreement, each common share of Ohio Legacy outstanding immediately prior to the effective time of the Merger shall be converted at the election of the holder thereof, in accordance with the procedures set forth in the Merger Agreement, into the right to receive, without interest, either (i) cash in the amount of $18.00 (the “Cash Consideration”) or (ii) 2.736 common shares of UCFC (the “Stock Consideration”). Each Ohio Legacy shareholder may elect to receive a combination of the Cash Consideration and Stock Consideration (the “Mixed Consideration”). The Merger Agreement provides, generally, that shareholder elections may be adjusted as necessary to result in an overall ratio of 50% of the Ohio Legacy common shares being converted into the right to receive the Cash Consideration and 50% of the Ohio Legacy common shares being converted into the right to receive the Stock Consideration. Using the closing price of UCFC common shares as of September 7, 2016, or $6.56, Sandler O’Neill calculated an aggregate implied transaction value of approximately $40.3 million, or an implied transaction price per share of approximately $17.97. Based upon financial information for Ohio Legacy as or for the last twelve months (“LTM”) ended June 30, 2016, Sandler O’Neill calculated the following implied transaction metrics:

Transaction Price / Tangible Book Value Per Share:	136%
Transaction Price / LTM Earnings Per Share:	31.5x
Core Deposit Premium¹:	8.0%
One Day Market Premium as of September 7, 2016²:	43.8%

1)	Tangible book premium to core deposits calculated as (deal value – tangible common equity) / (core deposits); Core Deposits defined as deposits, less time deposit accounts with balances over $100,000, foreign deposits and unclassified deposits.
2)	Based upon the closing price for a common share of Ohio Legacy on September 7, 2016.

Stock Trading History. Sandler O’Neill reviewed the historical share price performance of Ohio Legacy common shares and UCFC common shares for the three-year period ended September 7, 2016. Sandler O’Neill then compared the relationship between the share price performance of Ohio Legacy’s common shares and UCFC’s common shares, respectively, to movements in their respective peer groups (as described below) as well as certain share indices.

Ohio Legacy Three-Year Share Price Performance

	Beginning September 7, 2013	Ending September 7, 2016
Ohio Legacy	100%	170.1%
Ohio Legacy Peer Group	100%	143.0%
NASDAQ Bank Index	100%	131.6%
S&P 500 Index	100%	132.1%

UCFC Three-Year Share Price Performance

	Beginning September 7, 2013	Ending September 7, 2016
UCFC	100%	172.2%
UCFC Peer Group	100%	151.6%
NASDAQ Bank Index	100%	131.6%
S&P 500 Index	100%	132.1%

Comparable Company Analyses. Sandler O’Neill used publicly available information to compare selected financial information for Ohio Legacy with a group of financial institutions selected by Sandler O’Neill (the “Ohio Legacy Peer Group”). The Ohio Legacy Peer Group consisted of publicly-traded banks and thrifts with assets between $300 million and $400 million headquartered in the Midwest Region, excluding Dart Financial Corp. due to a lack of trading volume. The Ohio Legacy Peer Group consisted of the following companies:

First Bancorp of Indiana, Inc.	FFW Corporation
Commercial National Financial Corporation	BOSP Bancshares, Inc.
Perpetual Federal Savings Bank	First Federal of Northern Michigan Bancorp, Inc.
West Shore Bank Corporation	First Ottawa Bancshares, Inc.
Sturgis Bancorp, Inc.	County Bank Corp
Wolverine Bancorp, Inc.	Oxford Bank Corporation
Central Federal Corporation	Eastern Michigan Financial Corporation
FNBH Bancorp, Inc.	Jacksonville Bancorp, Inc.
Madison County Financial, Inc.	HCB Financial Corporation
HFB Financial Corporation	Royal Financial, Inc.
Commercial Bancshares, Inc.	Choice Bancorp, Inc.

The analysis compared financial information for Ohio Legacy provided by Ohio Legacy as of or for the twelve months ended June 30, 2016 (unless otherwise noted) with the corresponding publicly available data for the Ohio Legacy Peer Group as of or for the twelve months ended June 30, 2016 (unless otherwise noted), with pricing data as of September 7, 2016. The table below sets forth the data for Ohio Legacy and the high, low, median and mean data for the Ohio Legacy Peer Group.

Ohio Legacy Comparable Company Analysis

	Ohio Legacy	Ohio Legacy Peer Group Median	Ohio Legacy Peer Group Mean	Ohio Legacy Peer Group High	Ohio Legacy Peer Group Low
Total assets (in millions)	$320	$342	$347	$399	$303
Loans/Deposits¹	109.0%	86.4%	86.5%	129.2%	55.7%
Non-performing assets²/Total assets³	1.01%	1.42%	1.54%	4.17%	0.22%
Tangible common equity/Tangible assets	8.14%	10.16%	10.96%	18.15%	6.13%
LTM Return on average assets	0.41%	1.00%	1.06%	3.07%	0.39%
LTM Return on average equity	4.56%	8.36%	9.36%	20.47%	4.61%
LTM Net interest margin[4]	2.99%	3.53%	3.52%	4.40%	2.97%
LTM Efficiency ratio	77.9%	72.8%	70.7%	88.7%	31.1%
Price/Tangible book value[5]	95%	90%	97%	162%	64%
Price/LTM Earnings per share[5]	21.9x	11.6x	11.4x	17.2x	4.9x
Current Dividend Yield	0.0%	2.1%	1.9%	4.8%	0.0%
LTM Dividend ratio[6]	0.0%	23.9%	28.2%	81.4%	0.0%
Market value (in millions)	$25	$34	$36	$62	$20

1)	Financial data as of March 31, 2016 for the following companies: First Bancorp of Indiana, Inc., Commercial National Financial Corporation and Eastern Michigan Financial Corporation.
2)	Nonperforming assets defined as nonaccrual loans, real estate owned and repossessed assets.
3)	Financial data taken at the bank level as of June 30, 2016 for the following companies: First Bancorp of Indiana, Inc., Commercial National Financial Corporation, Sturgis Bancorp, Inc., Madison County Financial, Inc., Royal Financial, Inc. and Choice Bancorp, Inc.
4)	Financial data for the last twelve months ended March 31, 2016 for FNBH Bancorp, Inc.
5)	Financial data as of or for the last twelve months ended March 31, 2016 for the following companies: West Shore Bank Corporation, HFB Financial Corporation and Oxford Bank Corporation.
6)	Financial data for the last twelve months ended March 31, 2016 for HFB Financial Corporation.

Sandler O’Neill used publicly available information to perform a similar analysis for UCFC and a group of financial institutions as selected by Sandler O’Neill (the “UCFC Peer Group”). The UCFC Peer Group consisted of banks whose securities are traded on the NYSE or NASDAQ with total assets between $1.5 billion and $3.0 billion, headquartered in the Midwest Region, excluding announced merger targets. The UCFC Peer Group consisted of the following companies:

Mercantile Bank Corporation	Independent Bank Corporation
First Financial Corporation	First Defiance Financial Corp.
Horizon Bancorp	Nicolet Bankshares, Inc.
German American Bancorp, Inc.	Old Second Bancorp, Inc.
Stock Yards Bancorp, Inc.	First Mid-Illinois Bancshares, Inc.
QCR Holdings, Inc.	Farmers National Banc Corp.
Bank Mutual Corporation First Business Financial Services, Inc. Waterstone Financial, Inc. Farmers Capital Bank Corporation First Internet Bancorp	West Bancorporation, Inc. Macatawa Bank Corporation Equity Bancshares, Inc. Cass Information Systems, Inc. MutualFirst Financial, Inc.

The analysis compared financial information for UCFC provided by UCFC as of or for the twelve months ended June 30, 2016, with pricing data as of September 7, 2016. The table below sets forth the data for UCFC and the high, low, median and mean data for the UCFC Peer Group.

UCFC Comparable Company Analysis

	UCFC		UCFC Peer Group Median		UCFC Peer Group Mean		UCFC Peer Group High		UCFC Peer Group Low
Total assets (in millions)	$2,081		$2,140		$2,204		$3,000		$1,510
Loans/Deposits	97.2%		90.9%		89.8%		119.9%		65.2%
Non-performing assets¹/Total assets	2.09%		0.81%		1.05%		3.89%		0.02%
Tangible common equity/Tangible assets	12.15%		9.51%		10.11%		22.24%		7.57%
Leverage ratio	12.16%		10.47%		11.05%		22.63%		8.08%
Total risk-based capital ratio	19.28%		14.07%		15.33%		33.17%		11.44%
CRE/Total risk based capital LTM Return on average assets	128.9 0.86	% %	162.4 0.91	% %	192.6 1.00	% %	387.5 1.63	% %	32.6 0.62	% %
LTM Return on average equity	6.96%		9.19%		9.47%		14.75%		5.04%
LTM Net interest margin	3.17%		3.52%		3.44%		4.06%		2.46%
LTM Efficiency ratio	63.4%		63.3%		65.1%		76.8%		46.7%
Price/Tangible book value	121%		152%		165%		323%		104%
Price/LTM Earnings per share	18.2x		16.4x		16.9x		27.5x		11.7x
Price/Median Analyst 2016E Earnings per share²	15.6x		15.8x		15.7x		21.8x		10.8x
Price/Median Analyst 2017E Earnings per share²	14.6x		13.9x		14.5x		21.8x		8.8x
Current Dividend Yield	1.8%		1.9%		1.7%		3.4%		0.0%
LTM Dividend ratio	27.8%		30.7%		26.2%		60.3%		0.0%
Market value (in millions)	$305		$337		$362		$720		$137

1)	Nonperforming assets defined as nonaccrual loans, leases, real estate owned and repossessed assets.
2)	Based on median analyst earnings per share estimates as reported by FactSet.

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed a nationwide group of selected merger and acquisition transactions (the “Nationwide Precedent Transactions”). The Nationwide Precedent Transactions group consisted of transactions with announced deal values announced between January 1, 2015 and September 7, 2016 involving U.S. commercial banks and thrifts where the target had total assets between $300 million and $400 million. The Nationwide Precedent Transactions group was composed of the following transactions:

Buyer	Target
First Defiance Financial	Commercial Bancshares Inc.
United Community Bancorp Inc.	Illini Corp.
First Citizens BancShares Inc.	Cordia Bancorp Inc.
Sunshine Bancorp Inc.	FBC Bancorp Inc.
Stonegate Bank	Regent Bancorp Inc.
State Bank Finl Corp.	NBG Bancorp Inc.
DNB Financial Corp.	East River Bk.
Norwood Financial Corp.	Delaware Bancshares Inc.
Charter Financial Corp.	CBS Financial Corp.
CenterState Banks	Hometown of Homestead Bnkg Co.
Southern BancShares (NC)	Heritage Bankshares Inc.
Renasant Corp.	KeyWorth Bank
Alerus Financial Corp.	Beacon Bank
Lakeland Bancorp	Pascack Bancorp Inc.
Farmers & Merchants Bkshs Inc.	Bankshares of Fayetteville Inc.
Home Bancorp Inc.	Louisiana Bancorp Inc.

Buyer	Target
Southwest Bancorp Inc.	First Commercial Bcshs Inc.
Bank of the Ozarks Inc.	Bank of the Carolinas Corp.
Heritage Commerce Corp.	Focus Business Bank
First Financial Bankshares	FBC Bancshares Inc.
Wintrust Financial Corp.	Community Financial Shares Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits, and 1-day market premium. Sandler O’Neill compared the indicated transaction multiples for the Merger to the high, low, mean and median multiples of the Precedent Transactions group.

	Ohio Legacy/ UCFC	Nationwide Precedent Transactions Median	Nationwide Precedent Transactions Mean	Nationwide Precedent Transactions High	Nationwide Precedent Transactions Low
Transaction price/LTM earnings per share¹:	31.5x	17.4x	18.8x	42.1x	2.8x
Transaction price/Book value per share:	133%	137%	169%	448%	66%
Transaction price/Tangible book value per share:	136%	138%	159%	389%	116%
Core deposit premium²:	8.0%	5.9%	6.8%	15.0%	0.8%
1-Day market premium:	43.8%	26.4%	27.0%	64.1%	0.0%

1)	Financial data taken at the bank level for Regent Bancorp Inc. and multiple considered not meaningful for the First Citizens BancShares Inc. / Cordia Bancorp Inc. transaction due to being a negative value.
2)	Financial data taken at the bank level for Illini Corp.

Sandler O’Neill also reviewed a regional group of selected merger and acquisition transactions (the “Regional Precedent Transactions”). The Regional Precedent Transactions group consisted of transactions with announced deal values announced between January 1, 2015 and September 7, 2016 involving Midwest commercial banks and thrifts where the target had total assets between $250 million and $500 million. The Regional Precedent Transactions group was composed of the following transactions:

Buyer	Target
First Defiance Financial	Commercial Bancshares Inc.
Arbor Bancorp Inc.	Birmingham Bloomfield Bancshares.
Byline Bancorp Inc.	Ridgestone Financial Services Inc.
United Community Bancorp Inc.	Illini Corp.
RCB Holding Co.	Cornerstone Alliance Ltd.
County Bancorp Inc.	Fox River Valley Bancorp Inc.
Alerus Financial Corp.	Beacon Bank
First Merchants Corp.	Ameriana Bancorp
Bear State Financial Inc.	Metropolitan National Bank
Pvt Invr-William P. Butler	American Founders Bank Inc.
Wintrust Financial Corp.	Suburban Illinois Bancorp Inc.
Wintrust Financial Corp.	Community Financial Shares Inc.
Horizon Bancorp	Peoples Bancorp Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last twelve months earnings per share, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits, and 1-day market premium. Sandler O’Neill compared the indicated transaction multiples for the Merger to the high, low, mean and median multiples of the Precedent Transactions group.

	Ohio Legacy/ UCFC	Regional Precedent Transactions Median	Regional Precedent Transactions Mean	Regional Precedent Transactions High	Regional Precedent Transactions Low
Transaction price/LTM earnings per share¹:	31.5x	20.2x	23.1x	48.3x	7.9x
Transaction price/Book value per share²:	133%	146%	171%	448%	119%
Transaction price/Tangible book value per share²:	136%	143%	149%	200%	119%
Core deposit premium³:	8.0%	4.9%	6.5%	21.0%	1.2%
1-Day market premium:	43.8%	43.7%	41.8%	79.7%	11.9%

1)	Multiple considered not meaningful for the Bear State Financial Inc. / Metropolitan National Bank, Pvt Invr-William P. Butler / American Founders Bank Inc. and Wintrust Financial Corp. / Suburban Illinois Bancorp Inc. transactions due to being greater than 60x or a negative value.
2)	Multiple considered not meaningful for the Wintrust Financial Corp. / Suburban Illinois Bancorp Inc. transaction due to being greater than 500%.
3)	Financial data taken at the bank level for Illini Corp.

Net Present Value Analyses. Sandler O’Neill performed an analysis that estimated the net present value per share of Ohio Legacy’s common shares assuming Ohio Legacy performed in accordance with internal financial projections for the years ending December 31, 2016 and December 31, 2017 as well as an estimated earnings per share growth rate for the years thereafter, all as provided by and reviewed with the President and Chief Executive Officer and Chief Operating Officer of Ohio Legacy. To approximate the terminal value of Ohio Legacy common shares at December 31, 2019, Sandler O’Neill applied price to 2019 earnings multiples ranging from 10.0x to 20.0x and multiples of December 31, 2019 tangible book value ranging from 80% to 120%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0% which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Ohio Legacy common shares. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Ohio Legacy common shares of $7.54 to $17.08 when applying multiples of earnings and $8.33 to $14.16 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	10.0x	12.5x	15.0x	17.5x	20.0x
10.0%	$8.54	$10.67	$12.81	$14.94	$17.08
11.0%	8.27	10.34	12.41	14.48	16.55
12.0%	8.02	10.02	12.03	14.03	16.04
13.0% 14.0%	7.77 7.54	9.72 9.42	11.66 11.30	13.60 13.19	15.54 15.07

Tangible Book Value Multiples

Discount Rate	80%	90%	100%	110%	120%
10.0%	$9.44	$10.62	$11.80	$12.98	$14.16
11.0%	9.14	10.29	11.43	12.57	13.72
12.0%	8.86	9.97	11.08	12.19	13.29
13.0% 14.0%	8.59 8.33	9.66 9.37	10.74 10.41	11.81 11.45	12.89 12.49

Sandler O’Neill also considered and discussed with the Ohio Legacy board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Ohio Legacy’s net income varied from 25% above projections to 25% below projections. This analysis resulted in the following range of per share values for Ohio Legacy common shares, applying the price to 2019 earnings multiples range of 10.0x to 20.0x referred to above and a discount rate of 11.83%.

Earnings Per Share Multiples

Annual Budget Variance	10.0x	12.5x	15.0x	17.5x	20.0x
(25.0%)	$ 6.05	$ 7.56	$ 9.07	$10.58	$12.09
(15.0%)	6.85	8.56	10.28	11.99	13.70
(5.0%)	7.66	9.57	11.49	13.40	15.32
0.0%	8.06	10.08	12.09	14.11	16.12
5.0%	8.46	10.58	12.70	14.81	16.93
15.0%	9.27	11.59	13.90	16.22	18.54
25.0%	10.08	12.59	15.11	17.63	20.15

Sandler O’Neill also performed an analysis that estimated the net present value per share of UCFC’s common shares assuming that UCFC performed in accordance with mean analysts’ estimates for UCFC for the years ending December 31, 2016 through December 31, 2018 as well as estimated earnings per share and dividends per share for the years thereafter, all as provided by the senior management of UCFC. To approximate the terminal value of UCFC common shares at December 31, 2019, Sandler O’Neill applied price to 2019 earnings multiples ranging from 12.0x to 20.0x and multiples of December 31, 2019 tangible book value ranging from 120% to 200%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of UCFC common shares. As illustrated in the following tables, the analysis indicated an imputed range of values per share of UCFC common shares of $5.16 to $9.42 when applying earnings multiples and $5.65 to $10.34 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	12.0x	14.0x	16.0x	18.0x	20.0x
9.0%	$5.84	$6.73	$7.63	$8.52	$9.42
10.0%	5.66	6.53	7.39	8.26	9.13
11.0%	5.49	6.33	7.17	8.01	8.85
12.0%	5.32	6.14	6.95	7.77	8.58
13.0%	5.16	5.95	6.74	7.53	8.32

Tangible Book Value Multiples

Discount Rate	120%	140%	160%	180%	200%
9.0%	$6.39	$7.38	$8.36	$9.35	$10.34
10.0%	6.19	7.15	8.10	9.06	10.02
11.0%	6.01	6.93	7.86	8.78	9.71
12.0%	5.82	6.72	7.62	8.52	9.41
13.0%	5.65	6.52	7.39	8.26	9.13

Sandler O’Neill also considered and discussed with the Ohio Legacy board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming UCFC’s net income varied from 25% above estimates to 25% below estimates. This analysis resulted in the following range of per share values for UCFC common shares, applying the price to 2019 earnings multiples range of 12.0x to 20.0x referred to above and a discount rate of 11.83%.

Earnings Per Share Multiples

Annual Budget Variance	12.0x	14.0x	16.0x	18.0x	20.0x
(25.0%)	$4.12	$4.74	$5.35	$5.96	$ 6.58
(15.0%)	4.61	5.31	6.00	6.70	7.40
(5.0%)	5.10	5.88	6.66	7.44	8.22
0.0%	5.35	6.17	6.99	7.81	8.63
5.0%	5.60	6.46	7.31	8.17	9.03
15.0%	6.09	7.03	7.97	8.91	9.85
25.0%	6.58	7.60	8.63	9.65	10.67

In connection with its analyses, Sandler O’Neill considered and discussed with the Ohio Legacy board of directors how the present value analyses would be affected by changes in the underlying assumptions. Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the Merger, assuming the Merger closes at the end of the first calendar quarter of 2017, 50% of the Ohio Legacy common shares will be exchanged for $18.00 in cash and the remaining 50% will be converted into UCFC common shares at the 2.736x exchange ratio provided for in the Merger Agreement, with all outstanding Ohio Legacy options cashed out. In performing this analysis, Sandler O’Neill utilized the following information and assumptions: (i) publicly available mean analyst earnings per share estimates for UCFC for the years ending December 31, 2016 through December 31, 2018 as well as estimated earnings per share and dividends per share for the years thereafter through 2020, as provided by UCFC senior management; (ii) internal financial projections for Ohio Legacy for the years ending December 31, 2016 and December 31, 2017 as well as an estimated earnings per share growth rate for the years thereafter through 2020, as provided by and reviewed with Ohio Legacy’s President and Chief Executive Officer and Chief Operating Officer; and (iii) certain assumptions relating to transaction costs, purchase accounting adjustments, expected cost savings and a core deposit intangible asset, all as provided by the senior management of UCFC. The analysis indicated that the Merger could be accretive to UCFC’s earnings per common share (excluding one-time transaction costs and expenses) in the years ended December 31, 2017 through 2020 and dilutive to estimated tangible book value per share at close and at the year-end of 2017 through 2020.

In connection with this analysis, Sandler O’Neill considered and discussed with the Ohio Legacy board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship. Sandler O’Neill has acted as financial advisor to Ohio Legacy in connection with the Merger and will receive a fee for such services in an amount equal to 0.95% of the aggregate purchase price, which fee is currently estimated to be approximately $427,311 and is contingent upon the closing of the Merger. Sandler O’Neill also received a $100,000 fee upon rendering its fairness opinion to the Ohio Legacy Board of Directors, which opinion fee will be credited in full towards the transaction fee becoming due and payable to Sandler O’Neill on the day of closing of the Merger. Ohio Legacy has also agreed to reimburse Sandler O’Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and disbursements of its legal counsel. Ohio Legacy has also agreed to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees and agents against certain expenses and liabilities, including liabilities under applicable federal or state law.

Sandler O’Neill has not provided any other investment banking services to Ohio Legacy in the two years immediately preceding the date of its opinion. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Ohio Legacy and UCFC and their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of Ohio Legacy and UCFC or their respective affiliates for its own account and for the accounts of Sandler O’Neill’s customers and, accordingly, may at any time hold a long or short position in such securities.

UCFC’s Background of the Merger

This section should be read together with the section “THE MERGER – Ohio Legacy’s Background of the Merger.”

During 2014 and 2015, Ohio Legacy’s CEO and UCFC’s President and CEO attended various industry events and social gatherings wherein they would generally discuss industry developments, their respective businesses and banking markets and merger and acquisition activity generally in the Midwest. While neither party engaged in any specific negotiations regarding a potential transaction, UCFC’s President and CEO continued to express interest in combining the two organizations should Ohio Legacy desire to seek a strategic partner.

In February 2016, Ohio Legacy’s CEO and COO met with the President and CEO of UCFC and discussed business in the Canton market in light of the Huntington/FirstMerit announcement, UCFC’s interest in reentering the asset management business, and its interest in acquiring Ohio Legacy. UCFC’s President and CEO outlined a potential price range to Ohio Legacy’s President and CEO of between $15.50 and $16.50 per outstanding share. Thereafter, Ohio Legacy and UCFC executed a confidentiality agreement, and the two companies exchanged financial information. UCFC submitted a proposal, but Ohio Legacy’s board rejected the proposal.

In April 2016, UCFC engaged Raymond James to assist it in negotiating a possible merger with Ohio Legacy. Principals of both entities and their investment bankers subsequently met to discuss a possible transaction. In late April 2016, UCFC and Ohio Legacy entered into a 60 day exclusivity agreement. In April 2016, UCFC’s Board Executive Committee met to review a proposed transaction with Ohio Legacy. UCFC’s President and CEO reviewed the financial performance of Ohio Legacy, and he discussed those aspects of the potential transaction that made a combination with UCFC appealing. He reviewed and discussed the transaction metrics, including the range of potential merger consideration and the potential mixture of cash and UCFC shares. The Executive Committee authorized the President and CEO to submit a proposal to Ohio Legacy with a price range of between $15.50 – $17.00 per share. UCFC thereafter submitted another proposal to acquire Ohio Legacy, which included this pricing but was subject to the results of further due diligence. After review and discussion among Ohio Legacy’s board, Ohio Legacy’s executive management and Sandler O’Neill, UCFC’s offer was rejected.

In May 2016, principals of both entities and their investment bankers met again to outline those areas where the parties were in agreement and to identify gaps that must be addressed if an agreement was to be reached. The parties discussed and agreed upon the role that Ohio Legacy’s management would have in UCFC following a merger, but the parties were still unable to reach an agreement with respect to price.

UCFC’s board met in July 2016, and UCFC’s President and CEO reviewed again the financial benefits of a potential transaction with the board. He summarized his ongoing discussions with Ohio Legacy’s CEO with respect to pricing considerations and the range of pricing he believed would be necessary to get Ohio Legacy to agree on a proposed transaction. The UCFC board authorized UCFC’s President and CEO to submit a revised nonbinding proposal to Ohio Legacy with a price of $18.00.

On August 2, 2016, Ohio Legacy and UCFC entered into a letter of intent regarding the merger of the two companies.

The parties proceeded to engage in due diligence and negotiate the terms of the Merger Agreement as described above under “THE MERGER – Ohio Legacy’s Background of the Merger.”

On September 8, 2016, UCFC’s board met to review the terms and conditions of the Merger Agreement with Tucker Ellis and Raymond James. The directors discussed the Merger Agreement in detail, including the financial terms, representations and warranties, covenants, indemnification of Ohio Legacy’s officers and directors, termination provisions (including Ohio Legacy’s ability to terminate if it receives a superior proposal), maintenance of Ohio Legacy’s target book value and potential to adjust the merger consideration, and the termination fee. The board also discussed the ancillary agreements to be executed, including the bank merger agreement and the voting agreements among the directors and some of the Officers of Ohio Legacy. Management of UCFC presented a summary of the extensive due diligence conducted, and they summarized their conclusions. Additionally, UCFC’s General Counsel & Secretary reviewed the regulatory application process with the board, and he summarized his discussions with regulators regarding the applications to be filed.

After lengthy discussion and review of the Merger Agreement and consideration of a number of factors, some of which are set forth below under the heading “THE MERGER – UCFC’s Reasons for the Merger,” UCFC’s directors then unanimously determined that the terms of the Merger Agreement, including the consideration to be paid by UCFC to Ohio Legacy’s shareholders, was fair to, and the merger was advisable and in the best interests of UCFC. The Board unanimously adopted and approved the Merger Agreement and authorized UCFC officers to execute and deliver it.

The Merger Agreement was executed by the parties and the transaction was announced after the close of business on September 8, 2016.

UCFC’s Reasons for the Merger

UCFC’s board determined that the Merger was in the best interests of UCFC and its shareholders. In its deliberations and in making its determination, UCFC’s board considered many factors, including without limitation, the following:

•	the Merger expands UCFC’s lending presence in the Canton-Akron MSA, by partnering with a strong community bank with meaningful deposit market share in a market UCFC wishes to expand to;

•	UCFC and Ohio Legacy are compatible organizations because of similar cultures and strategies and a shared customer focus and community orientation, and their management teams and Boards are familiar with each other and in many cases have worked together in the past;

•	the Merger adds wealth management, private banking and trust capabilities to the Home Savings franchise with the potential to recognize revenue synergies across existing business lines;

•	UCFC obtains additional experienced and talented leadership by retaining Ohio Legacy’s CEO as Executive Vice President – Akron/Canton Regional President and retaining Ohio Legacy’s Head of Trust and Wealth Management division as Senior Vice President and Head of Wealth Management. Additionally, UCFC will obtain a highly qualified and talented board member in Mr. Altman, who among other things will be able to assist UCFC in growing its business in the Akron-Canton market;

•	the continued employment of Ohio Legacy’s experienced lending and branch personnel will help with the transition of customers, employees and the Ohio Legacy communities, reducing the Merger’s potential execution risk;

•	the Merger further advances UCFC’s strategic goals of revenue diversification, growing its commercial loan portfolio and lending team and migrating UCFC’s balance sheet towards that of a traditional commercial bank;

•	UCFC’s larger balance sheet combined with Ohio Legacy’s commercial lending expertise provides enhanced opportunities for UCFC to accelerate the expansion of its commercial lending platform;

•	the Merger facilitates Home Savings’ evolution to a commercial bank chartered institution;

•	the Merger will allow UCFC to leverage excess capital through a highly accretive acquisition;

•	the size and structure of the Merger allows UCFC to maintain its strong capital position and fund the cash portion of the transaction through current operations; additionally, the merged banks also will maintain a strong capital position allowing the combined organization to expand within its current and new markets; and

•	the pro forma financial aspects of the Merger are favorable, with an estimated earnings per share accretion in 2017 of approximately 15% and an estimated internal rate of return in the high teens with a manageable 3.9 year earn back period of the approximate 6.0% anticipated tangible book value dilution.

Regulatory Approvals Required

The Merger cannot be completed unless Ohio Legacy and UCFC obtain all required regulatory approvals. The Merger consists of the merger of Ohio Legacy, a bank holding company, with and into UCFC, a unitary savings and loan holding company. Because the Merger will result in UCFC owning Premier Bank, a commercial bank, UCFC must apply to the Federal Reserve Bank of Cleveland (the “Federal Reserve”) for registration as a bank holding company in connection with the Merger. In connection with its application as a bank holding company, UCFC intends to file a declaration of financial holding company status with the Federal Reserve. A financial holding company is a classification of bank holding company that is permitted to engage in a broader range of activities than other bank holding companies. The Bank Merger, which consists of the merger of Home Savings, an Ohio-chartered savings bank, with and into Premier Bank, an Ohio-chartered commercial bank, cannot be completed unless approved by the Federal Deposit Insurance Corporation (the “FDIC”) and the Ohio Division of Financial Institutions (the “ODFI”). In considering the regulatory applications, regulators may consider, among other factors, the effect of the Merger on the financial strength of the parties, competition in relevant markets, the convenience and need of the communities currently served by Premier Bank, and impact under the Community Reinvestment Act. These regulatory approvals from the Federal Reserve, the FDIC, and the ODFI are Merger closing conditions. All necessary applications have been submitted to the FDIC, the ODFI and the Federal Reserve. No regulatory approvals have yet been obtained. Although Ohio Legacy and UCFC believe the necessary approvals will be obtained, neither Ohio Legacy nor UCFC can assure you when or whether the approvals will be obtained, or if obtained what approval conditions might be imposed.

Approval of a regulatory application merely implies satisfaction of regulatory criteria for approval, which does not include review of the adequacy or fairness of the merger consideration to Ohio Legacy shareholders or UCFC shareholders. Regulatory approvals do not constitute or imply any endorsement or recommendation of the Merger or the terms of the Merger Agreement.

Material U.S. Federal Income Tax Consequences

The following general discussion sets forth the anticipated material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of Ohio Legacy shares (which includes both common shares and preferred shares). The summary is based upon the Internal Revenue Code, applicable Treasury Regulations, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. This summary does not address any tax consequences of the Merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion addresses only those U.S. holders of Ohio Legacy shares that hold their Ohio Legacy shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of Ohio Legacy shares in light of their individual circumstances or to holders of Ohio Legacy shares that are subject to special rules, such as non-U.S. holders (as defined below) (except to the extent discussed under the subheading “Tax Implications to Non-U.S. Shareholders” below); financial institutions; investors in pass-through entities; persons who are subject to alternative minimum tax; insurance companies; mutual funds; tax-exempt organizations; dealers in securities or currencies; traders in securities that elect to use a mark-to-market method of accounting; persons that hold Ohio Legacy shares as part of a straddle, hedge, constructive sale or conversion or other integrated transaction; regulated investment companies; real estate investment trusts; persons whose “functional currency” is not the U.S. dollar; and holders who acquired their Ohio Legacy shares through the exercise of an employee stock option or otherwise as compensation.

If a partnership (or other entity that is taxed as a partnership for federal income tax purposes) holds Ohio Legacy shares, the tax treatment of a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their own tax advisors about the tax consequences of the Merger to them.

Tucker Ellis has delivered a legal opinion, dated November 22, 2016, and filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, to the effect that, subject to the exceptions, qualifications and limitations set forth therein, (i) the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) Ohio Legacy and UCFC will each be a party to such reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Additionally, it is a condition to Ohio Legacy’s and UCFC’s obligation to complete the Merger that each receive an opinion from Tucker Ellis, dated the closing date of the Merger, to that effect. This opinion is and will be based upon representation letters provided by UCFC and Ohio Legacy and upon customary factual assumptions. Neither UCFC nor Ohio Legacy has sought, and neither of them will seek, any ruling from the Internal Revenue Service regarding any matters relating to the Merger Agreement, and the opinion described above will not be binding on the Internal Revenue Service or any court. Consequently, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the Merger could be adversely affected. The actual tax consequences to you of the Merger may be complex and will depend upon your specific situation and upon factors that are not within the control of UCFC or Ohio Legacy. You should consult with your own tax advisor as to the tax consequences of the Merger in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws.

The following discussion summarizes the material U.S. federal income tax consequences of the Merger to U.S. holders.

Tax Consequences of the Merger for U.S. holders of Ohio Legacy Shares. The U.S. federal income tax consequences of the Merger to a U.S. holder will depend on whether such U.S. holder receives cash, UCFC common shares or a combination of cash and shares in exchange for such U.S. holder’s Ohio Legacy shares. At the time an Ohio Legacy shareholder makes a cash or share election pursuant to the terms of the Merger Agreement, such shareholder will not know whether, and to what extent, the proration provisions of the Merger Agreement will alter the mix of consideration such shareholder will receive. As a result, the tax consequences to such shareholder will not be ascertainable with certainty until such shareholder knows the precise amount of cash and UCFC common shares that such shareholder will receive pursuant to the Merger.

Exchange of Ohio Legacy Shares solely for UCFC Common Shares. Except as discussed below, see “– Cash in Lieu of Fractional UCFC Common Shares,” a U.S. holder that exchanges all of its Ohio Legacy shares solely for UCFC common shares pursuant to the Merger will not recognize gain or loss in connection with such exchange. A U.S. holder’s aggregate tax basis in the UCFC common shares received in the Merger in exchange for its Ohio Legacy shares, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “-Cash in Lieu of Fractional UCFC Common Shares,” generally will equal such U.S. holder’s aggregate tax basis in the Ohio Legacy shares surrendered by such U.S. holder in the Merger. The holding period for the UCFC common shares received by such U.S. holder in the Merger in exchange for its Ohio Legacy shares, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “– Cash in Lieu of Fractional UCFC Common Shares,” generally will include the holding period for the Ohio Legacy shares exchanged therefor.

Exchange of Ohio Legacy Shares Solely for Cash. A U.S. holder who exchanges all of its Ohio Legacy shares solely for cash pursuant to the Merger generally will recognize capital gain or loss equal to the difference between the amount of cash received by such U.S. holder and the U.S. holder’s adjusted tax basis in the Ohio Legacy shares exchanged therefor. Any capital gain or loss generally will be long-term capital gain or loss if the U.S. holder held the Ohio Legacy shares for more than one year at the effective time of the Merger.

Exchange of Ohio Legacy Shares for a combination of UCFC Common Shares and Cash. Except as discussed below, a U.S. holder who exchanges its Ohio Legacy shares for a combination of UCFC common shares and cash pursuant to the Merger will recognize gain (but not loss) equal to the lesser of (i) the excess, if any, of the amount of cash plus the fair market value of any UCFC common shares received in the Merger, over such U.S. holder’s adjusted tax basis in the Ohio Legacy shares surrendered by such U.S. holder in the Merger and (ii) the amount of cash received by such U.S. holder in the Merger (other than cash received in lieu of fractional UCFC common shares).

For purposes of this calculation, the fair market value of UCFC common shares is based on the trading price of UCFC common shares on the date of the Merger, rather than the methodology used in calculating the number of UCFC common shares to be issued to the shareholder. In the case of any U.S. holder who acquired different blocks of Ohio Legacy shares at different times and at different prices, any realized gain or loss will be determined separately for each identifiable block of shares exchanged in the Merger. A loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares, but a U.S. holder will generally be able to reduce its capital gains by capital losses in determining its income tax liability. Prior to voting on the Merger, any U.S. holder potentially in that circumstance should consult its tax advisor with regard to identifying the basis or holding periods of the particular UCFC common shares received in the Merger.

Generally, a U.S. holder’s aggregate tax basis in the UCFC common shares received by that U.S. holder in the Merger in exchange for its Ohio Legacy shares, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “-Cash in Lieu of Fractional UCFC Shares,” will equal such U.S.

holder’s aggregate tax basis in the Ohio Legacy shares surrendered in the Merger, increased by the amount of taxable gain (or dividend income as described in the following paragraph), if any, recognized by such U.S. holder in the Merger (other than with respect to cash received in lieu of fractional UCFC common shares) and decreased by the amount of cash, if any, received by such U.S. holder in the Merger (other than cash received in lieu of fractional UCFC common shares). The holding period for the UCFC common shares received in the Merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “– Cash in Lieu of Fractional UCFC Common Shares,” generally will include the holding period for the Ohio Legacy shares exchanged therefor.

Any capital gain generally will be long-term capital gain if the U.S. holder held the Ohio Legacy shares for more than one year at the effective time of the Merger. The deductibility of capital losses is subject to limitations. All or part of the gain that a particular U.S. holder of Ohio Legacy shares recognizes could be treated as dividend income rather than capital gain if (i) such U.S. holder is a significant shareholder of UCFC or (ii) such U.S. holder’s percentage ownership, taking into account constructive ownership rules, in UCFC after the Merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely UCFC common shares rather than a combination of cash and UCFC common shares in the Merger. This could happen, for example, because of ownership of additional UCFC common shares by such holder, ownership of UCFC common shares by a person related to such holder or a share repurchase by UCFC from other holders of UCFC common shares. These rules are complex and dependent upon the specific factual circumstances particular to each U.S. holder. Consequently, each U.S. holder that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder.

Cash in Lieu of Fractional UCFC Common Shares. A U.S. holder that receives cash instead of fractional UCFC common shares will be treated as having received the fractional UCFC common share pursuant to the Merger and then as having exchanged the fractional UCFC common share for cash in a redemption by UCFC. In general, this deemed redemption will be treated as a sale or exchange, and a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the portion of the basis of the Ohio Legacy shares allocable to such fractional interest. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the Ohio Legacy shares exchanged by such U.S. Holder is greater than one year as of the effective time of the Merger.

Medicare Tax on Net Investment Income. A U.S. holder that is an individual is subject to a 3.8% tax on the lesser of (i) his or her “net investment income” for the relevant taxable year or (ii) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). A similar regime applies to estates and trusts. Net investment income generally would include any capital gain incurred in connection with the Merger.

Backup Withholding and Information Reporting. Payments of cash to a U.S. holder of Ohio Legacy shares pursuant to the Merger may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 28%) unless the holder provides proof of an applicable exemption satisfactory to UCFC and the exchange agent or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. The documents provided to Ohio Legacy shareholders to surrender their share certificates for exchange in the Merger will provide an opportunity for the Ohio Legacy shareholder to provide required information. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

A U.S. holder of Ohio Legacy shares, as a result of having received UCFC common shares in the Merger, will be required to retain records pertaining to the Merger. In addition, each U.S. holder of Ohio Legacy shares that is a “significant holder” will be required to file a statement with that holder’s U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3(b) setting forth that holder’s basis in the Ohio Legacy shares surrendered and the fair market value of the UCFC common shares and cash received in the Merger. A “significant holder” is a holder of Ohio Legacy shares that, immediately before the Merger, owned at least 1% of the vote or value of the outstanding Ohio Legacy shares.

Tax Implications to Non-U.S. Shareholders. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of Ohio Legacy shares (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. The rules governing the U.S. federal income taxation of non-U.S. holders are complex, and no attempt will be made herein to provide more than a limited summary of those rules. Any gain a non-U.S. holder recognizes from the exchange of Ohio Legacy shares for UCFC common shares and cash in the Merger generally will not be subject to U.S. federal income taxation unless (a) the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, or (b) in the case of a non- U.S. holder who is an individual, such shareholder is present in the United States for 183 days or more in the taxable year of the sale and other conditions are met. Non-U.S. holders described in (a) above will be subject to tax on gain recognized at applicable U.S. federal income tax rates and, in addition, non-U.S. holders that are corporations (or treated as corporations for U.S. federal income tax purposes) may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) on their effectively connected earnings and profits for the taxable year, which would include such gain. Non-U.S. holders described in (b) above will be subject to a flat 30% tax on any gain recognized, which may be offset by U.S. source capital losses.

This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the Merger. Tax matters are very complicated, and the tax consequences of the Merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign tax consequences of the Merger in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws.

Accounting Treatment

The Merger will be accounted for under the acquisition method of accounting in accordance with generally accepted accounting principles in the United States. Under the acquisition method of accounting, the assets and liabilities of Ohio Legacy will be recorded and assumed at estimated fair values when the Merger is consummated. The excess of the estimated fair value of UCFC’s common shares issued and the cash proceeds paid over the net fair values of the assets acquired, including identifiable intangible assets, and liabilities assumed will be recorded as goodwill and will not be deductible for income tax purposes. Goodwill is subject to an annual test for impairment and the amount impaired, if any, is charged as an expense at the time of impairment.

Resale of UCFC Common Shares

UCFC registered with the SEC under the Securities Act of 1933, as amended, the issuance of UCFC common shares to Ohio Legacy’s shareholders in the Merger. No restrictions on the sale or other transfer of UCFC common shares issued in the Merger will be imposed solely as a result of the Merger, except for restrictions on the transfer of UCFC common shares issued to any Ohio Legacy shareholder who becomes an affiliate of UCFC for purposes of SEC Rule 144. The term “affiliate” is defined in Rule 144 and generally includes a company’s executive officers, directors, and shareholders beneficially owning 10% or more of the company’s outstanding shares.

ADJOURNMENT OF THE OHIO LEGACY SPECIAL MEETING

If, as described in section “THE SPECIAL MEETING OF SHAREHOLDERS OF OHIO LEGACY –Matters to be Considered” there are not sufficient votes to adopt and approve the Merger Agreement at the time of the Ohio Legacy special meeting, the Ohio Legacy shareholders cannot adopt and approve the Merger Agreement unless the special meeting is adjourned to a later date or dates in order to permit the solicitation of additional proxies. Pursuant to Ohio law, no notice of a meeting adjourned for less than 30 days needs to be given if the time and place to which the meeting is adjourned are fixed and announced at the meeting. The proposal to adjourn the special meeting must be approved by the holders of the affirmative vote of the holders of a majority of Ohio Legacy’s common shares and preferred shares, represented, in person or by proxy, at the special meeting voting together as one class. In order to permit proxies that have been received by Ohio Legacy at the time of the special meeting to be voted for an adjournment, if necessary, Ohio Legacy has submitted the proposal to adjourn the special meeting to the Ohio Legacy shareholders as a separate matter for their consideration. The board of directors of Ohio Legacy recommends that you vote “FOR” the proposal to adjourn the special meeting.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is included as Annex A and is an integral part of this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of terms are included to provide you with information regarding the terms of the Merger Agreement. This section is not intended to provide you with any factual information about Ohio Legacy or UCFC. Factual disclosures about Ohio Legacy and UCFC contained in this proxy statement/prospectus or in the public reports of UCFC filed with the SEC, as described in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” on page 1 of this proxy statement/prospectus, may supplement, update or modify the factual disclosures about Ohio Legacy and UCFC contained in the Merger Agreement. The Merger Agreement contains representations and warranties by Ohio Legacy, on the one hand, and by UCFC, on the other hand, each made solely for the benefit of the other. The representations, warranties and covenants made in the Merger Agreement by Ohio Legacy and UCFC are qualified and subject to important limitations agreed to by Ohio Legacy and UCFC in connection with negotiating the terms of the Merger Agreement. In particular, it is important to bear in mind that the representations and warranties were negotiated by UCFC and Ohio Legacy with the principal purposes of (i) establishing circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and (ii) allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality which differs from that generally applicable in other contexts, including reports and documents filed with the SEC. In addition, some of the representations and warranties were qualified by the matters contained in the confidential disclosure schedules that Ohio Legacy and UCFC each delivered in connection with the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about Ohio Legacy or UCFC at the time they were made, on the date of this proxy statement/prospectus, or otherwise.

Effect of the Merger; Effective Time; Organizational Documents of the Surviving Corporation

Effect of the Merger

The Merger Agreement provides for the merger of Ohio Legacy with and into UCFC, with UCFC surviving the Merger as the surviving corporation. Pursuant to a separate merger agreement by and between Home Savings and Premier Bank, Home Savings will merge with and into Premier Bank, with Premier Bank surviving the merger as the surviving institution. Premier Bank will thereafter change its name Home Savings Bank. After the Merger and the Bank Merger, the surviving bank will be the sole banking subsidiary of UCFC.

Effective Time

On or before the closing date, Ohio Legacy and UCFC will file a certificate of merger with the Ohio Secretary of State with respect to the Merger, and Premier Bank and Home Savings will file a certificate of merger with the Ohio Secretary of State with respect to the Bank Merger. The Merger will become effective as of the date and time specified in such certificate of merger, referred to as the “effective time.” The Bank Merger will become effective immediately following the effective time.

Organizational Documents of the Surviving Corporation

The articles of incorporation and code of regulations of UCFC that are in effect immediately prior to the effective time will be the articles of incorporation and code of regulations of the surviving corporation until amended in accordance with their respective terms and applicable laws.

Merger Consideration

As a result of the Merger, each Ohio Legacy shareholder will have the right, with respect to each common share of Ohio Legacy held by such holder, to elect to receive merger consideration consisting of either cash or common shares of UCFC, subject to proration as described below. For this purpose, the 3,000 issued and outstanding Ohio Legacy preferred shares will be deemed to have been converted into Ohio Legacy common shares.

The value of the cash consideration to be received by each Ohio Legacy Shareholder with respect to each common share is fixed at $18.00. The implied value of the stock consideration will fluctuate as the market price of UCFC common shares fluctuates before the completion of the Merger. The value of the stock consideration that an Ohio Legacy shareholder actually receives will be based on the closing price on the NASDAQ of UCFC common shares upon completion of the Merger.

If you are an Ohio Legacy shareholder, you may specify different elections with respect to the different shares you hold. For example, if you have 100 shares, you could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares. Your election will, however, be subject to the proration mechanism described below.

Cash Election; Stock Election; Non-Election Shares

The Merger Agreement provides that each Ohio Legacy shareholder who makes a valid cash election will have the right to receive, in exchange for each common share of Ohio Legacy held by such holder with respect to which a cash election has been made, $18.00. The Merger Agreement also provides that each Ohio Legacy shareholder who makes a valid stock election will have the right to receive, in exchange for each common share of Ohio Legacy held by such holder with respect to which a stock election has been made, 2.736 common shares of UCFC. All such elections will be subject to the proration mechanism described below.

If you are an Ohio Legacy shareholder and you do not make an election to receive either cash or UCFC common shares in the Merger, your elections are not received by the exchange agent by the election deadline or your forms of election are improperly completed and/or are not signed, you will be deemed not to have made an election. In that situation, your common shares will be considered “non-election shares,” and you may be paid in only cash, only UCFC common shares or a mix of cash and common shares depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other Ohio Legacy shareholders using the proration adjustment described below.

Fractional Shares

UCFC will not issue any fractional common shares of UCFC in the Merger. Instead, an Ohio Legacy shareholder who otherwise would have received a fraction of a common share of UCFC will receive an amount in cash determined by multiplying (i) $6.67 by (ii) the fraction of a common share of UCFC that such holder would otherwise have been entitled to receive.

Dissenting Shareholders

Ohio Legacy common shares for which the holder thereof properly exercises dissenters’ rights under Ohio law will not be converted into a right to receive the Merger consideration, and the dissenting shareholder will be entitled solely to the rights granted by Ohio Revised Code Section 1701.85.

Proration

The total number of common shares of Ohio Legacy (including restricted stock unit awards and preferred shares deemed to be converted to common shares but excluding dissenting shares and stock options) that will be converted into the cash consideration is fixed at approximately 50%, which is referred to as the “cash conversion number.” The remaining common shares of Ohio Legacy will be converted into the stock consideration. As a result, if the aggregate number of Ohio Legacy common shares with respect to which cash elections have been made (the “cash election number”) exceeds the cash conversion number, (i) all Ohio Legacy common shares with respect to which a stock election, no election, or an invalid election was made will receive stock consideration and (ii) all Ohio Legacy common shares with respect to which a cash election was made will have such form of consideration proportionately reduced, and will instead receive a portion of their consideration as stock and a portion of their consideration as cash, so as to result in approximately 50% of the total number of Ohio Legacy common shares being exchanged for cash consideration.

Correspondingly, if the cash election number is less than the cash conversion number, Ohio Legacy shareholders who have elected to receive stock consideration may have such form of consideration proportionately reduced, and may receive a portion of their consideration in cash consideration, despite their election, depending on the number of non-election shares. The amount by which the cash election number is less than the cash conversion number is referred to as the “shortfall number.”

If the shortfall number is less than or equal to the number of non-election shares, then (i) all Ohio Legacy common shares with respect to which a cash election was made will be exchanged for cash consideration, (ii) all Ohio Legacy common shares with respect to which a stock election was made will be exchanged for stock consideration, and (iii) a portion of the Ohio Legacy common shares with respect to which no election or an invalid election was made will be exchanged for stock and a portion will be exchanged for cash, so as to result in approximately 50% of the total number of Ohio Legacy common shares being exchanged for cash consideration.

If the shortfall number exceeds the number of non-election shares, then (i) all Ohio Legacy common shares with respect to which a cash election was made will be exchanged for cash consideration, (ii) all Ohio Legacy common shares with respect to which no election or an invalid election was made will be exchanged for cash consideration, and (iii) a portion of the Ohio Legacy common shares with respect to which a stock election was made will be exchanged for stock and a portion will be exchanged for cash, so as to result in approximately 50% of the total number of Ohio Legacy common shares being exchanged for cash consideration.

Merger Consideration Adjustment

Ohio Legacy’s estimated net equity plus allowance for loan and lease losses (the “effective time book value”) will be compared to a “target number” ($32,648,835) at the effective time. If the target number exceeds the effective time book value by up to $200,000, then (i) the cash portion of the merger consideration and any amount payable with respect to an Ohio Legacy stock option, and (ii) the stock portion of the merger consideration, will each be reduced proportionately to the extent that the effective time book value is less than the target number. Ohio Legacy’s board of directors, in its sole discretion, may increase the $200,000 threshold to an amount up to $750,000. If the target number exceeds the effective time book value by more than $200,000 (or $750,000 with Ohio Legacy board approval), no adjustment will be made to the merger consideration, but UCFC will have the option to terminate the Merger Agreement. See the section of this discussion titled “– Termination of the Merger Agreement” for more information.

Elections as to Form of Consideration

Ohio Legacy shareholders will initially be mailed an election form, including transmittal materials, shortly after the initial mailing of this proxy statement/prospectus so as to permit each Ohio Legacy shareholder and restricted stock unit award holder to exercise its right to make an election prior to the election deadline. Each election form will allow you to make cash or stock elections or a combination of both with respect to your Ohio Legacy shares and restricted stock unit awards. Following the initial mailing of the election form, UCFC will use all reasonable efforts to make available as promptly as possible an election form to any holder who requests such election form prior to the election deadline.

Unless otherwise agreed to in advance by UCFC and Ohio Legacy, the election deadline will be 5:00 p.m. Eastern Time, on the date that UCFC and Ohio Legacy agree is as near as practicable to two business days prior to the expected closing date of the Merger. UCFC and Ohio Legacy will issue a press release announcing the date of the election deadline not more than 20 business days before, and at least 10 business days prior to, the election deadline.

If you wish to elect the type of merger consideration you will receive in the Merger, you should carefully review and follow the instructions that will be set forth in the election form. Shareholders who hold their shares of Ohio Legacy in “street name” or through a bank, broker or other nominee should follow the instructions of the bank, broker or other nominee for making an election with respect to such shares of Ohio Legacy. Ohio Legacy shares and restricted stock unit awards as to which the holder has not made a valid election prior to the election deadline will be treated as though they had not made an election.

To make a valid election, each Ohio Legacy shareholder and each holder of Ohio Legacy restricted stock unit awards must submit a properly completed election form (including duly executed transmittal materials included in the election form), together with, for shareholders only, stock certificates or an appropriate guarantee of delivery of such stock certificates, so that it is received by the exchange agent at or prior to the election deadline in accordance with the instructions accompanying the election form. Holders of Ohio Legacy restricted stock unit awards will not be required to deliver stock certificates or an appropriate guarantee for the shares underlying such awards.

An election may be revoked or changed by written notice received by the exchange agent prior to the election deadline accompanied by a properly completed and signed revised election form or by withdrawal prior to the election deadline of the certificates or of the guarantee of delivery of such certificates that were previously deposited with the exchange agent. You will not be entitled to revoke or change your elections following the election deadline. All elections will automatically be deemed revoked upon receipt by the exchange agent of written notification that UCFC and Ohio Legacy have terminated the Merger Agreement in accordance with its terms.

Exchange and Payment Procedures

At or prior to the closing of the Merger, UCFC will deposit with the exchange agent sufficient cash and UCFC common shares to be exchanged as the merger consideration in accordance with the Merger Agreement. Such cash and UCFC common shares are referred to as the “exchange fund.” As promptly as practicable after the effective time, but in no event later than seven business days thereafter, UCFC will cause the exchange agent to mail to each record holder of Ohio Legacy common shares that has not previously submitted its certificates or book entry shares with a form of election, a letter of transmittal for use in connection with the exchange and instructions for use in surrendering the applicable certificates or book entry shares in exchange for the merger consideration. From and after the effective time and the allocation of the merger consideration among holders (which UCFC will cause the exchange agent to effect no later than five business days after the effective time), Ohio Legacy shareholders who properly surrender their certificates or book entry shares to the exchange agent, together with a properly completed and duly executed letter of transmittal or form of election, as applicable, will receive for each Ohio Legacy common share the stock consideration and/or the cash consideration they have become entitled to receive pursuant to the proration adjustment described above, plus any cash payable in lieu of any fractional shares of UCFC, and any dividends or distributions such holder has the right to receive pursuant to the Merger Agreement. No interest will be paid or accrue on any merger consideration or cash in lieu of fractional shares.

Distributions with Respect to Unsurrendered Shares

No dividends or other distributions declared with respect to UCFC common shares will be paid to the holder of any unsurrendered certificate or book entry share that evidenced ownership of shares of Ohio Legacy until such holder properly surrenders such shares. Subject to applicable law, after such surrender, the holder will be entitled to receive any such dividends or other distributions without interest.

Transfers Following the Effective Time

On the closing date, the stock transfer books of Ohio Legacy will be closed and there will be no further registration of transfers of Ohio Legacy common shares on the records of Ohio Legacy. Any bona fide certificates or book entry shares presented to UCFC after the effective time will be cancelled and exchanged in accordance with the Merger Agreement.

Termination of Exchange Fund

Any portion of the exchange fund that remains unclaimed by the shareholders of Ohio Legacy for one year following the effective time will be paid to UCFC. From and after such time, any former holders of Ohio Legacy common shares who have not properly surrendered their shares may thereafter seek only from UCFC the merger consideration payable in respect of such shares of Ohio Legacy, any cash payable in lieu of any fractional shares of UCFC and any dividends or distributions such holder has the right to receive pursuant to the Merger Agreement.

Lost, Stolen or Destroyed Stock Certificates

If any certificate representing Ohio Legacy common shares is lost, stolen or destroyed, upon the making of an affidavit of such fact by the person claiming the certificate to be lost, stolen or destroyed and, if required by UCFC, the posting by such person of a bond in such amount as UCFC may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent or UCFC, as applicable, will issue in exchange for the lost, stolen or destroyed certificate the applicable merger consideration, cash in lieu of fractional shares and any dividends or other distributions that have been payable or become payable in respect of the shares of Ohio Legacy represented by that certificate pursuant to the Merger Agreement.

Withholding Rights

UCFC will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any merger consideration or other amounts payable pursuant to the Merger Agreement to any holder of Ohio Legacy common shares, restricted stock unit awards or equity awards such amounts as UCFC or the exchange agent is required to deduct or withhold under applicable tax laws, and any such withheld amounts that are paid to the appropriate taxing authorities will be treated for purposes of the Merger Agreement as having been paid to the holder of Ohio Legacy common shares, restricted stock unit awards or equity awards from whom such amounts were deducted or withheld.

Treatment of Ohio Legacy Equity Awards

Under the Merger Agreement, awards outstanding under Ohio Legacy’s equity incentive plans as of the effective time will be treated as follows:

Treatment of Stock Options. At the effective time, each Ohio Legacy stock option will be cancelled and will instead represent solely the right to receive in cash from UCFC the amount by which $18.00 per share exceeds the exercise or strike price of such stock option. If the exercise price of a stock option equals or exceeds $18.00, the stock option will be cancelled without any payment in exchange for the option. UCFC will cause the exchange agent to mail to each holder of Ohio Legacy stock options within five business days after the effective time a form letter of transmittal for return to the exchange agent and instructions for surrendering the Ohio Legacy stock options.

Treatment of Restricted Stock Unit Awards. At the effective time, each Ohio Legacy restricted stock unit award will fully vest and be converted into the right to receive the merger consideration payable under the Merger Agreement based on the holder’s election in accordance with and subject to the Merger Agreement.

Representations and Warranties

The Merger Agreement contains representations and warranties made by Ohio Legacy and UCFC. These include, among other things, representations relating to:

•	valid corporate organization and existence;

•	capitalization;

•	authority to enter into the Merger and the binding nature of the Merger Agreement;

•	no breach of organizational documents, law or other agreements as a result of the Merger;

•	third party consents and approvals;

•	filing of necessary reports with regulatory authorities;

•	conformity of financial statements with GAAP;

•	internal controls over financial reporting and disclosure controls and procedures;

•	broker/finder fees;

•	operation in the ordinary course of business and absence of material adverse effects since December 31, 2015;

•	involvement in litigation and orders issued by governmental authorities;

•	compliance with applicable laws;

•	material contracts;

•	agreements with regulatory agencies;

•	information technology;

•	related party transactions;

•	certain tax matters;

•	absence of any action, fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	accuracy of the information supplied for inclusion in registration statement/proxy statement/prospectus.

UCFC makes additional representations and warranties to Ohio Legacy in the Merger Agreement relating to, among other things:

•	funds necessary to satisfy its obligations under the Merger Agreement;

•	compliance with SEC filing requirements; and

•	the receipt of an opinion from UCFC’s financial advisor regarding the fairness, from a financial point of view, of the consideration to be paid to holders of Ohio Legacy common shares in the Merger.

Ohio Legacy makes additional representations and warranties to UCFC in the Merger Agreement relating to, among other things:

•	certain employee benefit matters, including matters relating to employee benefit plans;

•	labor relations and employment matters;

•	interest rate risk management instruments;

•	certain environmental matters;

•	Ohio Legacy’s investment and commodities portfolio;

•	matters relating to Ohio Legacy’s owned and leased property;

•	intellectual property;

•	inapplicability of state takeover statutes to the transactions contemplated by the Merger Agreement;

•	the receipt of an opinion from Ohio Legacy’s financial advisor regarding the fairness, from a financial point of view, of the consideration to be paid to holders of Ohio Legacy common shares in the Merger;

•	Ohio Legacy’s loan portfolio;

•	Ohio Legacy’s deposit liabilities;

•	Ohio Legacy’s proper administration of accounts for which it and its subsidiaries act as fiduciaries;

•	insurance coverage; and

•	the fact that Ohio Legacy and its subsidiaries are not required to register as investment advisors.

Some of the representations and warranties contained in the Merger Agreement are qualified by as to “materiality” or by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect on the company making such representation or warranty). In addition, certain of the representations and warranties in the Merger Agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge.

For purposes of the Merger Agreement, a “material adverse effect” with respect to UCFC, Ohio Legacy or the surviving corporation, as the case may be, means any event, change, effect or development that has a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole, or (ii) the ability of such party to timely consummate the transactions contemplated by the Merger Agreement.

However, in the case of clause (i) above, a material adverse effect will not be deemed to include the impact of:

•	changes after September 8, 2016 in GAAP, applicable regulatory accounting requirements, or changes in interest rates and general economic conditions;

•	changes after September 8, 2016 in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

•	changes after September 8, 2016 in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries;

•	the failure, in and of itself, to meet earnings projections or internal financial forecasts or any decrease in the market price of a party’s common shares, but not including the underlying causes thereof;

•	disclosure or consummation of the transactions contemplated by the Merger Agreement or actions expressly required by the Merger Agreement in contemplation of the transactions contemplated therein;

•	any claim, suit, audit, arbitration, investigation, inquiry or other proceeding or order that in any manner challenges, seeks to prevent, enjoin, alter or delay, or seeks damages in connection with the transactions contemplated by the Merger Agreement;

•	actions or omissions taken pursuant to the written consent or request of UCFC, in the case of Ohio Legacy, or Ohio Legacy, in the case of UCFC; or

•	public disclosure of any matter to the extent that (i) it is disclosed in reasonable detail in either party’s disclosure schedules delivered pursuant to the Merger Agreement or in either party’s financial statements for the period prior to the date of the Merger Agreement, and (ii) such disclosed matter does not worsen in a materially adverse manner.

so long as, in the case of the first, second, third and fourth bullets above, Ohio Legacy and its subsidiaries, on the one hand, or UCFC and its subsidiaries, on the other, as the case may be, are not materially disproportionately affected thereby as compared to other companies in the industry in which such party and its subsidiaries operate.

Conduct of Businesses of Ohio Legacy and UCFC Prior to Completion of the Merger

Under the Merger Agreement, Ohio Legacy has agreed to certain restrictions on its activities and the activities of Premier Bank during the period from the date of the Merger Agreement to the closing date. In general, Ohio Legacy is required to, and to cause Premier Bank to, conduct its business in the ordinary course in all material respects and use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships.

Each of UCFC and Ohio Legacy will, and will cause their respective subsidiaries to, take no action that would reasonably be likely to adversely affect or delay the ability to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the Merger Agreement or to perform its respective covenants and agreements under the Merger Agreement or to consummate the transactions contemplated thereby on a timely basis.

The following is a summary of the more significant restrictions imposed upon Ohio Legacy, subject to the exceptions set forth in the Merger Agreement. Ohio Legacy will not, and will cause its subsidiaries not to, without UCFC’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed):

•	incur any indebtedness for borrowed money (other than Federal Reserve and Federal Home Loan Bank advances or borrowings from Ohio Legacy or any of its wholly owned subsidiaries) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any subsidiary of Ohio Legacy), in each case other than in the ordinary course of business;

•	adjust, split, combine or reclassify any capital stock;

•	make, declare or pay any dividend or other distribution on, or directly or indirectly redeem or otherwise acquire, any of its common shares, or any other securities or obligations convertible into or exchangeable for any of its common shares (subject to certain exceptions, including the payment of regular quarterly cash dividends by Ohio Legacy at a rate not in excess of 6.0% per annum on the liquidation preference of $1,000 per share of Ohio Legacy preferred shares);

•	grant any equity-based awards or interests, or grant any rights to acquire any of its common shares;

•	issue, sell or otherwise permit to become outstanding any additional common shares or securities convertible or exchangeable into, or exercisable for, any common shares or any options, warrants, or other rights of any kind to acquire any common shares, except pursuant to the exercise of Ohio Legacy stock options or the settlement of Ohio Legacy equity awards in accordance with their terms;

•	sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, business or assets to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business;

•	except for transactions in the ordinary course of business, (i) acquire any other person, business or any material assets, deposits or properties of any other person, or (ii) make any material investment, in each case, other than in a wholly owned subsidiary of Ohio Legacy;

•	terminate, materially amend, renew or waive any material provision of, certain material contracts, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business, or enter into any contract that would constitute a material contract if it were in effect on September 8, 2016;

•	except as required under applicable law or the terms of any Ohio Legacy benefit plan existing on September 8, 2016, (i) enter into, adopt or terminate any material employee benefit or compensation plan for the benefit of any current or former employee, officer, director or individual independent contractor; (ii) amend any employee benefit or compensation plan for the benefit of any current or former employee, officer, director or individual independent contractor, other than amendments in the ordinary course of business and consistent with past practice that do not materially increase the cost of maintaining such plan, program, policy or arrangement; (iii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant, except for increases that do not exceed, in the aggregate, $25,000; (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, except for bonuses disclosed to UCFC that do not in the aggregate exceed $255,000; (v) grant or accelerate the vesting of any equity-based awards or other compensation; (vi) enter into any new, or amend in any material respect any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement; (vii) fund any rabbi trust or similar arrangement; or (viii) hire any officer;

•	settle any material claim, suit, action or proceeding, except in the ordinary course of business, in an amount and for consideration not in excess of $30,000 individually or $100,000 in the aggregate and that would not impose any material restriction on the business of it or its subsidiaries or the surviving corporation in the Merger;

•	take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	amend its organizational documents or the organizational documents of any of its subsidiaries;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

•	materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed or requested by any governmental entity;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any governmental entity;

•	enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any governmental entity;

•	make any loans or extensions of credit (i) outside of the ordinary course of business consistent with past practice, (ii) involving a total credit relationship of more than $1,000,000 with a single borrower and its affiliates, or (iii) to a director or executive officer of Ohio Legacy or Premier Bank in excess of $100,000;

•	subject to certain exceptions, (i) modify, renew or release any collateral on any aggregate loan relationship of $1,000,000 or more, or (ii) make additional advances, extensions of credit, release of collateral, modifications, or waivers of covenants or defaults on loans classified by Ohio Legacy as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import;

•	except for existing commitments, sell a participation interest in a loan, other than sales of loans secured by one-to-four-family real estate consistent with past practice, without first giving UCFC the opportunity to purchase the participation interest, or purchase a participation interest in a loan other than purchases of participation interests from UCFC;

•	purchase or otherwise acquire any interest in a loan held by a third party, or forgive, settle or sell any loan, except for sales of residential loans in the secondary market in the ordinary course of business and repayments of loans by borrowers, for which the outstanding balance is $250,000 or more;

•	sell or otherwise transfer any real estate owned having a carrying value in excess of $350,000 or take into real estate owned any property having a carrying value in excess of $150,000;

•	make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans or (ii) its hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines, policies, orders or requests of any governmental entity;

•	make, or commit to make, any capital expenditures in excess of $25,000 in the aggregate;

•	other than in the ordinary course of business consistent with past practice, make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any amended tax return, enter into any closing agreement with respect to taxes, or settle any material tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of taxes;

•	make an application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its subsidiaries or acquire or sell, or agree to acquire or sell, any branch office, except to the extent required to obtain any regulatory approvals that are necessary to consummate the Merger, the Bank Merger and the other transactions contemplated by the Merger Agreement;

•	materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

•	amend in a manner that adversely impacts in any material respect the ability to conduct its business pursuant to, terminate or allow to lapse any material permits;

•	knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Ohio Legacy or its subsidiaries to obtain any necessary approvals of any governmental entity required for the transactions contemplated by the Merger Agreement or the agreement governing the Bank Merger or to perform its covenants and agreements thereunder or to consummate the transactions contemplated thereby;

•	subject to certain limitations and exceptions, establish or price deposits other than in the ordinary course of business consistent with Ohio Legacy’s past practice;

•	offer or establish any pricing, interest rates or terms on any category of deposits to any related person that is not also being offered to customers on substantially the same terms and conditions or as otherwise set forth in Premier Bank’s posted or standard rate sheet; or

•	agree to take, make any commitments to take, or adopt any resolutions of the board or similar governing body in support of any of the actions described above.

UCFC has also agreed to certain restrictions on its activities and the activities of its subsidiaries during the period from the date of the Merger Agreement to the closing date. Subject to the exceptions set forth in the Merger Agreement, UCFC will not, and will cause its subsidiaries not to, without Ohio Legacy’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed):

•	amend its organizational documents in a manner that would materially and adversely affect the economic benefits of the Merger to Ohio Legacy shareholders or adversely affect Ohio Legacy shareholders relative to other holders of UCFC common shares;

•	completely or partially liquidate, sell substantially all of its assets, or merge or consolidate with any person if as a result UCFC would no longer own all of the equity securities of Home Savings or its successor or if as a result those persons who collectively own UCFC common shares immediately prior to such transaction would not own a majority of the voting power in the election of directors of the surviving or resulting entity;

•	knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Ohio Legacy or its subsidiaries to obtain any necessary approvals of any governmental entity required for the Merger or the Bank Merger or to perform its covenants and agreements under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement;

•	take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

•	agree to take, make any commitments to take, or adopt any resolutions of the board similar governing body in support of any of the actions described above.

Regulatory Matters

UCFC has agreed to promptly prepare and file with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus is a part. Ohio Legacy has prepared the portion of this proxy statement/prospectus constituting the proxy statement of Ohio Legacy. UCFC and Ohio Legacy have agreed to use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act of 1933, as amended, as promptly as practicable after such filing, and Ohio Legacy will thereafter mail or deliver this proxy statement/prospectus to its shareholders. UCFC also will use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to complete the Merger.

The Bank Merger must be approved by the FDIC, the ODFI and the Federal Reserve. The Merger requires the approval of the Federal Reserve. UCFC and Home Savings have filed the applications, notices and filings required in order to obtain these regulatory approvals. UCFC and Ohio Legacy have agreed to cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the Merger and the Bank Merger, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities. Ohio Legacy and UCFC have each agreed to use, and to cause their applicable subsidiaries to use, their reasonable best efforts to obtain each requisite regulatory approval as promptly as reasonably practicable, and to cooperate with each other in connection therewith.

Ohio Legacy Shareholder Meeting; Change in Recommendation; Restructuring

The vote of Ohio Legacy shareholders required to approve the Merger includes (i) the affirmative vote of holders of at least two-thirds of all outstanding common shares and preferred shares voting together as one class, (ii) the affirmative vote of holders of at least two-thirds of all outstanding common shares, voting as a separate class, and (iii) the affirmative vote of holders of at least two-thirds of all outstanding preferred shares, voting as a separate class.

Pursuant to the Merger Agreement, Ohio Legacy agreed to take all action necessary to convene a meeting of its shareholders for the purpose of obtaining the vote of Ohio Legacy shareholders required to approve the Merger. The Ohio Legacy board must use its reasonable best efforts to obtain from Ohio Legacy shareholders such vote, including by communicating to Ohio Legacy shareholders its recommendation that the Ohio Legacy shareholders adopt and approve the Merger Agreement and the transactions contemplated thereby.

At any time prior to the Ohio Legacy shareholder vote, if Ohio Legacy has received an acquisition proposal other than in connection with the Merger that Ohio Legacy’s board determines would result in a more favorable transaction than the Merger, Ohio Legacy’s board may cancel or delay the Ohio Legacy shareholder meeting, change or withdraw its recommendation of the Merger Agreement and the Merger and/or terminate the Merger Agreement; provided, however, that Ohio Legacy must first provide notice to UCFC and negotiate in good faith with UCFC to make such adjustments to the terms and conditions of the Merger Agreement so that the acquisition proposal would cease to be a superior proposal.

If Ohio Legacy fails to obtain the requisite Ohio Legacy shareholder vote at a duly convened Ohio Legacy shareholder meeting held for that purpose or any adjournment or postponement thereof, UCFC and Ohio Legacy will in good faith use their reasonable best efforts to negotiate a restructuring of the transaction provided for in the Merger Agreement and/or, in the case of Ohio Legacy, to resubmit the Merger Agreement or the transactions contemplated thereby to its shareholders for approval or adoption. However, neither UCFC nor Ohio Legacy will have any obligation to agree to (i) alter or change any material term of the Merger Agreement, including the amount or kind of the merger consideration, or (ii) adversely affect the tax treatment of the Merger with respect to Ohio Legacy’s shareholders.

If Ohio Legacy shall have failed to obtain the requisite Ohio Legacy shareholder vote solely because of the failure to obtain the requisite vote of the holders of Ohio Legacy preferred shares then, if so requested by Parent, (i) each of the parties shall restructure the transaction provided for herein such that each holder of Ohio Legacy preferred shares will be entitled to receive, in lieu of the merger consideration, a number of preferred shares of UCFC equal to the number of preferred shares of Ohio Legacy held by such holder and having express terms identical in all material respects to those of the preferred shares of Ohio Legacy, and (ii) Ohio Legacy shall resubmit this Agreement (as restructured) to the Ohio Legacy shareholders for adoption.

Acquisition Proposals

The Merger Agreement contains provisions prohibiting Ohio Legacy from seeking or discussing any alternative acquisition proposal to the Merger. In particular, Ohio Legacy has agreed that it will not, and will cause its subsidiaries and cause its and their officers, directors, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any offer to acquire Ohio Legacy or Premier Bank other than as contemplated by the Merger Agreement, referred to as an “acquisition proposal.”

Notwithstanding the restrictions described above, the Merger Agreement provides that in the event Ohio Legacy receives an unsolicited bona fide written acquisition proposal prior to the receipt of the requisite Ohio

Legacy shareholder approval, Ohio Legacy may furnish nonpublic information or data and participate in such negotiations or discussions to the extent that its board of directors concludes in good faith that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties. However, prior to providing any such nonpublic information, Ohio Legacy must provide such information to UCFC, and Ohio Legacy shall have entered into a confidentiality agreement with such third party.

Ohio Legacy must promptly (and in any event within one (1) business day) advise UCFC following the receipt of any acquisition proposal or any inquiry which would reasonably be expected to lead to an acquisition proposal, and must promptly (and in any event within one (1) business day) advise UCFC of any related developments, discussions and negotiations on a current basis.

At any time prior to the Ohio Legacy shareholder vote, Ohio Legacy may accept or approve an acquisition proposal that Ohio Legacy’s board determines would result in a more favorable transaction than the Merger (a “superior proposal”), cancel or delay the Ohio Legacy shareholder meeting, change or withdraw its recommendation of the Merger Agreement and the Merger and/or terminate the Merger Agreement; provided, however, that Ohio Legacy must first provide notice to UCFC and negotiate in good faith with UCFC to make such adjustments to the terms and conditions of the Merger Agreement so that the acquisition proposal would cease to be a superior proposal.

Increase in Ohio Legacy and Premier Bank Boards; Community Contribution

As of the effective time, UCFC will increase the number of members of its board of directors by one and elect Louis A. Altman as a member of its board. As of the effective time, Premier Bank (renamed Home Savings Bank, as the surviving institution in the Bank Merger, will increase the number of members of its board of directors by one and elect Louis A. Altman as a member of its board.

During the five years following the effective time, UCFC will use reasonable efforts to cause the distribution committee of The Home Savings and Loan Foundation to contribute a total of $500,000 to community organization and charities within the communities served by Ohio Legacy prior to the closing of the transaction.

Expenses

Except as otherwise provided in the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, the Merger Agreement, the Bank Merger and the transactions contemplated thereby will be paid by the party incurring such expenses.

Employee Matters

UCFC has agreed to use its reasonable good faith efforts to minimize the impact of the Merger and the Bank Merger on employees of Ohio Legacy and Premier Bank, consistent with UCFC’s and Home Savings’ plans for the operations of the business of the combined entities following the effective time.

UCFC will provide severance payments to any person who is an employee of Ohio Legacy or its subsidiaries at the effective time but whose employment does not continue with UCFC or its subsidiaries after the effective time or whose employment is terminated within one year after the effective time, excluding any employee terminated for cause.

With respect to any employee benefit plans of UCFC or its subsidiaries in which any employees of Ohio Legacy or its subsidiaries become eligible to participate on or after the effective time, UCFC will or will cause UCFC to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under the UCFC plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Ohio Legacy benefit plan; (ii) provide each such employee and their eligible dependents with credit for any co-payments or co-insurance and deductibles paid prior to the effective time under an Ohio Legacy benefit plan (to the same extent that such credit was given under the analogous Ohio Legacy benefit plan prior to the effective time) in satisfying any applicable deductible, co-payment, co-insurance or maximum out-of-pocket requirements under any UCFC plans; and (iii) recognize all service of such employees with Ohio Legacy and its subsidiaries for all purposes in any UCFC plan to the same extent that such service was taken into account under the analogous Ohio Legacy benefit plan prior to the effective time. The foregoing service recognition will not apply to the extent it would result in duplication of benefits for the same period of services, for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or to any benefit plan that is a frozen plan or provides grandfathered benefits.

UCFC plans to request in writing not later than ten business days prior to the effective time that Ohio Legacy take all actions as are necessary to terminate Ohio Legacy’s 401(k) plan, effective no later than the day immediately prior to the effective time, with such termination to be subject to the occurrence of the effective time. UCFC will cause the UCFC 401(k) plan to accept as soon as practicable rollover distributions from current and former employees of Ohio Legacy and its subsidiaries with respect to such individuals’ account balances (including loans), if elected by any such individuals.

Indemnification and Insurance

The Merger Agreement provides that after the effective time, UCFC will indemnify and hold harmless all present and former directors, officers and employees of Ohio Legacy and its subsidiaries against all costs and liabilities pertaining to the fact that such person is or was a director, officer or employee of Ohio Legacy or any of its subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the effective time of the Merger (including in connection with the Merger Agreement), and will also advance expenses to such persons, provided that, such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

The Merger Agreement requires UCFC to maintain for a period of six years after completion of the Merger Ohio Legacy’s existing directors’ and officers’ liability insurance policies, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the completion of the Merger (including the transactions contemplated by the Merger Agreement). However, UCFC is not required to spend annually more than 150% of the annual premium paid by Ohio Legacy as of September 8, 2016 for such insurance (the “premium cap”). If such premiums would at any time exceed that amount, then UCFC will maintain policies of insurance that provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, Ohio Legacy may with UCFC’s consent (and at the request of UCFC, Ohio Legacy will use its reasonable best efforts to) obtain at or prior to the effective time a six-year “tail” policy under Ohio Legacy’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if such a policy can be obtained for an amount that, in the aggregate, does not exceed the premium cap.

Certain Additional Covenants

The Merger Agreement also contains additional covenants, including, among others, covenants relating to the listing of common shares of UCFC to be issued in the Merger, access to information, coordination with respect to litigation relating to the Merger, conversion and integration matters, and public announcements with respect to the transactions contemplated by the Merger Agreement.

Conditions to Completion of the Merger

Each of UCFC and Ohio Legacy’s obligations to complete the transactions contemplated by the Merger Agreement is subject to fulfillment of certain conditions, including:

•	approval of the Merger Agreement at the special meeting by the requisite vote of Ohio Legacy shareholders;

•	the common shares of UCFC that will be issuable pursuant to the Merger Agreement having been authorized for listing on the NASDAQ, subject to official notice of issuance;

•	the registration statement of which this proxy statement/prospectus forms a part having been declared effective by the SEC;

•	no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger being in effect; and

•	all regulatory authorizations, consents, orders or approvals from (x) the Federal Reserve Board, the FDIC, and the Ohio Division of Financial Institutions of the transactions contemplated by the Merger Agreement, including the Merger and the Bank Merger, and (y) any other approvals set forth in the Merger Agreement that are necessary to consummate the transactions contemplated thereby (except for such approvals as would not be material to UCFC, or any other approvals the failure of which to be obtained would reasonably be likely to have, individually, or in the aggregate, a material adverse effect on UCFC) having been obtained and remaining in full force and effect and all statutory waiting periods in respect thereof having expired.

UCFC’s obligation to complete the transactions contemplated by the Merger Agreement is also subject to fulfillment of certain conditions, including:

•	accuracy of representations and warranties of Ohio Legacy in the Merger Agreement as of the date of the Merger Agreement and as of the closing date, other than, in most cases, inaccuracies that in the aggregate do not have, and would not reasonably be likely to have, a material adverse effect on Ohio Legacy or UCFC;

•	performance in all material respects by Ohio Legacy of all of its obligations required to be performed under the Merger Agreement at or prior to the closing date;

•	delivery by Ohio Legacy of officers’ certificates as required by the Merger Agreement;

•	receipt of an opinion of Tucker Ellis, dated as of the closing date of the Merger, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	agreements entered into with each of Rick L. Hull and Denise M. Penz being in full force and effect as of the closing date of the Merger; and

•	the number of dissenting shares in the Merger being not more than 10% of Ohio Legacy’s common shares.

Ohio Legacy’s obligation to complete the transactions contemplated by the Merger Agreement is also subject to fulfillment of certain conditions, including:

•	accuracy of representations and warranties of UCFC in the Merger Agreement as of the date of the Merger Agreement and as of the closing date, other than, in most cases, inaccuracies that in the aggregate do not have, and would not reasonably be likely to have, a material adverse effect on UCFC;

•	performance in all material respects by UCFC of all of its obligations required to be performed under the Merger Agreement at or prior to the closing date;

•	delivery by UCFC of officers’ certificates as required by the Merger Agreement;

•	receipt of an opinion of Tucker Ellis LLP, dated as of the closing date of the merger, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	the closing price of UCFC common shares as reported on the NASDAQ on the business day immediately prior to the closing date being at least $4.40 per share.

Termination of the Merger Agreement

The Merger Agreement can be terminated at any time prior to completion of the Merger in the following circumstances:

•	by mutual written consent of UCFC and Ohio Legacy;

•	by either UCFC or Ohio Legacy, if any governmental entity that must grant a requisite regulatory approval has denied approval of the Merger or the Bank Merger, and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the Merger or the Bank Merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements under the Merger Agreement;

•	by either UCFC or Ohio Legacy, if the Merger has not been completed on or before June 30, 2017 (the “termination date”), unless the failure of the Merger to be completed by such date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements under the Merger Agreement;

•	by either UCFC or Ohio Legacy if there is a breach of any of the covenants or agreements or any of the representations or warranties set forth in the Merger Agreement on the part of the other party, which either individually or in the aggregate would constitute, if occurring or continuing on the date the Merger is completed, the failure of a closing condition of the terminating party and which is not cured by the earlier of the termination date and the date that is 45 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period;

•	by UCFC, if, prior to the approval of the Merger Agreement by Ohio Legacy shareholders, (x) Ohio Legacy (i) submits the Merger Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies its recommendation, or recommends to its shareholders an acquisition proposal other than the Merger, or (ii) materially breaches its obligations to hold a meeting of its shareholders to approve the Merger Agreement or not to solicit alternative acquisition proposals; or (y) a tender offer or exchange offer for 20% or more of the outstanding common shares of Ohio Legacy is commenced (other than by UCFC or one of its subsidiaries), and the Ohio Legacy board recommends that the shareholders of Ohio Legacy tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act;

•	by Ohio Legacy, immediately before Ohio Legacy enters into an agreement relating to a superior proposal; or

•	by UCFC, if Ohio Legacy’s Effective Time Book Value is less than $32,648,835 by an amount greater than $200,000 (or such greater number as has been approved by the board of directors of Ohio Legacy in accordance with the terms of the Merger Agreement). For an explanation of Effective Time Book Value, see “QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETING, Q: What will Ohio Legacy shareholders receive in the Merger?” on page 3.

Effect of Termination

If the Merger Agreement is terminated, it will become void and have no effect, except that (1) both UCFC and Ohio Legacy will remain liable for any liabilities or damages arising out of its fraud or its willful and material breach of any provision of the Merger Agreement and (2) designated provisions of the Merger Agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.

Termination Fee

Ohio Legacy will be required to pay UCFC a termination fee of $1.625 million if the Merger Agreement is terminated in any of the following circumstances:

•	in the event that after the date of the Merger Agreement a bona fide acquisition proposal has been made and (A) (1) thereafter the Merger Agreement is terminated by either UCFC or Ohio Legacy because the Merger has not been completed prior to the termination date and Ohio Legacy has failed to obtain the required vote of its shareholders, or (2) thereafter the Merger Agreement is terminated by UCFC based on a breach of the Merger Agreement by Ohio Legacy, and (B) within eighteen months after the date of such termination, Ohio Legacy enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above).

•	In the event that the Merger Agreement is terminated by UCFC pursuant to the fifth bullet set forth under “– Termination of the Merger Agreement” above.

•	In the event that the Merger Agreement is terminated by Ohio Legacy pursuant to the sixth bullet set forth under “– Termination of the Merger Agreement” above.

Amendment and Modification

The Merger Agreement may be amended in a writing signed on behalf of each of the parties at any time before or after approval of the Merger Agreement proposal by the Ohio Legacy shareholders. However, after any approval of the transactions contemplated by the Merger Agreement by the Ohio Legacy shareholders, the parties may not amend the Merger Agreement without further shareholder approval, if required under applicable law.

At any time prior to the effective time of the Merger, the parties may, in writing, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement, or (c) waive compliance with any of the agreements or conditions contained in the Merger Agreement. However, after any approval of the Merger Agreement proposal by the Ohio Legacy shareholders, the parties may not provide any extension or waiver of the Merger Agreement or any portion thereof without further shareholder approval, if required under applicable law.

Governing Law; Jurisdiction

The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law. The parties agree that any action or proceeding in respect of any claim arising out of or related to the Merger Agreement or the transactions contemplated thereby will be brought exclusively in any federal or state court of competent jurisdiction located in Cleveland, Ohio.

Specific Performance

UCFC and Ohio Legacy agree that irreparable damage would occur if any provision of the Merger Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, each party will be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement or to enforce specifically the performance of the terms and provisions thereof, in addition to any other remedy to which they are entitled at law or in equity.

COMPARISON OF SHAREHOLDERS’ RIGHTS

The rights of Ohio Legacy shareholders who receive UCFC common shares in the Merger will be governed by the Articles of Incorporation of UCFC and its Amended Code of Regulations. Ohio Legacy shareholders’ rights are currently determined by the Second Amended and Restated Articles of Incorporation of Ohio Legacy and its Code of Regulations. In addition, both UCFC and Ohio Legacy are governed by Ohio Revised Code Chapter 1701: General Corporation Law (“OGCL”).

Although the rights of UCFC shareholders and the rights of Ohio Legacy shareholders are similar, there are some differences. These differences relate to differences between provisions of the UCFC Articles of Incorporation and Ohio Legacy’s Second Amended and Restated Articles of Incorporation, and differences between provisions of the UCFC Amended Code of Regulations and the Ohio Legacy Code of Regulations. The following comparison of shareholder rights is not a complete description of all differences individual Ohio Legacy shareholders might consider important. The comparison is qualified in its entirety by reference to the OGCL and the governing corporate documents of Ohio Legacy and UCFC.

	Ohio Legacy Corp.	United Community Financial Corp.
Authorized Capital	Ohio Legacy’s Second Amended and Restated Articles of Incorporation authorize capital stock of 22,500,000 shares of common stock, without par value, and 500,000 shares of Serial Preferred stock, without par value.	UCFC’s Articles of Incorporation authorize 499,000,000 common shares, without par value, and 1,000,000 preferred shares, without par value.

Calling Special Meetings of Shareholders	Ohio Legacy’s Code of Regulations allows special meetings of shareholders to be called by holders of not less than 50% of the outstanding voting shares.	UCFC’s Amended Code of Regulations allows special meetings of shareholders to be called by holders of not less than 25% of the outstanding voting shares.

Shareholder Proposals for Business to be Conducted at a Meeting	Ohio Legacy’s Code of Regulations provides that a shareholder must deliver a timely notice of business to be conducted at a meeting in writing to the Secretary of Ohio Legacy. To be timely, the notice must be delivered to Ohio Legacy’s Secretary not less than 60 days and not more than 90 days prior to the meeting, provided that in the event that less than 75 days’ mailed notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder must instead be delivered to the Secretary not later than the close of business on the 15th day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made.	Neither UCFC’s Amended Code of Regulations nor its Articles of Incorporation provide procedures for a proposal by shareholders of business to be acted upon at a meeting.

	Ohio Legacy Corp.	United Community Financial Corp.
Required Vote to Pass Certain Actions	Amendment of Ohio Legacy’s Articles of Incorporation or Code of Regulations requires approval of a majority of the outstanding shares; however, an affirmative vote of 80% of the outstanding voting shares is necessary to amend the Ohio Legacy Code of Regulations Sections 8, 9, and 10, which govern, respectively: (i) the number and nomination of directors, (ii) the classification, election and term of office of directors, and (iii) the removal of directors. Additionally, an affirmative vote of 80% of the holders of Ohio Legacy voting shares is required to amend Ohio Legacy’s Second Amended and Restated Articles of Incorporation Article 8, which is Ohio Legacy’s waiver of Ohio Revised Code (“ORC”) 1701.831.	Amendment of UCFC’s Articles of Incorporation and Amended Code of Regulations requires approval of a majority of the outstanding voting shares; however, if the board of directors recommends against approval of a shareholder’s: (i) proposed amendment to the Articles of Incorporation, (ii) proposed amendment to the Code of Regulations, (iii) proposed amendment to the number of directors by action of the shareholders, (iv) proposed agreement of merger or consolidation providing for the proposed merger or consolidation of the corporation with or into one or more corporations, (v) proposed combination or majority share acquisition involving the issuance of shares of the corporation and requiring shareholder approval, (vi) proposed sale, exchange, transfer or other disposal of all, or substantially all, of the assets UCFC, with or without its goodwill, or (vii) proposed dissolution of UCFC, then a vote of 80% of the outstanding voting shares is required.

Director Terms	Ohio Legacy’s Code of Regulations states that directors serve staggered three-year terms, with the size of each of the three classes being as nearly equal in size to the others as possible. If Ohio Legacy has fewer than nine directors, the directors shall be divided into as many classes as permitted by law and the number of directors shall be divided among the classes as nearly equally as possible.	UCFC’s Amended Code of Regulations states that if the number of directors remains fixed at five, then the directors shall serve a one-year term. If the number of directors is six, seven or eight, then the directors shall be divided into two equally-sized classes and each shall be elected for a two-year term. If the number of directors is nine or more, the directors shall be divided into three equally-sized classes and each shall be elected for a three-year term.

	Ohio Legacy Corp.	United Community Financial Corp.
Removal of Directors	Ohio Legacy’s Code of Regulations provides that directors may be removed at any time by the affirmative vote of 80% of the outstanding shares entitled to vote.	UCFC’s Amended Code of Regulations provides that directors may be removed at any time by the affirmative vote of 75% of the outstanding shares entitled to vote.

Nomination of Directors by Shareholders

Ohio Legacy’s Code of Regulations requires a shareholder seeking to nominate a director for election to submit the nomination to the Secretary of Legacy not less than 60 days nor more than 90 days prior to the meeting at which the election will be held, provided that if less than 75 days’ mailed notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be delivered no later than the 15th day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made.

Ohio Legacy requires the shareholder’s notice of a non-incumbent director nomination to include: (i) the name, age, business address and residence of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of Legacy that are owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934.

UCFC’s Amended Code of Regulations requires a shareholder seeking to nominate a director for election at the annual meeting held for the election of directors to submit the nomination to the Secretary of UCFC on or before the 60th day before the first anniversary of the most recent annual meeting of the shareholders of UCFC that was held for the election of directors, provided that if the annual meeting for the election of directors is not held on or before the 31st day following such anniversary, then the written notice shall be delivered to and received by the Secretary of UCFC within a reasonable time prior to the date of the annual meeting for which the nomination is provided.

If a nominee proposed for election is to be voted upon at a special meeting of the shareholders at which directors are to be elected, written notice of the proposed nominee must be received by the Secretary of UCFC no later than the close of business on the seventh day following the day on which notice of the special meeting was mailed to shareholders.

UCFC requires the shareholder’s notice of director nomination to include: (i) the name, age, business address and residence of the person, (ii) the principal occupation or employment of the person, and (iii) the class and number of shares of UCFC that are owned by the person.

	Ohio Legacy Corp.	United Community Financial Corp.
Waiver of ORC 1701.831	Ohio Legacy’s Articles of Incorporation provides that Ohio Legacy waives the requirements of ORC 1701.831. Ohio Legacy’s Articles of Incorporation substantially adopt the notice and voting requirements of ORC 1701.831, but changes the law by creating a class of shares called “Excess Shares,” which are the shares held by an individual in violation of ORC 1701.831. Excess Shares may be treated as null and void and, if not permitted to be treated as null and void, the Excess Shares are treated as the equivalent of treasury shares of the Corporation and the holder of the Excess Shares shall have no right to exercise or receive the benefits of shareholder rights accompanying the Excess Shares. Additionally, Ohio Legacy’s waiver amends the ORC’s definition of “Control Share Acquisition” to exclude certain good faith and shareholder-approved acquisitions from the definition of Control Share Acquisition.	Neither UCFC’s Articles of Incorporation nor its Amended Code of Regulations waive the requirements of ORC 1701.831.

EXPERTS

The financial statements incorporated in this proxy statement/prospectus by reference to the UCFC’s Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of Crowe Horwath LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF DOCUMENTS BY REFERENCE

Statements contained in this proxy statement/prospectus, or in any document incorporated by reference into this proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows UCFC to “incorporate by reference” into this proxy statement/prospectus documents UCFC filed with the SEC, including certain information required to be included in the registration statement on Form S-4 filed by UCFC to register the UCFC’s common shares that will be issued in the Merger, of which this proxy statement/prospectus forms a part. This means that UCFC can disclose important information to you by referring you to those documents. The information incorporated by reference into this proxy statement/prospectus is considered to be a part of this proxy statement/prospectus, and later information that UCFC files with the SEC will update and supersede that information. UCFC incorporates by reference the documents listed below and any documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date that the offering is terminated:

(a) The Registrant’s Annual Report on Form 10-K (the “2015 Form 10-K”) for the fiscal year ended December 31, 2015;

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2015, including the Form 10-Q for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016 and any amendments thereto, and the Current Reports on Form 8-K filed with the Commission on January 7, 2016, January 25, 2016, February 17, 2016, March 14, 2016, May 2, 2016 and September 9, 2016.

(c) The information contained in the Registrant’s Proxy Statement dated March 14, 2016, for its Annual Meeting of Shareholders held on April 28, 2016, that has been incorporated by reference in the 2015 Form 10-K and was filed with the Commission on Schedule 14A on March 18, 2016; and

(d) The description of the Registrant’s Common Shares as contained in Registrant’s Form S-1 filed with the Commission on March 13, 1998, or contained in any subsequent amendment or report filed for the purpose of updating such description.

Notwithstanding the foregoing, information furnished by UCFC on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this proxy statement/prospectus.

You may obtain the information incorporated by reference and any other materials UCFC files with the SEC without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” on page 1 of this proxy statement/prospectus.

This proxy statement/prospectus does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus to vote your common shares of Ohio Legacy at the special meeting. UCFC and Ohio Legacy have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated December 28, 2016. You should not assume that the information contained in this proxy statement/ prospectus is accurate as of any date other than that date, and the mailing of this proxy statement/prospectus to shareholders does not create any implication to the contrary.

LEGAL OPINIONS

Tucker Ellis has delivered its opinion to both UCFC and Ohio Legacy as to certain United States federal income tax consequences of the Merger. Please see the section entitled “THE MERGER – Material United States Federal Income Tax Consequences” on page 54 of this proxy statement/prospectus. The validity of the UCFC common shares to be issued in connection with the Merger has been passed upon for UCFC by Tucker Ellis.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and between

UNITED COMMUNITY FINANCIAL CORP.,

THE HOME SAVINGS AND LOAN COMPANY OF YOUNGSTOWN, OHIO,

OHIO LEGACY CORP.

and

PREMIER BANK & TRUST

Dated as of September 8, 2016

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Term	Section
Acquisition Proposal	6.11(f)
affiliate	9.6
Agreement	Preamble
Allowance	1.6(g)
Bank Merger	1.11
Bank Merger Act	3.4
Bank Merger Agreement	1.11
Bank Merger Certificate	1.11
BHC Act	3.1(a)
business day	9.6
Cash Consideration	1.6(a)(i)
Cash Conversion Number	2.1(a)
Cash Election	1.6(a)(i)
Cash Election Number	2.1(b)(i)
Cash Election Shares	1.6(a)(i)
Certificate of Merger	1.3
Chosen Courts	9.9(b)
Closing	1.2
Closing Date	1.2
Code	Recitals
Confidentiality Agreement	6.2(b)
Conversion	6.2(d)
Convertible Preferred Stock	4.2(a)
Deemed Converted Common Stock	1.6(d)
Dissenting Shareholder	1.6(e)
Dissenting Shares	1.6(e)
Effective Time	1.3
Effective Time Book Value	1.6(g)
Election	2.2(a)
Election Deadline	2.2(b)
Election Period	2.2(a)
Enforceability Exceptions	3.3(a)
Environmental Laws	3.16
ERISA	3.11(a)
Excel	Recitals
Exception Shares	1.6(a)
Exchange Act	3.4
Exchange Agent	2.3
Exchange Fund	2.3
Exchange Ratio	1.6(a)(ii)
Excluded Shares	1.6(a)
FDIC	3.4
Federal Reserve Board	3.4
Form of Election	2.2
Foundation	6.10(b)
GAAP	3.1(a)
Governmental Entity	3.4
HOLA	4.1(a)
Holder	2.2

A-iv

Term	Section
HSR Act	3.4
Intellectual Property	3.20
Investment Advisers Act	3.29(a)
IRS	3.10(a)
knowledge of Parent	9.6
knowledge of Seller	9.6
Liens	3.2(c)
Loans	3.27(a)
made available	9.6
Material Adverse Effect	3.1(a)
Materially Burdensome Regulatory Condition	6.1(c)
Merger	Recitals
Merger Consideration	1.6(a)
Multiemployer Plan	3.11(g)
Multiple Employer Plan	3.11(g)
NASDAQ	3.4
New Certificates	1.6(b)
New Plans	6.6(b)
Non-Election Shares	1.6(a)(iii)
Notice Period	6.11(d)
OCC	3.5
ODFI	3.4
OGCL	1.1
Ohio Secretary	1.3
Old Certificate	1.6(b)
Parent	Preamble
Parent Articles	1.8
Parent Bank	Preamble
Parent Common Stock	1.5
Parent Contract	4.11(a)
Parent Disclosure Schedule	Article IV
Parent Equity Awards	4.2(a)
Parent Preferred Stock	1.5
Parent Regulations	1.9
Parent Regulatory Agreement	4.12
Parent Restricted Stock Award	4.2(a)
Parent SEC Reports	4.5(b)
Parent Stock Options	4.2(a)
Parent Stock Plans	4.2(a)
Parent Subsidiary	4.1(b)
PBGC	3.11(f)
Permitted Encumbrances	3.18
person	9.6
Premium Cap	6.7(b)
Proxy Statement	3.4
Regulatory Agencies	3.5
Representatives	6.11
Requisite Regulatory Approvals	7.1(f)
Requisite Seller Vote	3.3(a)
S-4	3.4
SEC	3.4

A-v

Term	Section
Securities Act	3.26
Seller	Preamble
Seller Articles	3.1(a)
Seller Bank	Preamble
Seller Bank Deposit Liabilities	3.32
Seller Benefit Plans	3.11(a)
Seller Common Stock	1.6(a)
Seller Contract	3.13(b)
Seller Disclosure Schedule	Article III
Seller Equity Awards	2.4(g)
Seller ERISA Affiliate	3.11(a)
Seller Financial Statements	3.6(a)
Seller Indemnified Parties	6.7(a)
Seller Leased Properties	3.18
Seller Meeting	6.3(a)
Seller Owned Properties	3.18
Seller Preferred Stock	3.2(a)
Seller Qualified Plans	3.11(d)
Seller Real Property	3.18
Seller Regulations	3.1(a)
Seller Regulatory Agreement	3.14
Seller Restricted Stock Unit Award	1.7(b)
Seller Stock Option	1.7(a)
Seller Stock Plan	1.7(d)
Series A Preferred Shares	3.2(a)
Shortage	1.6(g)
Shortfall Number	2.1(b)(ii)
Simultaneous Conversion Election	6.2(d)
SRO	3.4
Stock Consideration	1.6(a)(ii)
Stock Election	1.6(a)(ii)
Stock Election Shares	1.6(a)(ii)
Subsidiary	3.1(a)
Superior Proposal	6.11(f)
Surviving Corporation	Recitals
Takeover Statutes	3.23
Target Number	1.6(g)
Tax	3.10(b)
Tax Return	3.10(c)
Termination Date	8.1(c)
Termination Fee	8.2(b)
Treasury Stock	1.6(a)

A-vi

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 8, 2016 (this “Agreement”), is entered into by and between United Community Financial Corp., an Ohio corporation (“Parent”); Parent’s wholly owned subsidiary, The Home Savings and Loan Company of Youngstown, Ohio, a savings bank chartered under the laws of the State of Ohio (“Parent Bank”); Ohio Legacy Corp., an Ohio corporation (“Seller”); and Seller’s wholly owned subsidiary, Premier Bank & Trust, a bank chartered under the laws of the State of Ohio (“Seller Bank”).

RECITALS:

WHEREAS, the Boards of Directors of Parent and Seller have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which Seller will, subject to the terms and conditions set forth herein, merge with and into Parent (the “Merger”), so that Parent is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger; and

WHEREAS, a condition to the willingness of Parent to enter into this Agreement, all of the individuals and entities listed on Exhibit A have entered into a Voting Agreement substantially in the form of Exhibit B hereto and dated as of the date of this Agreement; and

WHEREAS, upon the terms and subject to the conditions of the Voting Agreement, all of the individuals and entities listed on Exhibit A have agreed to the extent applicable, to call a meeting of the members of Excel Bancorp, LLC (“Excel”) and to vote their interests in Excel to authorize and instruct Excel to vote the Seller common shares owned by Excel in favor of the approval and adoption of the Merger and this Agreement; and

WHEREAS for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I. THE MERGER

1.1 The Merger.

Subject to the terms and conditions of this Agreement, in accordance with Ohio Revised Code Chapter 1701, the Ohio General Corporation Law (the “OGCL”), at the Effective Time, Seller shall merge with and into Parent. Parent shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Ohio. Upon consummation of the Merger, the separate corporate existence of Seller shall terminate.

1.2 Closing.

Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern Time, at the offices of Tucker Ellis LLP, on a date that shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Parent and Seller. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3 Effective Time.

Subject to the terms and conditions of this Agreement, on or before the Closing Date, Parent and Seller shall cause to be filed a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Ohio (the “Ohio Secretary”). The Merger shall become effective as of the date and time specified in the Certificate of Merger or, if no such date and time are specified, shall become effective upon filing of the Certificate of Merger (such date and time, the “Effective Time”).

1.4 Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the OGCL.

1.5 Parent Stock.

At and after the Effective Time, each common share, without par value, of Parent (the “Parent Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding common share of the Surviving Corporation and shall not be affected by the Merger; and each share of preferred stock, without par value, of Parent (the “Parent Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of preferred stock of the Surviving Corporation and shall not be affected by the Merger.

1.6 Conversion of Seller Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Seller or the holder of any of the following securities:

(a) Subject to Sections 2.1, 2.2 and 2.4(e), each common share, without par value, of Seller issued and outstanding immediately prior to the Effective Time (the “Seller Common Stock”), except for (1) Dissenting Shares, (2) shares of Seller Common Stock owned by Seller as treasury stock (“Treasury Stock”) or (3) shares of Seller Common Stock owned by Seller or Parent (together with the Treasury Stock, the “Excluded Shares”) (in the case of (2) and (3) other than shares of Seller Common Stock held in any Seller Benefit Plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted (collectively, the “Exception Shares”)), shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive the following (the “Merger Consideration”), without interest:

(i)	For each share of Seller Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively, the “Cash Election Shares”), $18.00 in cash (the “Cash Consideration”);

(ii)	For each share of Seller Common Stock with respect to which an election to receive Parent Common Stock (a “Stock Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively, the “Stock Election Shares”), 2.736 (the “Exchange Ratio”) common shares (the “Stock Consideration”) of Parent, it being understood that upon the Effective Time, pursuant to Section 1.5, the Parent Common Stock, including the shares issued to former holders of Seller Common Stock as Merger Consideration, shall be the common stock of the Surviving Corporation; and

(iii)	For each share of Seller Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively the “Non-Election Shares”), the right to receive such Stock Consideration or Cash Consideration as is determined in accordance with Section 2.1.

(b) All of the shares of Seller Common Stock converted into the right to receive the applicable Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Seller Common Stock (each, an “Old Certificate”; it being understood that any reference herein to an “Old Certificate” shall be deemed to include reference to book-entry accounts evidencing ownership of shares of Seller Common Stock, and certificates for or book-entry accounts evidencing Seller Preferred Stock in the case of Deemed Converted Common Stock) shall thereafter represent only the right to receive (i) the Cash Consideration and/or the Stock Consideration in accordance with, and subject to, Sections 1.6(a), 2.1 and 2.2, (ii) cash in lieu of any fractional shares that the shares of Seller Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.6 and Section 2.4(e), without any interest thereon and (iii) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 2.4(b). Old Certificates previously representing shares of Seller Common Stock shall be exchanged for evidence of shares in book entry form or at Parent’s option, certificates (collectively referred to herein as “New Certificates”), representing the Stock Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) and/or the Cash Consideration, as applicable, upon the surrender of such Old Certificates in accordance with Section 2.4, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Seller Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of Seller Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all Excluded Shares (other than the Exception Shares) shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

(d) Each Series A Preferred Share issued and outstanding immediately prior to the Effective Time shall be deemed to have been converted into the number of shares of Seller Common Stock as would be issuable upon a voluntary conversion of such Series A Preferred Share in accordance with Section 8 of Division A-1 of the Seller Articles (the “Deemed Converted Common Stock”). Each share of Deemed Converted Common Stock shall be converted into the Merger Consideration exactly as though it were a share of outstanding Seller Common Stock in accordance with Section 1.6(a) and Article II.

(e) Each outstanding share of Seller Common Stock or Seller Preferred Stock, the holder of which has complied with all requirements under OGCL Section 1701.85 to be entitled to relief as a dissenting shareholder and has not effectively withdrawn or lost such dissenters” rights as of the Effective Time (the “Dissenting Shares”), will not be converted into or represent a right to receive the Merger Consideration, and the holder thereof will be entitled solely to the rights granted by applicable law. Seller will give Parent prompt notice upon receipt by Seller of any demand for payment of the fair cash value of shares of Seller Common Stock or Seller Preferred Stock and of withdrawals of demand for payment and any other related communications (any shareholder duly making a demand being hereinafter called a “Dissenting Shareholder”). Parent may participate in all discussions, negotiations, and proceedings relating to a demand for payment of the fair cash value of shares of Seller Common Stock or Seller Preferred Stock. Except with advance written consent of Parent, Seller will not voluntarily make any payment on, settle or offer to settle a demand for payment, or waive a failure of timely delivery of a written demand for payment of fair cash value or of the taking of any other action by the Dissenting Shareholder as may be necessary to perfect dissenting shareholders’ rights under applicable law. Except for payments prior to the Effective Time consented to by Parent, any payments made for Dissenting Shares will be made by the Surviving Corporation.

(f) If at or before the Effective Time, whether through failure to comply with applicable requirements or otherwise, a Dissenting Shareholder withdraws or loses the right to payment, the Dissenting

Shareholder’s Dissenting Shares will be converted into the right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If after the Effective Time of the Merger, whether through failure to comply with applicable requirements or otherwise, a Dissenting Shareholder withdraws or loses the right to payment, such Dissenting Shares shall be deemed to be converted into the right to receive Cash Consideration and/or Stock Consideration, as determined by Parent in its sole discretion.

(g) If Seller’s Effective Time Book Value is less than $32,648,835 (the “Target Number”), then (i) each of (A) the Cash Consideration component of the Merger Consideration, payable with respect to each share of Seller Common Stock (including shares subject to Seller Restricted Stock Unit Awards and shares of Deemed Converted Stock) that is eligible to receive Cash Consideration; and (B) the amount payable with respect to each share of Seller Common Stock subject to a Seller Stock Option shall be reduced by a per share amount (rounded down to the nearest whole cent) equal to the quotient obtained by dividing one-half of the dollar amount of the Shortage by 2,265,750 (which is as of the date of this Agreement the number of shares of Seller Common Stock outstanding (including shares subject to Seller Restricted Stock Unit Awards and shares of Deemed Converted Stock) plus the number of unissued shares of Seller Common Stock potentially issuable under the Seller Stock Options); and (ii) the Stock Consideration for each share of Seller Common Stock (including shares subject to Seller Restricted Stock Units Awards and shares of Deemed Converted Stock) that is eligible to receive Stock Consideration shall be reduced by a number of shares equal to the quotient obtained by dividing (A) one half of the dollar amount of the Shortage divided by $6.67 by (B) the number of shares of Seller Common Stock (including shares subject to Seller Restricted Stock Unit Awards and shares of Deemed Converted Stock) that are eligible to receive Stock Consideration. For purposes of this subparagraph (g), “Effective Time Book Value” shall be calculated as the estimated shareholders’ equity of Seller plus allowance for loan and lease losses (the “Allowance”) as of the end of the month prior to the Effective Time determined in accordance with GAAP to the reasonable satisfaction of both Parent and Seller no earlier than three (3) business days prior to the Closing Date and which shall reflect an Allowance calculated in a manner consistent with Seller’s historical practices. Notwithstanding the foregoing, the calculation of “Effective Time Book Value” shall be exclusive of the following: any changes in accumulated other comprehensive income since June 30, 2016, and to the extent, and only to the extent, related to this Agreement and the transactions contemplated by this Agreement: (i) fees and expenses (including reimbursable expenses) payable to Sandler O’Neill & Partners L.P. as provided in Section 3.7, (ii) all professional fees and expenses of legal counsel and accountants, (iii) expenses of calling and holding the Seller Meeting (including printing and mailing costs), (iv) termination expenses, conversion costs and penalty costs associated with vendor contracts and/or commitments to which Seller or Seller Bank is a party or otherwise bound that Parent or a Subsidiary of Parent does not intend to continue after the Effective Time, including data processing contracts and commitments, (v) filing fees and costs, (vi) any costs or expenses required to be incurred by Seller or Seller Bank by an express provision of this Agreement or otherwise incurred at the request of Parent or a Subsidiary of Parent, (vii) expenses, costs, payments to terminate change in control agreements, retention bonuses or similar payments, severance obligations and plan continuation costs pursuant to Sections 6.6(b), (c), (d) and (e), and (viii) other merger related fees, costs and expenses reasonably incurred by Seller and Seller Bank in connection with this Agreement and the transactions contemplated by this Agreement. For avoidance of doubt, any expense or liability related to the disclosure set forth in Section 3.7 of the Seller Disclosure Schedule shall be considered in the calculation of Seller’s Effective Time Book Value. “Shortage” means the amount by which the Effective Time Book Value is less than the Target Number, but in no event shall the Shortage be greater than $200,000 unless a greater amount (not to exceed $750,000 is approved by the board of directors of Seller in its sole discretion.

1.7 Treatment of Seller Equity Awards.

(a) At the Effective Time, each option granted by Seller to purchase shares of Seller Common Stock under the Seller Stock Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Seller Stock Option”) will be cancelled and will instead represent solely the right to receive in cash from Parent the amount by which $18.00 per share exceeds the exercise or strike price of such Seller Stock Option. The number and terms of Seller Stock Options will not exceed or differ from the number and terms disclosed in Seller Disclosure Schedule 1.7(a). If the exercise price of a Seller Stock Option equals or exceeds $18.00, such Seller Stock Option will be cancelled without any payment in exchange. Parent will cause the Exchange Agent to mail to each holder of Seller Stock Options within five business days after the Effective Time a form letter of transmittal for return to the Exchange Agent and instructions for surrendering the Seller Stock Options. Upon proper surrender of options for exchange and cancellation to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, the holder of the Seller Stock Options is entitled to receive in exchange the cash consideration specified in this Section 1.7(a), without interest. Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any amounts payable in respect of any Seller Stock Option all such amounts as Parent is required to deduct and withhold under the Code or any provisions of state, local, or foreign Tax law.

(b) At the Effective Time, each award in respect of a share of Seller Common Stock subject to vesting, repurchase, lapse or other restriction granted under the Seller Stock Plan that is outstanding immediately prior to the Effective Time (a “Seller Restricted Stock Unit Award”) shall fully vest and shall be converted into the right to receive, without interest, the Merger Consideration payable pursuant to Section 1.6 based on the holder’s election in accordance with, and subject to, Sections 2.1 and 2.2 and treating the shares of Seller Common Stock subject to such Seller Restricted Stock Unit Award in the same manner as all other shares of Seller Common Stock for such purposes. Parent shall pay or issue the consideration described in this Section 1.7(b) promptly, and in any event within five (5) business days following the Effective Time. Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration payable in respect of any Seller Restricted Stock Unit Award all such amounts as Parent is required to deduct and withhold under the Code or any provisions of state, local, or foreign Tax law, with such amounts, if any, first being deducted from the cash portion of the Merger Consideration, if any, due to such holder.

(c) At or prior to the Effective Time, Seller, the Board of Directors of Seller and/or its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.7.

(d) For purposes of this Agreement, the “Seller Stock Plan” means the Seller 2010 Equity and Cash Incentive Plan.

1.8 Articles of Incorporation of Surviving Corporation.

At the Effective Time, the Articles of Incorporation of Parent, as amended (the “Parent Articles”), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law.

1.9 Regulations of Surviving Corporation.

At the Effective Time, the Code of Regulations of Parent, as amended and restated (the “Parent Regulations”), as in effect immediately prior to the Effective Time, shall be the Code of Regulations of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law.

1.10 Tax Consequences.

It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

1.11 Bank Merger.

Subject to Section 6.13, immediately following the Merger Seller Bank will merge with and into Parent Bank (the “Bank Merger”) pursuant to an agreement and plan of merger, the form of which is attached hereto as Exhibit C (the “Bank Merger Agreement”). Subject to Section 6.13, Parent Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Seller Bank shall cease. The parties agree that the Bank Merger shall become effective at the time specified in the Certificate of Merger for the Bank Merger or, if not time is specified, shall become effective upon filing. Prior to the Effective Time, Seller shall cause Seller Bank, and Parent shall cause Parent Bank, to execute a certificate of merger and such other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Certificate”) immediately following the Effective Time.

ARTICLE II. EXCHANGE OF SHARES

2.1 Proration.

(a) Notwithstanding any other provision contained in this Agreement (other than Section 2.1(e)), the total number of shares of Seller Common Stock (including shares subject to Seller Restricted Stock Unit Awards and shares of Deemed Converted Common Stock) to be entitled to receive the Cash Consideration pursuant to Section 1.6(a) and Seller Restricted Stock Unit Awards entitled to receive a cash amount pursuant to Section 1.7(b) shall be equal to the product (rounded down to the nearest whole share) of (i) 0.5 and (ii) the total number of shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time. For purposes of this Section 2.1, the foregoing clause (ii) shall include the shares subject to Seller Restricted Stock Unit Awards and shall include the Exception Shares, but shall exclude the other Excluded Shares, Dissenting Shares or Seller Stock Options (the “Cash Conversion Number”). All other shares of Seller Common Stock (including shares subject to Seller Restricted Stock Unit Awards, the shares of Deemed Converted Common Stock and the Exception Shares, but excluding the other Excluded Shares to be cancelled as provided in Section 1.6(d)) shall be converted into the right to receive the Stock Consideration. For the avoidance of doubt, the cash payment to be paid pursuant to Section 1.7(a) in exchange for the cancellation of Seller Stock Options shall not affect, or reduce in any way, the Cash Conversion Number or the amount of cash available to be paid to holders of Seller Common Stock, Seller Restricted Stock Unit Awards and Deemed Converted Common Stock under Article II.

(b) Promptly (and in any event no later than five (5) business days) after the Effective Time, Parent shall cause the Exchange Agent to effect the allocation among holders of Seller Common Stock, Deemed Converted Common Stock, Exception Shares and Seller Restricted Stock Unit Awards of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i)	If the aggregate number of shares of Seller Common Stock (including shares subject to Seller Restricted Stock Unit Awards, Exception Shares and Deemed Converted Common Stock) with respect to which Cash Elections shall have been made (the “Cash Election Number”) exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (A) the number of Cash Election Shares held by such holder by (B) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number (with the Exchange Agent to determine, consistent with Section 2.1(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and

(ii)	If the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number being referred to herein as the

“Shortfall Number”), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:

(A)	If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Stock Consideration; or

(B)	If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares (with the Exchange Agent to determine whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.

2.2 Election Procedures.

Each holder of record of shares of Seller Common Stock, Seller Restricted Stock Unit Awards, Exception Shares and Deemed Converted Common Stock to be converted into the right to receive the Cash Consideration and/or the Stock Consideration in accordance with, and subject to, Sections 1.6(a) and 2.1 (a “Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures: Each Holder may specify in a request made in accordance with the provisions of this Section 2.2 (herein called an “Election”) (i) the number of shares of Seller Common Stock, Seller Restricted Stock Unit Awards, Exception Shares and Deemed Converted Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Seller Common Stock, Seller Restricted Stock Unit Awards, Exception Shares and Deemed Converted Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

Parent shall prepare a form reasonably acceptable to Seller, including appropriate and customary transmittal materials in such form as prepared by Parent and reasonably acceptable to Seller (the “Form of Election”), so as to permit Holders to exercise their right to make an Election.

(a) Parent (i) shall initially make available and mail the Form of Election not less than thirty (30) business days prior to the anticipated Election Deadline to Holders of record as of the business day prior to such mailing date, and (ii) following such mailing date, shall use all reasonable efforts to make available as promptly as possible a Form of Election to any stockholder who requests such Form of Election prior to the Election Deadline. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period”.

(b) Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and signed (including duly executed transmittal materials included in the Form of Election) and accompanied by any Old Certificates representing all certificated shares to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Old Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date that the parties shall agree is as near as practicable to two (2) business days preceding the Closing Date. The Parties shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than twenty (20) business days before, and at least ten (10) business days prior to, the Election Deadline.

(c) Any Holder may, at any time during the Election Period, change or revoke his or her Election by written notice to the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election or by withdrawal prior to the Election Deadline of his or her Old Certificates (or of the guarantee of delivery of such Old Certificates) previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the parties that this Agreement has been terminated in accordance with the terms hereof. If any Election is not properly made with respect to any shares of Seller Common Stock (none of Parent, Seller nor the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed to be not in effect, and the shares of Seller Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(d) Subject to the terms of this Agreement and the Form of Election, Parent, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (ii) the method of issuance and delivery of New Certificates representing the whole number of shares of Parent Common Stock into which shares of Seller Common Stock are converted in the Merger and (iii) the method of payment of cash for shares of Seller Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Parent Common Stock.

2.3 Parent to Make Merger Consideration Available.

At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) New Certificates (if any, and if no certificates are being issued, evidence of book entry ownership) representing the aggregate Stock Consideration to be issued pursuant to Section 1.6 and Section 1.7 and exchanged pursuant to Section 2.4(a), and (b) cash in an amount sufficient to pay (i) the aggregate Cash Consideration payable to holders of Seller Common Stock, Seller Restricted Stock Unit Awards, Exception Shares and Deemed Converted Common Stock, (ii) cash in lieu of any fractional shares, and (iii) cash in an amount sufficient to pay the amount due to holders of Seller Stock Options pursuant to Section 1.7(a) (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable or the amount of payments due under Section 1.7(a). Any interest and other income resulting from such investments shall be paid to Parent.

2.4 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than seven (7) business days thereafter, Parent shall cause the Exchange Agent to mail to each Holder that has not theretofore submitted its Old Certificates with a Form of Election, (i) a letter of transmittal (that shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent), (ii) instructions for use in effecting the surrender of the Old Certificates in exchange for the Stock Consideration and/or the Cash Consideration to which such

Holder shall have become entitled in accordance with, and subject to, Sections 1.6(a), 2.1 and 2.2, and (iii) any cash in lieu of fractional shares that the shares represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.4(b). From and after the Effective Time and the completion of the allocation procedure set forth in Section 2.1, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal or Form of Election, as applicable, duly executed, the Holder shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing the Stock Consideration to which such Holder shall have become entitled to receive in accordance with, and subject to, Sections 1.6(a), 2.1 and 2.2 and/or (ii) a check representing the amount of (A) the Cash Consideration that such Holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates in accordance with, and subject to, Sections 1.6(a), 2.1 and 2.2, (B) any cash in lieu of fractional shares that such Holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to Section 2.4(e) and (C) any dividends or distributions that the Holder has the right to receive pursuant to Section 2.4(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Cash Consideration, any cash in lieu of fractional shares, or dividends payable to Holders. Until surrendered as contemplated by Sections 2.2 and 2.4, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the applicable Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.4.

(b) No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the Holder of any unsurrendered Old Certificate until such Holder shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the Holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, that theretofore had become payable with respect to the Stock Consideration that the shares of Seller Common Stock represented by such Old Certificate have been converted into the right to receive.

(c) If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of Seller of the shares of Seller Common Stock or Seller Preferred Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration, cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in this Article II.

(e) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent; provided that, when determining the fractional shares to be cashed out, all resulting fractional shares held by the same Holder shall, to the extent practicable, be combined into the greatest number of whole shares of Parent Common Stock as possible, and thereafter the holder shall receive cash in lieu of any remaining fractional share. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of Seller who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) $6.67 by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock that such holder would otherwise be entitled to receive pursuant to Section 1.6 and subject to Section 2.1.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Seller for one (1) year after the Effective Time shall be paid to the Surviving Corporation. Any former shareholders of Seller who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of Seller Common Stock, Seller Restricted Stock Unit Award, Exception Share or Deemed Converted Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Seller, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Seller Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the applicable Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to this Section 2.4 or any other amounts otherwise payable pursuant to this Agreement to any holder of Seller Common Stock, Deemed Converted Common Stock, Exception Shares, Seller Stock Options or Seller Restricted Stock Unit Awards (Seller Stock Options and Seller Restricted Stock Unit Awards being referred to as the “Seller Equity Awards”) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Seller Common Stock, Deemed Converted Common Stock, Exception Shares or Seller Equity Award in respect of which the deduction and withholding was made by Parent or the Exchange Agent, as the case may be.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent or Parent, as applicable, will issue in exchange for such lost, stolen or destroyed Old Certificate the applicable Merger Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Parent as set forth in this Article III, except as disclosed in the disclosure schedule delivered by Seller to Parent concurrently herewith (the “Seller Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the Seller Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Seller that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (b) any disclosures made with respect to a section of this Article III shall be deemed to qualify (i) any other section of this Article III specifically referenced or cross-referenced and (ii) any other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections.

3.1 Corporate Organization.

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”) and has not elected to be treated as financial holding company under the

BHC Act. Seller has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Seller is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Seller. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, Seller or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, or changes in interest rates or general economic conditions, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) the failure, in and of itself, to meet earnings projections or internal financial forecasts or any decrease in the market price of a party’s common stock, but not including the underlying causes thereof, (E) disclosure or consummation of the transactions contemplated hereby or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, (F) any claim, suit, action, audit, arbitration, investigation, inquiry or other proceeding or order that in any manner challenges, seeks to prevent, enjoin, alter or delay, or seeks damages as a result of or in connection with, the transactions this Agreement contemplates, (G) actions or omissions taken pursuant to the written consent or request of Parent, in the case of Seller, or Seller, in the case of Parent, (H) public disclosure of any matter to the extent that (1) it is disclosed in reasonable detail in the party’s disclosure schedules delivered to the other party pursuant to this Agreement or in the Parent Financial Statements or Seller Financial Statements for periods prior to the date of this Agreement, as applicable, and (2) such disclosed matter does not worsen in a materially adverse manner; except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, bank, trust or other organization, whether incorporated or unincorporated, that is (x) consolidated with such party for financial reporting purposes or (y) directly or indirectly (through one or more intermediaries) controlled by or owned more than fifty percent by such party. True and complete copies of the Articles of Incorporation of Seller (the “Seller Articles”) and the Code of Regulations of Seller (the “Seller Regulations”), as in effect as of the date of this Agreement, have previously been made available by Seller to Parent.

(b) Each Subsidiary of Seller (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Seller and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Seller to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. Section 3.1(b) of the Seller Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Seller as of the date hereof. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Seller other than the Seller Subsidiaries.

3.2 Capitalization.

(a) The authorized capital stock of Seller consists of 22,500,000 shares of Seller Common Stock, without par value, and 500,000 preferred shares, without par value (“Seller Preferred Stock”), of which 3,000 shares of preferred stock have been designated “Series A Preferred Shares.” No shares or other voting securities of Seller are issued, reserved for issuance or outstanding, other than (i) 1,974,668 shares of Seller Common Stock issued and outstanding, which number includes 3,237 shares of Seller Common Stock granted in respect of outstanding Seller Restricted Stock Unit Awards, (ii) 173,261 shares of Seller Common Stock reserved for issuance upon the exercise of outstanding Seller Stock Options, (iii) 3,000 shares of Seller Preferred Stock issued and outstanding, (iii) 12,930 shares of Seller Common Stock reserved for issuance upon the vesting of Seller Restricted Stock Unit Awards, and (iv) 226,415 shares of Seller Common Stock reserved for issuance upon conversion of the Seller Preferred Stock. No shares of Seller Common Stock are held in treasury. Since June 30, 2016 through the date hereof, Seller has not repurchased any Seller Common Stock, other shares of its capital stock or other voting securities or securities convertible or exchangeable into, or exercisable for, Seller Common Stock, shares of its capital stock or other voting securities or any options, warrants, or other rights of any kind to acquire Seller Common Stock, any shares of its capital stock or other voting securities of Seller. All of the issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Seller may vote are issued or outstanding. There are no contractual obligations of Seller or its Subsidiaries pursuant to which Seller or its Subsidiaries could be required to register shares of capital stock or other securities of Seller or its Subsidiaries under the Securities Act. No trust preferred or subordinated debt securities of Seller or any of its Subsidiaries are issued or outstanding. Other than Seller Equity Awards and Series A Preferred Shares issued prior to the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Seller to issue, transfer, sell, purchase, redeem or otherwise acquire, any shares of capital stock or voting securities of Seller or any security exercisable for, exchangeable for, or convertible into shares of capital stock or voting securities of Seller. Section 3.2(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Seller Equity Awards outstanding as of August 31, 2016, specifying, on a holder-by-holder basis, (A) the name of each holder, (B) the number of shares subject to each such Seller Equity Award, (C) the grant date of each such Seller Equity Award, (D) the Seller Stock Plan under which such Seller Equity Award was granted, (E) the exercise price for each such Seller Equity Award that is a Seller Stock Option, and (F) the expiration date of each such Seller Equity Award that is a Seller Stock Option. Other than the Seller Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Seller or any of its Subsidiaries) are outstanding.

(b) Except as set forth in Section 3.2(b) of the Seller Disclosure Schedule, there are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Seller or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Seller Common Stock or other equity interests of Seller. As of the date of this Agreement, Seller does not have in effect a “poison pill” or similar shareholder rights plan (other than any such plan as to which the rights granted thereunder have expired).

(c) Seller owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Seller Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries that are insured depository institutions, as provided under Ohio Revised Code Section 1107.07(D)) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Seller has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Seller. The Board of Directors of Seller has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Seller and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Seller’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for (i) the adoption of this Agreement by (A) the affirmative vote of holders of Seller Common Stock and Seller Preferred Stock, voting together as one class, who are entitled to cast at least two-thirds of the total votes that all holders of Seller Common Stock and Seller Preferred Stock, are entitled to cast on the matter, (B) the affirmative vote of holders of Seller Common Stock, voting as a separate class, who are entitled to cast at least two-thirds of the votes that all holders of Seller Common Stock are entitled to cast on the matter, and (C) the affirmative vote of holders of Seller Preferred Stock, voting as a separate class, who are entitled to cast at least two-thirds of the votes that all holders of Seller Common Stock and Seller Preferred Stock are entitled to cast on the matter (the “Requisite Seller Vote”), and (ii) the adoption and approval of the Bank Merger Agreement by the Board of Directors of Seller Bank and Seller as its sole shareholder, no other corporate proceedings on the part of Seller are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions and their holding companies or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the terms or provisions hereof, will (i) violate any provision of the Seller Articles or the Seller Regulations or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.3(b)(ii)(y) of the Seller Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Seller or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except in the case of clause (ii) above for such violations, conflicts, defaults, breaches, terminations, losses of benefits, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Seller.

3.4 Consents and Approvals.

Except for (i) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act, and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Department of Financial Institutions of the Ohio Department of Commerce (“ODFI”) in connection with the Bank Merger, and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Federal Deposit Insurance Corporation (“FDIC”) in connection with the Bank Merger, including under 12 U.S.C. 1828(c) (the “Bank Merger Act”), and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authorities listed on (or that should be listed on) Section 4.4 of the Parent Disclosure Schedule, and approval of such applications, filings and notices, (v) the filing with the Securities and Exchange Commission (the “SEC”) of the registration statement on Form S-4 in which a proxy statement relating to the meeting of Seller’s Shareholders to be held in connection with this Agreement (the “Proxy Statement”) will be included as part of a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (vi) the filing of the Certificate of Merger with the Ohio Secretary pursuant to the OGCL and the filing of the Bank Merger Certificate, (vii) the filing of any notices or other filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on The NASDAQ Stock Market LLC (“NASDAQ”), no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Seller of this Agreement or (B) the consummation by Seller of the Merger and the other transactions contemplated hereby (including the Bank Merger). As used in this Agreement, “SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market. As of the date hereof, Seller is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5 Reports.

Seller and each of its Subsidiaries have timely filed (or furnished as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since June 30, 2013 with (i) ODFI and any other state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the Office of the Comptroller of the Currency (the “OCC”), (vi) any foreign regulatory authority and (vii) any SRO ((i)-(vii), collectively “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for examinations of Seller and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Seller, investigation into the business or operations of Seller or any of its Subsidiaries since June 30, 2013.

3.6 Financial Statements.

(a) The audited consolidated financial statements of Seller, consisting of consolidated balance sheets as of December 31, 2013, 2014 and 2015, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years ended December 31, 2013, 2014 and 2015 (including the related notes, where applicable), and the unaudited consolidated financial statements of Seller, consisting of the balance sheet of Seller as of June 30, 2016 and the related statements of operations and changes in shareholders’ equity and cash flows for the six-month period then ended (collectively, all of such audited and unaudited consolidated financial statements being referred to as the “Seller Financial Statements”) (i) have been prepared from, and are in accordance with, the books and records of Seller and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Seller and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as otherwise indicated in such statements or the notes thereto. The books and records of Seller and its Subsidiaries have been since June 30, 2013, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. No auditing firm has resigned (or informed Seller that it intends to resign) or been dismissed as independent public accountants of Seller as a result of, or in connection with, any disagreements with Seller on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Seller nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Seller as of June 30, 2016 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2016, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Seller and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Seller or its Subsidiaries or accountants (including all means of access thereto and therefrom). Seller has disclosed, based on its most recent evaluation prior to the date hereof, to Seller’s outside auditors and the audit committee of Seller’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Statement on Auditing Standard 115) that are reasonably likely to adversely affect Seller’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of Seller, any fraud, whether or not material, that involved management or other employees who have a role in Seller’s internal controls over financial reporting. These disclosures were made in writing by management to Seller’s auditors and audit committee and a copy has previously been made available to Parent.

(d) Since June 30, 2013, (i) neither Seller nor any of its Subsidiaries, nor, to the knowledge of Seller, any director, officer, auditor, accountant or representative of Seller or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Seller, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Seller or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Seller or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Seller or any of its Subsidiaries, whether or not employed by Seller or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its officers, directors, employees or agents to the Board of Directors of Seller or any committee thereof or to the knowledge of Seller, to any director or officer of Seller.

3.7 Broker’s Fees.

Neither Seller, nor any Subsidiary of Seller, nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Sandler O’Neill & Partners, L.P. pursuant to a letter agreement, a true and complete copy of which has been previously provided to Parent, and except as set forth in Section 3.7 of the Seller Disclosure Schedule.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2015, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Seller.

(b) Since December 31, 2015, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, Seller and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9 Legal Proceedings.

(a) Except as set forth in Section 3.9(a) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to any, and there are no pending or, to Seller’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Seller or any of its Subsidiaries or any of their current or former directors or executive officers (i) other than routine foreclosures and collection actions or (ii) that, if adversely determined against Seller or Seller Bank, would prevent, impede or delay the consummation of this Agreement or any of the transactions contemplated hereby or declare the same to be unlawful or cause the rescission thereof.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Seller, any of its Subsidiaries or the assets of Seller or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

3.10 Taxes and Tax Returns.

(a) Each of Seller and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Seller nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return. All material Taxes of Seller and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid or accurately accrued as liabilities on the balance sheet of Seller and its Subsidiaries, and each of Seller and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Seller nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Seller and its Subsidiaries for all years up to and including December 31, 2010 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Seller or any of its Subsidiaries. There are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Seller and its Subsidiaries or the assets of Seller and its Subsidiaries. Since January 1, 2010, neither Seller nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Seller or any of its Subsidiaries was required to file any Tax Return that was not filed. Seller has made available to Parent true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed since January 1, 2010. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Seller or any of its Subsidiaries. Neither Seller nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Seller and its Subsidiaries). Neither Seller nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) or (B) has any liability for the Taxes of any person (other than Seller or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Seller nor any of its Subsidiaries has been, since January 1, 2013 or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Seller nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). At no time since January 1, 2011, has Seller been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither Seller nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement as described in Section 7121 of the Code, executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business.

(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11 Employees.

(a) Section 3.11(a) of the Seller Disclosure Schedule lists all material Seller Benefit Plans. For purposes of this Agreement, “Seller Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, whether or not written, and all bonus, stock option, stock purchase, restricted stock, stock unit, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other contracts or agreements with respect to which Seller or any Subsidiary or any trade or business of Seller or any of its Subsidiaries, whether or not incorporated, all of which together with Seller would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Seller ERISA Affiliate”), has any current or future obligation or that are maintained, contributed to or sponsored by Seller or any of its Subsidiaries or any Seller ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Seller or any of its Subsidiaries or any Seller ERISA Affiliate.

(b) Seller has heretofore made available to Parent true and complete copies of each material Seller Benefit Plan and the following related documents, to the extent applicable, (i) the most recent copy of any summary plan descriptions, amendments, modifications or material supplements to any such Seller Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination letter, if any, relating to a Seller Benefit Plan, (iv) the most recently prepared actuarial report for each Seller Benefit Plan (if applicable) for each of the last two years, and (v) a written description of any unwritten plan.

(c) Each Seller Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except as would not result in any material liability. Neither Seller nor any of its Subsidiaries has, within the past three years, taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Seller Benefit Plan, and neither Seller nor any of its Subsidiaries has any knowledge of any material plan defect that would qualify for correction under any such program.

(d) Section 3.11(d) of the Seller Disclosure Schedule identifies each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Seller Qualified Plans”). The IRS has issued a favorable determination letter (or in the case of a prototype plan, a favorable opinion letter on which Seller may rely) with respect to each Seller Qualified Plan and the related trust, which letter has not been revoked

(nor has revocation been threatened in writing), and, to the knowledge of Seller, there are no existing circumstances and no events have occurred that would have an adverse effect on the qualified status of any Seller Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any Seller Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e) Each Seller Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f) With respect to each Seller Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (iv) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Seller or any of its Subsidiaries, and (v) the PBGC has not instituted proceedings to terminate any such Seller Benefit Plan.

(g) None of Seller and its Subsidiaries nor any Seller ERISA Affiliate has, at any time since January 1, 2010, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Seller and its Subsidiaries nor any Seller ERISA Affiliate has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.

(h) Except as set forth in Section 3.11(h) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any material post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i) All material contributions required to be made to any Seller Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Seller Benefit Plan, at any time since January 1, 2013, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Seller.

(j) There are no pending or, to Seller’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Seller’s knowledge, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Seller Benefit Plans, any fiduciaries thereof with respect to their duties to the Seller Benefit Plans or the assets of any of the trusts under any of the Seller Benefit Plans that would, in any case, reasonably be expected to result in any material liability of Seller or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Seller Benefit Plan or any other party.

(k) None of Seller, its Subsidiaries, nor any Seller ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could subject any of the Seller Benefit Plans or their related trusts, Seller, any of its Subsidiaries, any Seller ERISA Affiliate or any person that Seller or any of its Subsidiaries has an obligation to indemnify to any material tax or material penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l) Except as set forth in Sections 1.7 or 6.6, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause or accelerate the vesting, exercisability or delivery of, increase the amount or value of, any payment, right or other benefit, or result in any forgiveness of indebtedness to, any employee, officer, director or individual independent contractor of Seller or any of its Subsidiaries, or result in any funding of, or limitation on the right of Seller or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from, any Seller Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Seller or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(m) No Seller Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. Seller has made available to Parent preliminary copies of Section 280G calculations (whether or not final), which to the best of its knowledge are true, correct and complete, with respect to any disqualified individual entitled to a “parachute payment” as that phrase is used in Section 280G of the Code.

(n) No Seller Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(o) There are no pending or, to Seller’s knowledge, threatened in writing material labor grievances or material unfair labor practice claims or charges against Seller or any of its Subsidiaries, or any strikes or other material labor disputes against Seller or any of its Subsidiaries. Neither Seller nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Seller or any of its Subsidiaries and, to the knowledge of Seller, there are no organizing efforts by any union or other group seeking to represent any employees of Seller or any of its Subsidiaries. Seller and each of its Subsidiaries is, and has at all relevant times been, in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, labor, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices defined in the National Labor Relations Act or other applicable law.

(p) Section 3.11(p) of the Seller Disclosure Schedule gives the following information for each employee of Seller and Seller Bank as of August 25, 2016: job location, job title, current annual base salary, most recent cash bonus, outstanding equity awards held by the employee and year of hire.

(q) No Seller Benefit Plan has any provision that would prevent Parent or Parent Bank from amending, merging or terminating such plan.

3.12 Compliance with Applicable Law.

(a) Seller and each of its Subsidiaries hold, and have at all times since June 30, 2013, held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct in all material respects of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith). To the knowledge of Seller, no suspension or cancellation of any such necessary material license, franchise, permit or authorization is threatened. Seller and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule or regulation of any Governmental Entity relating to Seller or any of its Subsidiaries, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B thereunder, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z thereunder, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the

OCC, FDIC, Federal Reserve Board, SEC or ODFI, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X thereunder, the TILA-RESPA Integrated Disclosure Rule, the Americans with Disabilities Act of 1990, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(b) Seller and Seller Bank are “well-capitalized” and “well managed” (as those terms are defined in applicable regulations). Seller Bank has a Community Reinvestment Act rating of “satisfactory” or better. Neither Seller nor any of its Subsidiaries, or to the knowledge of Seller, any director, officer, employee, agent or other person acting on behalf of Seller or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Seller or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Seller or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Seller or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Seller or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Seller or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Seller or any of its Subsidiaries, or is currently subject to any sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(c) Seller and each of its Subsidiaries has properly administered all accounts for which Seller or any of its Subsidiaries acts as a fiduciary, including but not limited to accounts for which Seller or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws. None of Seller or any of its Subsidiaries, or, to Seller’s knowledge, any director, officer, or employee of Seller or its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.13 Certain Contracts.

(a) Except as set forth in Section 3.13(a) of the Seller Disclosure Schedule, as of the date hereof, neither Seller nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), other than any Seller Benefit Plan:

(i)	that would be a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC;

(ii)	that contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Seller or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its Subsidiaries to engage in any line of business that is material to Seller and its Subsidiaries, taken as a whole;

(iii)	with or to a labor union or guild (including any collective bargaining agreement);

(iv)	that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Seller or its Subsidiaries, taken as a whole;

(v)	that is a partnership agreement, joint venture or other similar contract;

(vi)	that relates to the acquisition or disposition of any business or operations or, other than in the ordinary course of business, any assets or liabilities (whether by merger, sale of stock, sale of assets, outsourcing or otherwise);

(vii)	that is any indenture, mortgage, promissory note, loan agreement, guarantee, sale and leaseback agreement, capitalized lease or other agreement or commitment by Seller or its Subsidiaries for the borrowing of money by Seller or its Subsidiaries or the deferred purchase price of property by Seller or its Subsidiaries (in either case, whether incurred, assumed, guaranteed or secured by any asset)

(viii)	under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of this Agreement or the transactions contemplated hereby (either alone or upon the occurrence of any additional acts or events); or

(ix)	that creates future payments or obligations in excess of $25,000 annually or $50,000 over its remaining term and that (A) by its terms does not terminate or is not terminable without penalty or payment upon notice of 30 days or less, or (B) that would be terminable by a person other than Seller or any of its Subsidiaries, but not including any loan agreement or similar agreement pursuant to which Seller Bank is a lender.

(b) Each contract, arrangement, commitment or understanding of the type described in Section 3.13(a), whether or not set forth in the Seller Disclosure Schedule, is referred to herein as a “Seller Contract,” and neither Seller nor any of its Subsidiaries knows of, or has received written, or to Seller’s knowledge, oral notice of, any violation of the above by any of the other parties thereto that would reasonably be likely to be, either individually or in the aggregate, material to Seller and its Subsidiaries taken as a whole.

(c) In each case, (i) each Seller Contract is valid and binding on Seller or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Seller and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Seller Contract, (iii) to Seller’s knowledge, each third-party counterparty to each Seller Contract has in all material respects performed all obligations required to be performed by it to date under such Seller Contract, and (iv) to Seller’s knowledge, no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Seller or any of its Subsidiaries under any such Seller Contract.

3.14 Agreements with Regulatory Agencies.

Neither Seller nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since June 30, 2013, a recipient of any supervisory letter from, or since June 30, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Seller Disclosure Schedule, a “Seller Regulatory Agreement”), except to the extent that any of the foregoing is subject to regulatory confidentiality restrictions prohibiting the disclosure of such Seller Regulatory Agreement to Parent, nor has Seller or any of its Subsidiaries been advised in writing since January 1, 2012, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Seller Regulatory Agreement, except to the extent that any such advice is subject to regulatory confidentiality restrictions prohibiting its disclosure to Parent.

3.15 Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Seller, any of its Subsidiaries or for the account of a customer of Seller or one of its Subsidiaries (which are set forth in

Section 3.15 of the Seller Disclosure Schedule) were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and currently and are legal, valid and binding obligations of Seller or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. Seller and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Seller’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16 Environmental Matters.

Seller and its Subsidiaries are in compliance in all material respects, and at all times since June 30, 2013, have complied in all material respects, with all applicable Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of Seller, investigations by any Governmental Entity or other person pending, or, to the knowledge of Seller, threatened against Seller of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Seller or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law, and, to the knowledge of Seller, there is no reasonable basis for any such proceeding, claim, action or investigation. Seller is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing. To knowledge of Seller and its Subsidiaries, there has been no release of Hazardous Materials on any real property owned or leased by Seller or its Subsidiaries. Seller and its Subsidiaries have provided to Parent all environmental reports, including Phase I and Phase II assessments, on any real property owned or leased by Seller or its Subsidiaries. With regard to any commercial real property of which Seller or its Subsidiaries have taken a security interest, ownership or control, Seller or its Subsidiaries have not taken any action that would result in liability under any Environmental Law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Seller. As used in Sections 3.16 and 5.1, “Environmental Law” shall mean the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. 6901 et seq., as amended; the Clean Air Act (“CAA”), 42 U.S.C. 7401 et seq., as amended; the Clean Water Act (“CWA”), 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. 655 et seq., and any other federal, state, local or municipal laws (including common law), statutes, regulations, rules, ordinances, imposing liability or establishing standards of conduct for protection of the environment; and “Hazardous Materials” shall mean without regard to amount and/or concentration (a) any element, compound, chemical material, liquid or gas that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive material; and (e) any raw materials, building components, including but not limited to asbestos-containing materials and manufactured products containing Hazardous Materials.

3.17 Investment Securities and Commodities.

(a) Each of Seller and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the Seller Financial Statements and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Seller or its Subsidiaries. Such securities and commodities are valued on the books of Seller in accordance with GAAP in all material respects.

(b) Seller and its Subsidiaries employ investment, securities, commodities, risk management and other policies, practices and procedures that Seller believes are prudent and reasonable in the context of such businesses and comply therewith in all material respects.

3.18 Real Property.

Seller or a Subsidiary of Seller (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Seller Financial Statements as being owned by Seller or a Subsidiary of Seller or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Seller Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all real property leasehold estates reflected in the latest audited financial statements included in the Seller Financial Statements (the “Seller Leased Properties” and, collectively with the Seller Owned Properties, the “Seller Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Seller’s knowledge, the lessor. There are no pending or, to the knowledge of Seller, threatened condemnation proceedings against the Seller Real Property. All Seller Real Property is in compliance with the Americans with Disabilities Act of 1990.

3.19 Corporate Records.

True and complete copies of all documents listed in the Seller Disclosure Schedule have been made available or provided to Parent. The stock record books of Seller and Seller Bank, all of which have been made available to Parent, are complete and correct in all material respects. The respective minute books of Seller and Seller Bank accurately record, in all material respects, all corporate actions of their respective shareholders and boards of directors (including standing committees) through the date of this Agreement, except for minutes regarding the discussion and/or approval of this Agreement or the transactions contemplated hereby, and any minutes of board meetings held since July 1, 2016 that have not yet been finalized.

3.20 Intellectual Property.

To Seller’s knowledge, Seller and each of its Subsidiaries owns, free and clear of any material Liens, other than Permitted Encumbrances, all Intellectual Property owned or purported to be owned by such entity and (i) (A) Seller and its Subsidiaries do not infringe, misappropriate or otherwise violate, the Intellectual Property rights of any person, and (B) no person has asserted in writing, or to Seller’s knowledge, orally, to Seller or any of its Subsidiaries, or brought any claim, action or proceeding alleging, that (x) Seller or any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property right or (y) that any Intellectual Property right of Seller or any of its Subsidiaries is invalid or unenforceable, (ii) to the knowledge of Seller, no person is infringing, misappropriating or otherwise violating any Intellectual Property right owned by and/or licensed to Seller or its Subsidiaries, and (iii) Seller and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all material Intellectual Property owned or licensed, respectively, by Seller and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, corporate names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; confidential information and know-how; copyrights and copyrightable works and all applications and registrations in connection with any of the foregoing, including any renewals or extensions thereof.

3.21 Information Technology.

Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Seller, to the knowledge of Seller, since June 30, 2013, no party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Seller and its Subsidiaries.

3.22 Related Party Transactions.

Except as set forth in Section 3.22 of the Seller Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Seller or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Seller or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Seller Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Seller) on the other hand, of the type that would be required to be reported in any Seller SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act if Seller currently had securities registered under the Exchange Act.

3.23 State Takeover Laws.

The Board of Directors of Seller has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby Section 1701.831 of the Ohio Revised Code and any other “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).

3.24 Reorganization.

Seller has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.25 Opinion.

Prior to the execution of this Agreement, Seller has received an opinion (that, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Sandler O’Neill & Partners, L.P., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Seller Common Stock.

3.26 Seller Information.

The information relating to Seller and its Subsidiaries that is provided by Seller or its representatives for inclusion in (a) the Proxy Statement on the date it (or any amendment or supplement thereto) is first mailed to holders of Seller Common Stock or at the time of the Seller Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act of 1933, as amended (the “Securities Act”), (c) the documents and financial statements of Seller included in the Proxy Statement, the S-4 or any amendment or supplement thereto, or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Seller and its Subsidiaries and other portions within the reasonable control of Seller and its Subsidiaries will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Seller with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Parent or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

3.27 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 3.27(a) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Seller or any Subsidiary of Seller is a creditor that as of July 31, 2016, had an outstanding balance of $100,000 or more and under the terms of which the obligor was, as of July 31, 2016, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Seller or any of its Subsidiaries, or to the knowledge of Seller, any affiliate of any of the foregoing. Section 3.27(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all of the Loans of Seller and its Subsidiaries that, as of July 31, 2016, had an outstanding balance of $100,000 or more and were classified by Seller as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on all such Loans as of July 31, 2016.

(b) Each Loan of Seller and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Seller and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, Liens or encumbrances, as applicable, that have been and remain perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions; provided, however, that it shall not be considered a breach of this representation and warranty if any Loan of less than $100,000 does not comply with the forgoing representations or if Loans in the aggregate of less than $500,000 do not comply with the forgoing representations.

(c) Each outstanding Loan of Seller and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Seller and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules; provided, however, that it shall not be considered a breach of this representation and warranty if any Loan of less than $100,000 does not comply with the forgoing representations or if Loans in the aggregate of less than $500,000 do not comply with the forgoing representations.

(d) None of the agreements pursuant to which Seller or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein other than repurchase obligations arising upon breach of representations, warranties, covenants and other obligations of Seller or its Subsidiaries, as applicable, all of which are usual and customary in their scope and nature.

(e) There are no outstanding Loans made by Seller or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Seller or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f) Neither Seller nor any of its Subsidiaries is now nor has it ever been since June 30, 2013, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(g) As to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Authority, such guaranty is in full force and effect, Seller has not been notified of any possible modification or revocation of any such guaranty, and to Seller’s knowledge, such guaranty will remain in full force and effect following the Closing Date, in each case, without any further action by Seller or any of its Subsidiaries subject to the fulfillment of their obligations under the Small Business Administration Agreement that arise after the date hereof.

3.28 Insurance.

(a) Seller and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Seller reasonably has determined to be prudent and consistent with industry practice, and Seller and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any such policy, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Seller and its Subsidiaries, Seller or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Section 3.28 of the Seller Disclosure Schedule sets forth a complete and accurate list of all insurance policies of Seller currently in effect.

3.29 No Investment Adviser Subsidiary.

(a) Neither Seller nor any Subsidiary of Seller is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”).

(b) Except as set forth in Section 3.29(b) of the Seller Disclosure Schedule, neither Seller nor any Subsidiaries of Seller is a party to an arrangement of the type referred to in the Interagency Statement on Retail Sales of Nondeposit Investment Products for the provision of investment advisory services by a third party.

3.30 No Broker-Dealer Subsidiary.

No Subsidiary of Seller is a securities broker-dealer required to be registered under the Exchange Act with the SEC.

3.31 No Insurance Subsidiary.

Neither Seller nor any Subsidiary of Seller acts as an insurance agency or employs or contracts with any person for the purpose of offering insurance products.

3.32 Deposits.

All of the Seller Bank Deposit Liabilities and related accounts have been administered and originated in compliance with the documents in Seller Bank’s files and records, and in compliance with all applicable rules, regulations and laws governing the relevant types(s) of account, and fairly reflect, in all material respects, the substance of events and transactions that should be included therein. The Seller Bank Deposit Liabilities and related accounts are insured by the FDIC through the Deposit Insurance Fund, up to the current applicable maximum limits, all premiums and assessments required to be paid in connection therewith have been paid when due, and no action is pending, or to Seller’s or Seller Bank’s knowledge, threatened by the FDIC with respect to the termination of such insurance. Except as set forth in Section 3.32 of Seller Disclosure Schedule, none of the deposits of Seller Bank as of July 29, 2016 are brokered deposits, as defined in 12 C.F.R. Section 337.6(a)(2). The term “Seller Bank Deposit Liabilities” means all of Seller Bank’s obligations, duties and duties of every type and character that are directly related to Seller Bank’s deposit accounts.

3.33 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Seller in this Article III (including the related portions of the Disclosure Schedules), none of the Seller, any of its Subsidiaries, Seller or its Subsidiaries’

financial advisors, attorneys or representatives, or any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, including any representation or warranty as to the accuracy or completeness of any information regarding the Seller and its Subsidiaries furnished or made available to Parent and its representatives (including any information, documents or material made available to Parent in the data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of Seller or Seller’s Subsidiaries, or any representation or warranty arising from statute or otherwise in law and Seller and Seller Bank hereby expressly disclaim any other such representations or warranties. Parent has relied solely upon its own independent investigation and counsel before deciding to enter into this Agreement and the Merger.

(b) Seller acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Seller as set forth in this Article IV, except (a) as disclosed in the disclosure schedule delivered by Parent to Seller concurrently herewith (the “Parent Disclosure Schedule”); provided, that (i) an item is required to be set forth as an exception to a representation or warranty if its absence would result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (A) any other section of this Article IV specifically referenced or cross-referenced and (B) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Parent SEC Reports filed within the 12 months prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary predictive or forward-looking in nature):

4.1 Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is a savings and loan holding company duly registered under the Home Owners’ Loan Act (“HOLA”) that is treated as a unitary savings and loan holding company under HOLA. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent. True and complete copies of the Parent Articles and Parent Regulations, as in effect as of the date of this Agreement, have previously been made available by Parent to Seller.

(b) Each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Parent to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Parent that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Parent, threatened. Section 4.1(b) of the Parent Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Parent as of the date hereof. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Parent other than the Parent Subsidiaries.

(c) As of the date of this Agreement, Parent does not beneficially own any shares of Seller Common Stock.

4.2 Capitalization.

(a) The authorized capital stock of Parent consists of 499,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, without par value, of which 7,942 shares of preferred stock have been designated Mandatorily Convertible Non-Cumulative Preferred Stock (the “Convertible Preferred Stock”). No shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding, other than (i) 54,138,910 shares of Parent Common Stock issued and 46,499,583 shares of Parent Common Stock outstanding, including 333,678 shares of Parent Common Stock granted in respect of outstanding awards of restricted Parent Common Stock under a Parent Stock Plan (a “Parent Restricted Stock Award”), (ii) 7,631,327 shares of Parent Common Stock held in treasury, (iii) 472,139 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Parent Common Stock granted under a Parent Stock Plan (“Parent Stock Options” and, together with the Parent Restricted Stock Awards, the “Parent Equity Awards”), (iv) 983,578 shares of Parent Common Stock reserved for issuance pursuant to future grants under the Parent Stock Plans and (v) no shares of Convertible Preferred Stock issued and outstanding. As used herein, the “Parent Stock Plans” shall mean all employee and director equity incentive plans of Parent in effect as of the date of this Agreement and agreements for equity awards in respect of Parent Common Stock granted by Parent under the inducement grant exception. Since August 15, 2016 through the date hereof, except in the ordinary course of business, Parent has not (A) issued or repurchased any Parent Common Stock, other shares of its capital stock or other voting securities or securities convertible or exchangeable into, or exercisable for, Parent Common Stock, shares of its capital stock or other voting securities or any options, warrants, or other rights of any kind to acquire Parent Common Stock, any shares of its capital stock or other voting securities of Parent other than (1) the issuance, repurchase, redemption or acquisition of shares of Parent Common Stock in connection with the exercise, vesting or settlement of Parent Stock Options or the vesting or settlement of Parent Restricted Stock Awards that were outstanding on August 15, 2016, in accordance with their terms (without amendment or waiver since August 15, 2016), (2) the issuance or sale of shares of Parent Common Stock in connection with the reinvestment of regular quarterly cash dividends paid by Parent at a rate not in excess of $0.03 per share of Parent Common Stock or (3) the issuance, repurchase, redemption or acquisition of shares of Parent Common Stock under Parent’s 401(k) plans in accordance with the terms thereof (without amendment or waiver since August 15, 2016), or (B) issued or awarded any options, restricted shares or any other equity based awards under any of the Parent Stock Plans. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Parent may vote are issued or outstanding. There are no contractual obligations of Parent or its Subsidiaries pursuant to which Parent or its Subsidiaries could be required to register shares of capital stock or other securities of Parent or its Subsidiaries under the Securities Act. Except as set forth in Section 4.2(a) of the Parent Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Parent or any of its Subsidiaries are issued or outstanding. Other than the

Parent Convertible Preferred Stock, Parent Stock Options and Parent Restricted Stock Awards issued prior to the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.

(b) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Parent or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Parent Common Stock or other equity interests of Parent. As of the date of this Agreement, Parent does not have in effect a “poison pill” or similar shareholder rights plan (other than any such plan as to which the rights granted thereunder have expired).

(c) Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of Parent Bank and its other Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Parent. The Board of Directors of Parent has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Parent and its shareholders. Except for the adoption and approval of the Bank Merger Agreement by the Board of Directors of Parent Bank and Parent as its sole shareholder, and the adoption of resolutions to give effect to the provisions of Sections 6.9 and 6.14 in connection with the Closing, no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by Seller) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Parent Common Stock to be issued in the Merger have been validly authorized and, when issued, will be (i) validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof and (ii) will be issued in compliance with all applicable state and federal securities laws. No vote or approval of the shareholders of Parent is required in connection with the adoption of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

(b) Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the Parent Articles or the Parent Regulations, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that either individually or in the aggregate would not reasonably be likely to have a Material Adverse Effect on Parent.

4.4 Consents and Approvals.

Except for (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under HOLA or the BHC Act and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the ODFI in connection with the Bank Merger (including the filing of an application for Parent Bank to obtain trust powers), and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the FDIC in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Seller Disclosure Schedule or Section 4.4 of the Parent Disclosure Schedule and approval of such applications, filings and notices, (v) the filing with the SEC of the S-4 and declaration of effectiveness of the S-4, (vi) the filing of the Certificate of Merger with the Ohio Secretary pursuant to the OGCL, and the filing of the Bank Merger Certificate, (vii) the filing of any notices or other filings under the HSR Act and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Parent of this Agreement or (B) the consummation by Parent of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Parent is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5 Reports.

(a) Parent and each of its Subsidiaries have timely filed (or furnished as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2012 with any Regulatory Agencies (including, without limitation, with the SEC) and those required under the federal securities laws), and have paid all fees and assessments due and payable in connection therewith. All such reports, registrations and statements, together with any amendments made with respect thereto, complied in all material respects with applicable requirements of law and rules and regulations in effect at the time such reports, registrations and statements were filed and contained in all material respects the information required to be stated therein. Except for examinations of Parent and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2012. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be since January 1, 2012 (the “Parent SEC Reports”), is publicly available. No such Parent SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports filed or furnished under the Securities Act and the

Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or material unresolved issues raised by, the SEC with respect to any of the Parent SEC Reports.

4.6 Financial Statements.

(a) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (the “Parent Financial Statements”) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been since January 1, 2012, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. No auditing firm has resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2016, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom). Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made know to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (B) to the knowledge of Parent, any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. These disclosures were made in writing by management to Parent’s auditors and audit committee and a copy has previously been made available to Seller. To the knowledge of Parent, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2012, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Parent, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to the knowledge of Parent, to any director or officer of Parent.

4.7 Broker’s Fees.

Neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Raymond James & Associates, Inc.

4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2015, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b) Since December 31, 2015, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9 Legal Proceedings.

(a) Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or any of their current or former directors or executive officers, including those that, if adversely determined against Parent or Parent Bank, would prevent, impede or delay the consummation of this Agreement or any of the transactions contemplated hereby or declare the same to be unlawful or cause the rescission thereof.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

4.10 Compliance with Applicable Law.

Parent and each of its Subsidiaries hold, and have at all times since December 31, 2012, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct in all material respects of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of Parent no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Parent and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule or regulation of any Governmental Entity relating to Parent or any of its Subsidiaries, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community

Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the FDIC, Federal Reserve Board, SEC or ODFI, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, the TILA-RESPA Integrated Disclosure Rule, the Americans with Disabilities Act of 1990, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Parent and each of Parent’s Subsidiaries that is an insured depository institution is “well-capitalized” and “well managed” (as those terms are defined in applicable regulations). Each of Parent’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better. None of Parent, or its Subsidiaries, or to the knowledge of Parent, any director, officer, employee, agent or other person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Parent or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Parent or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of its Subsidiaries, or is currently subject to any sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

4.11 Certain Contracts.

(a) Each contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Parent, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Parent Contract”), and neither Parent nor any of its Subsidiaries knows of, or has received written, or to Parent’s knowledge, oral notice of, any violation of any Parent Contract by any of the other parties thereto that would reasonably be likely to be, either individually or in the aggregate, material to Parent and its Subsidiaries taken as a whole.

(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, (i) each Parent Contract is valid and binding on Parent or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Parent and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Parent Contract, (iii) to Parent’s knowledge each third-party counterparty to each Parent Contract has performed all obligations required to be performed by it to date under such Parent Contract, and (iv) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Contract.

4.12 Agreements with Regulatory Agencies.

Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2012, a recipient of any supervisory letter from, or since January 1, 2012, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), except to the extent that any of the foregoing is subject to regulatory confidentiality restrictions prohibiting the disclosure of such Parent Regulatory Agreement to Seller, nor has Parent or any of its Subsidiaries been advised in writing or, to the knowledge of Parent, orally, since January 1, 2012, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement, except to the extent that any such advice is subject to regulatory confidentiality restrictions prohibiting the disclosure of such Parent Regulatory Agreement to Seller.

4.13 Information Technology.

Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, to the knowledge of Parent, since January 1, 2013, no party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Parent and its Subsidiaries.

4.14 Related Party Transactions.

There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Parent or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Parent Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Parent) on the other hand, of the type required to be reported in any Parent SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

4.15 Reorganization.

Parent has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.16 Opinion.

Prior to the execution of this Agreement, Parent has received an opinion (that, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Raymond James & Associates, Inc., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to Parent.

4.17 Parent Information.

The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of Seller Common Stock or at the time of the Seller Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Parent incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent and its Subsidiaries will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Seller or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

4.18 Financing.

Parent has, or will have available to it prior to the Closing Date, all funds necessary to satisfy its obligations hereunder, and Parent acknowledges that Parent’s obligations under this Agreement are not subject to any financing contingency.

4.19 Taxes and Tax Returns.

Except as would not reasonably be expected to have a Material Adverse Effect on Parent, each of Parent and its Subsidiaries has: (a) duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects; (b) fully and timely paid all Taxes of Parent and its Subsidiaries (whether or not shown on any Tax Returns) on or before the date such Taxes were required to be paid; and (c) withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Except as would not reasonably be expected to have a Material Adverse Effect on Parent: (i)    there are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any Taxes of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries or any Liens for Taxes (except Taxes not yet due and payable) on any of the assets of Parent or any of its Subsidiaries; and (ii) no deficiency with respect to an amount of Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries which deficiency has not been paid. Neither Parent nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

4.20 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Parent in this Article IV (including the related portions of the Disclosure Schedules), none of the Parent, any of its Subsidiaries, Parent or its Subsidiaries’ financial advisors, attorneys or representatives, or any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, including any representation or warranty as to the accuracy or completeness of any information regarding the Parent and its Subsidiaries furnished or made available to Parent and its representatives or as to the future revenue, profitability or success of Parent or Parent’s Subsidiaries, or any representation or warranty arising from statute or otherwise in law. Seller has relied solely upon its own independent investigation and counsel before deciding to enter into this Agreement and the Merger.

(b) Parent acknowledges and agrees that neither Seller nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V. COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business Prior to the Effective Time.

During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Seller Disclosure Schedule), as required by law or as consented to in writing by Parent (or, in the case of clause (b) below, Seller) (such consent not to be unreasonably withheld, conditioned or delayed), (a) Seller shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (iii) not take a security interest, ownership or control of commercial real property in such a manner so as to create any liability under Environmental Laws, and (b) each of Parent and Seller shall, and shall cause their respective Subsidiaries to, take no action that would reasonably be likely to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2 Seller Forbearances.

During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Seller Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Seller shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(a) other than in the ordinary course of business, incur any indebtedness for borrowed money (other than Federal Reserve and Federal Home Loan Bank advances, indebtedness of Seller or any of its wholly-owned Subsidiaries to Seller or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than a Subsidiary of Seller);

(b) adjust, split, combine or reclassify any capital stock;

(i)	make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by Seller at a rate not in excess of 6.0% per annum on the liquidation preference of $1,000 per share of Seller Preferred Stock or (B) the acceptance of shares of Seller Common Stock as payment for the exercise price of Seller Stock Options or for withholding taxes incurred in connection with the exercise of Seller Stock Options or the vesting or settlement of Seller Equity Awards and dividend equivalents thereon, if any, in each case in accordance with past practice and the terms of the applicable award agreements, and (C) dividends by Seller Bank to Seller);

(ii)	grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iii)	issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of Seller Stock Options or the settlement of Seller Equity Awards in accordance with their terms;

(c) other than in the ordinary course of business (including pledging of Loans to secure advances, sales of Loans or pools of Loans in the secondary market and sales of real estate owned), sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, business or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business;

(d) except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any material assets, deposits or properties of any other person, or (ii) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, in each case, other than in a wholly-owned Subsidiary of Seller;

(e) (i) terminate, materially amend, renew or waive any material provision of, any Seller Contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals and expirations in the ordinary course of business or (ii) enter into any contract that would constitute a Seller Contract if it were in effect on the date of this Agreement;

(f) except as required under applicable law or the terms of any Seller Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any material employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual independent contractor, (ii) amend any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual independent contractor, other than amendments in the ordinary course of business and consistent with past practice that do not materially increase the cost of maintaining such plan, program, policy or arrangement, (iii) increase the compensation or benefits payable to current or former employees, officers, directors or consultants, except for increases that do not exceed, in the aggregate, $25,000, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation; provided, that Seller may pay discretionary bonuses at times, in amounts, and to persons, who it selects in its sole discretion and as it discloses to Parent so long as the aggregate amount of such bonuses does not exceed $255,000, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend in any material respect any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (or (viii) hire any officer;

(g) settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $30,000 individually or $100,000 in the aggregate and that would not impose any material restriction on the business of Seller or its Subsidiaries or the Surviving Corporation;

(h) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i) amend the Seller Articles or the Seller Regulations or comparable governing documents of Seller’s Subsidiaries;

(j) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(k) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;

(l) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(m) (i) enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation, policies, order or request of any Governmental Entity, (ii) make any loans or extensions of credit (A) outside of the ordinary course of business consistent with past practice, (B) involving a total credit relationship of more than $1,000,000 with a single borrower and its affiliates or (C) to a director or executive officer of Seller or Seller Bank in excess of $100,000; provided that any response from Parent sought pursuant to this clause (m)(ii) shall be given within two (2) business days after the relevant loan package is provided to Parent (and the failure of Parent to respond within two (2) business days shall be deemed to be approval pursuant to this clause), (iii) modify, renew or release any collateral on any aggregate Loan relationship of $1,000,000 or more (except in the event of whole or partial refinancings or payoffs of any Loan, and in the case of any partial refinancing or partial payoff, collateral shall not be released if the resulting collateral coverage ratio would be less favorable to Seller Bank than it was at the time of loan origination or immediately prior to the release, whichever is more favorable to Seller Bank), or (iv) make any additional advances, extensions of credit, release of collateral, modifications, or waivers of covenants or defaults on Loans classified by Seller as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import;

(n) except for existing commitments to sell a participation interest in a Loan, sell a participation interest in a Loan, other than sales of Loans secured by one-to-four-family real estate consistent with past practice (including sales of Loans in the secondary market), without first giving Parent the opportunity and a reasonable time to purchase the participation being sold, or purchase a participation interest in a Loan other than purchases of participation interests from Parent;

(o) purchase or otherwise acquire any interest in a Loan held by a third party, or forgive, settle or sell any Loan, except for sales of residential Loans in the secondary market in the ordinary course of business and repayments of Loans by borrowers, for which the outstanding balance, including principal, interest and fees is $250,000 or more;

(p) sell or otherwise transfer any real estate owned having a carrying value on Seller Bank’s balance sheet in excess of $350,000 or take into real estate owned any property having a carrying value in excess of $150,000;

(q) make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines, policies, orders or requests of any Governmental Entity;

(r) make, or commit to make, any capital expenditures that in the aggregate exceed $25,000;

(s) other than in the ordinary course of business consistent with past practice, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes;

(t) make an application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries or acquire or sell or agree to acquire or sell, any branch office, except to the extent required to obtain any Requisite Regulatory Approvals;

(u) materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

(v) amend in a manner that adversely impacts in any material respect the ability to conduct its business pursuant to, terminate or allow to lapse, any material permits;

(w) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Seller or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby;

(x) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2;

(y) establish or price deposits other than in the ordinary course of business consistent with Seller’s past practices, consistent with safe and sound pricing guidelines and, except as set forth in Section 5.2(y) of the Seller Disclosure Schedule, in no event in excess of the FDIC’s national rate cap; or

(z) offer or establish any pricing, interest rates or terms on any category of deposits to any Related Person that is not also being offered by Seller Bank to customers on substantially the same terms and conditions or as otherwise set forth in Seller Bank’s posted or standard rate sheet used to price or establish terms on any category of deposits. “Related Person” means any “insider” as defined in Regulation O of the Federal Reserve Board and any “company” as defined in Regulation O of the Federal Reserve Board in which such an insider has any ownership interest, equity interest, or other beneficial interest of ten percent (10%) or more.

5.3 Parent Forbearances.

During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Parent Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Parent shall not, and shall not permit Parent Bank to, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed):

(a) amend the Parent Articles or Parent Regulations in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Seller Common Stock or adversely affect the holders of Seller Common Stock relative to other holders of Parent Common Stock;

(b) completely or partially liquidate, sell substantially all of its assets, or merge or consolidate with any person if as a result of such merger or consolidation Parent no longer owns all of the equity securities of Parent Bank or its successor or as a result of such merger or consolidation those persons who collectively own Parent Common Stock immediately prior to such merger or consolidation do not own a majority of the voting power in the election of directors of the surviving or resulting entity;

(c) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Seller or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby;

(d) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(e) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI. ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Parent and Seller shall promptly prepare, no later than 45 business days after of the date of this Agreement, the Proxy Statement, and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included. Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Seller shall thereafter mail or deliver the Proxy Statement to its shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Seller shall furnish all information concerning Seller and the holders of Seller Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than thirty (30) business days after the date of this Agreement, Parent and Seller shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals. Parent and Seller shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals). Parent and Seller shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Seller or Parent, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality. Parent agrees that, as to any material of Seller that is required to be included in any application, notice or other filing made by Parent, which information is reasonably identified by Seller to Parent in writing as competitively sensitive material, Parent shall request confidential treatment of such information to the extent permitted by applicable law, will permit Seller to control at its expense the defense of any challenge to such confidential treatment request and will not disclose publicly any such information without Seller’s prior consent. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the foregoing, each of Parent and Seller shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment so as to enable the

Closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets of Parent, Seller and their respective Subsidiaries. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Parent or Seller or their respective Subsidiaries to take, or agree to take, any actions specified in this Section 6.1 that, individually or in the aggregate, would reasonably be expected to have a material and adverse effect on Parent and its Subsidiaries, taken as a whole, or on Seller and its Subsidiaries, taken as a whole (in each case, measured on a scale relative to Seller and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”).

(d) Parent and Seller shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, Seller or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Parent and Seller agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, is filed or becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of Seller’s meeting of its shareholders to consider and vote upon approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading and (iii) any statement, filing, notice or application filed with any Governmental Entities to obtain the Requisite Regulatory Approvals will contain, at the time each is filed, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Parent and Seller further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Proxy Statement.

(e) Parent and Seller shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable laws, each of Parent and Seller, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, legal counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, each of Parent and Seller shall, and shall cause its respective Subsidiaries to, make available to the other party such information concerning its business, properties and personnel as such party may reasonably request. Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. Neither Parent nor Seller nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent’s or Seller’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will attempt in good faith to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of Parent and Seller shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated February 19, 2016, between Parent and Seller (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein, except to the extent it is shown by clear and convincing evidence that the investigating party had knowledge of the specific breach of the representation or warranty in question prior to the date of this Agreement. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(d) Without limiting the generality of Section 6.2(a), Seller shall use reasonable best efforts to provide data processing, item processing and other processing support to assist in performing all tasks reasonably required and requested by Parent to result in a successful conversion of the data and other files and records of Seller and its Subsidiaries to Parent’s production environment (the “Conversion”), in such a manner sufficient to provide reasonable assurances that a successful Conversion will occur at, as may be elected in writing by Parent to Seller after the date hereof and prior to filing the application for approval of the Merger and the Bank Merger from the Federal Reserve Board, (x) the time that is immediately following the Merger and the Bank Merger (such an election in this clause (x), a “Simultaneous Conversion Election”) or (y) such later date as may be specified by Parent, in each case, subject to any applicable laws, including laws regarding the exchange of information and other laws regarding competition. Without limiting the generality of the foregoing, Seller shall, subject to any such applicable laws: (i) reasonably cooperate with Parent to establish a project plan as specified by Parent to effectuate the Conversion; (ii) use its commercially reasonable efforts to have Seller’s outside contractors continue to support at Parent’s expense, both the Conversion effort and Seller’s incremental Conversion needs until the Conversion can be established; (iii) provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts reasonably requested by Parent, at Parent’s expense, for use in planning the Conversion, as soon as reasonably practicable; (iv) provide reasonable access to Seller’s personnel and facilities and, with the consent of its outside contractors and at Parent’s expense, its outside contractors’ personnel and facilities, to the extent necessary to enable the Conversion effort to be completed on schedule; and (v) give notice of termination, conditioned upon the completion of the transactions contemplated by this Agreement, of the contracts of outside data, item and other processing contractors or other third-party vendors to which Seller or any of its Subsidiaries are bound if requested to do so by Parent to the extent permitted by such contracts; provided, that Seller shall not be required to take any action that would prejudice or adversely affect in any material respect its rights under any such contracts in the event the Closing does not occur. Parent shall promptly reimburse Seller for any reasonable out of pocket expenses incurred in connection with the actions described in this Section 6.2(d).

6.3 Seller Shareholder Approval.

(a) Subject to Section 6.11, Seller shall take, in accordance with applicable law and the Seller Articles and Seller Regulations, all action necessary to convene a meeting of its shareholders (the “Seller Meeting”)

to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Seller Vote required in connection with this Agreement and the Merger, and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to adopt a merger agreement. Subject to Section 6.11, the Board of Directors of Seller shall use its reasonable best efforts to obtain from the shareholders of Seller the Requisite Seller Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby.

(b) Subject to Section 6.11, Seller shall adjourn or postpone the Seller Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Seller Common Stock and Seller Preferred Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Seller has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Seller Vote; provided, that Seller shall not be required to adjourn or postpone the Seller Meeting more than two times pursuant to this Section 6.3(b). Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, including in accordance with Section 6.11, the Seller Meeting shall be convened and this Agreement shall be submitted to the shareholders of Seller at the Seller Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Seller of such obligation.

6.4 Legal Conditions to Merger.

Subject in all respects to Section 6.1 and Section 6.3 of this Agreement, each of Parent and Seller shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Seller or Parent or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5 Stock Exchange Listing.

Parent shall take all steps necessary to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.6 Employees; Employee Benefit Plans.

(a) Parent shall use its reasonable good faith efforts to minimize the impact of the Merger and the Bank Merger on employees of Seller and Seller Bank, consistent with Parent’s and Parent Bank’s plans for the operations of the business of the combined entities following the Effective Time; provided, however, that this Agreement shall not be construed to limit the ability of Parent or Parent Bank to close a branch or terminate the employment of any employee. Parent and Parent Bank will offer Seller Bank employees whose jobs are eliminated as a result of the Bank Merger priority in applying for open positions within Parent and Parent Bank.

(b) With respect to any employee benefit plans of Parent or its Subsidiaries in which any employees of Seller or its Subsidiaries become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Seller Benefit Plan, (ii) to the extent permitted by the New Plans and commercially practicable, provide each such employee and their eligible dependents with credit for any co-payments or co-insurance and deductibles paid prior to the Effective Time under a Seller Benefit Plan (to the same extent that such credit was given under the analogous Seller Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment, co-insurance or maximum out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with Seller and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Seller Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(c) With regard to the employment, change in control or other severance agreements that are identified in Seller Disclosure Schedule 6.6(c), Parent will pay to each employee identified on Seller Disclosure Schedule 6.6(c) the amount set forth beside his or her name thereon in a single lump sum at the Effective Time in exchange for the termination of such agreement, without regard to any such employee’s continued employment by Parent following the Effective Time. The estimated amounts payable under the employment and change in control severance agreements are stated in Seller Disclosure Schedule 6.6(c). Despite anything in this Agreement to the contrary, however, the Surviving Corporation is not required to make and the Surviving Corporation will not make a payment that would constitute a “parachute payment” (as that term is defined in Internal Revenue Code Section 280G and Internal Revenue Service implementing regulations). If a payment would constitute a parachute payment, the payment will be reduced to one dollar less than the amount beyond which the payment would be considered a parachute payment.

(d) Excluding any employee of Seller or its Subsidiaries who is a party to an employment, change-in-control, or other agreement identified in Seller Disclosure Schedule 6.6(c) that provides for severance payments, all of whom will receive payments at the Effective Time pursuant to Section 6.6(c), Parent will cause the Surviving Corporation to pay severance as provided in this Section 6.6(d) to any person who is an employee of Seller or its Subsidiaries at the Effective Time but whose employment does not continue with the Surviving Corporation or its Subsidiaries after the Effective Time or whose employment is terminated within one year after the Effective Time, excluding any employee terminated for cause. As a condition to entitlement to severance pay, employees must execute appropriate release of claims and confidentiality documents. For purposes of this provision, cause means termination because of material neglect of or material refusal to perform any duty or responsibility as an employee other than as a result of sickness, accident, or similar cause beyond an employee’s reasonable control, dishonesty, commission of a crime (other than minor traffic violations), or misconduct. Severance under this Section 6.6(d) is two (2) week of base pay for each full year of service (including service with Seller, Parent, or a Subsidiary of either), with a minimum of eight (8) weeks and a maximum of twenty-six (26) weeks of base pay. For purposes of this provision, base pay means base salary before pre-tax deductions for a salaried employee, and for an hourly employee the employee’s total scheduled hours (prorated, as appropriate) before any pre-tax deductions for the 12 full calendar months preceding the month in which the Effective Time occurs. Severance payments pursuant to this Section 6.6 shall be made as promptly as practicable, and in no event later than fifteen (15) days after the later to occur of (a) employee’s termination or (b) the date employee has executed Parent’s standard severance and release agreement. In addition to severance under this Section 6.6(d), the Surviving Corporation may pay retention or other incentive bonuses to employees of Seller or its Subsidiaries identified by Parent after consulting with Seller, as critical to data processing or other transition tasks or who are otherwise determined by Parent to be key officers or employees. Retention bonuses may have a vesting term of up to one year, with bonus forfeiture occurring for termination before vesting. Retention bonuses, if any, would be in addition to any bonus for which any former officer or employee or Seller or its Subsidiaries may be eligible as an employee of the Surviving Corporation or Parent Bank.

(e) Seller shall either continue Seller’s 401(k) plan(s) or if, and only if, requested by Parent in writing not later than thirty (30) days prior to the Effective Time, Seller shall take all actions as are necessary, including the adoption of Board of Directors or compensation committee resolutions or consents, to terminate Seller’s 401(k) plan(s), effective no later than the day immediately prior to the Effective Time, with such termination to be subject to the occurrence of the Effective Time. Prior to taking any such action, Seller shall provide Parent with a copy of such resolutions or consent in connection with such plan termination, and shall consider any comments provided by Parent in good faith. Parent shall cause the 401(k) plans of Parent or its Affiliates to accept as soon as practicable rollover distributions from current and former employees of Seller and its Subsidiaries with respect to such individuals’ account balances (including loans), if elected by any such individuals.

(f) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Seller or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Seller, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Seller, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Seller or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Seller Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Seller Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.11, nothing in this Section 6.6, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Seller or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer or employee of Seller and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Seller Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of Seller or any of its Subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated by this Agreement; and Parent and the Surviving Corporation shall also advance expenses as incurred by such Seller Indemnified Party to the fullest extent permitted by applicable law; provided that the Seller Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Seller Indemnified Party is not entitled to indemnification.

(b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Seller (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Seller or any of its Subsidiaries arising from facts or events that occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 150% of the aggregate annual premium paid as of the date hereof by Seller for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance that provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Seller, in consultation with, but only upon the consent of Parent, may (and at the request of Parent, Seller shall use its reasonable best efforts

to) obtain at or prior to the Effective Time a six-year “tail” policy under Seller’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap, which policy Parent shall not cancel or terminate for any reason. Seller will terminate all indemnification agreements prior to the Effective Time.

(c) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Seller Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, or (ii) transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then, in each such case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

(d) Following the Effective Time, the obligations of the Surviving Corporation, Parent and Seller under this Section 6.7 shall not be terminated or modified in a manner so as to adversely affect any Seller Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected Seller Indemnified Party.

6.8 Non-Renewal of Agreements.

Between the date hereof and the Effective Time, Parent and Seller will confer in good faith in an effort to identify (i) any agreements of Seller or Seller Bank that should be terminated as a result of the transactions contemplated by this Agreement and (ii) when and how those agreements should be terminated.

6.9 Advice of Changes.

Parent and Seller shall each promptly advise the other party of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 6.8 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying fact, change, event or circumstance would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.10 Board Member; Community Contribution.

(a) Effective as of the Effective Time, (i) Parent shall increase by one the number of members of its Board of Directors and shall elect Louis M. Altman as a member of the Parent Board of Directors, and (ii) Parent Bank shall increase by one the number of members of its Board of Directors and shall elect Louis M. Altman as a member of the Parent Bank Board of Directors.

(b) During the five years following the Effective Time Parent will use reasonable efforts consistent with applicable laws, rules and regulations and consistent with the legal status of the Home Savings and Loan Foundation (the “Foundation”) to cause the distribution committee of the Foundation to contribute at least a total of $500,000 to community organizations and charities within the communities in which Seller serves.

6.11 Acquisition Proposals.

(a) From August 2, 2016 to the date hereof, Seller has, and has caused its Representatives to, cease and cause to be terminated any activities, discussions or negotiations conducted before August 2, 2016 with any person other than Parent with respect to any Acquisition Proposal. From and after the date hereof, Seller shall not, and shall cause its Subsidiaries and cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, or (iii) provide any confidential or nonpublic information or data to any person relating to, any Acquisition Proposal.

(b) Notwithstanding the foregoing Section 6.11(a), in the event that, after the date hereof and prior to the receipt of the Requisite Seller Vote, Seller receives an unsolicited bona fide written Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data, participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside legal counsel, and with respect to financial matters, its financial advisor) that the Acquisition Proposal constitutes, or is reasonably capable of becoming, a Superior Proposal, and that the failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law. Prior to providing any nonpublic information permitted to be provided pursuant to this Section 6.11(b), Seller shall have provided such information to Parent, and shall have entered into a confidentiality agreement with such third party on terms no less favorable to Seller than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Seller.

(c) Seller will promptly (and in any event within one (1) business days) advise Parent of the receipt of any Acquisition Proposal or any inquiry that would reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will promptly (and in any event within one (1) business days) advise Parent of any related developments, discussions and negotiations, including any amendments to, or revisions of, the terms of such inquiry or Acquisition Proposal. Seller shall use its reasonable best efforts to enforce any confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

(d) Notwithstanding anything herein to the contrary, at any time prior to the receipt of the Requisite Shareholder Vote, Seller may accept or approve a Superior Proposal, cancel or delay the Seller Meeting, change or withdraw its recommendation of this Agreement and the Merger and/or terminate this Agreement; provided, that the Seller’s Board of Directors may not do any of the foregoing unless:

(i)	the Board of Directors of Seller has concluded in good faith (after receiving the advice of its outside legal counsel, and with respect to financial matters, its financial advisor) that the Acquisition Proposal constitutes a Superior Proposal, and that the failure to accept such Superior Proposal would be more likely than not to result in a violation of its fiduciary duties under applicable law, after taking into account any amendment or modification to this Agreement agreed to or proposed by Parent;

(ii)	Seller shall have provided prior written notice to Parent at least five business days in advance (the “Notice Period”) of taking such action, which notice shall advise Parent that the Seller has received a Superior Proposal, and specifying the material terms and conditions of such Superior Proposal (including the identity of the person or group making the Superior Proposal);

(iii)	during the Notice Period, Seller shall, and shall cause its financial advisors and outside counsel to, negotiate with Parent in good faith (to the extent Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(iv)	the Seller’s Board of Directors shall have concluded in good faith (after consultation with Seller’s financial advisors and outside legal counsel) that, after considering the results of such negotiations, if any, and after giving effect to any proposals, amendments or modifications offered or agreed to by Parent, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

(e) Other than pursuant to this Section 6.11, Seller shall not, and shall cause its Subsidiaries and their respective officers, directors, agents, advisors and representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement relating to any Acquisition Proposal.

(f)	As used in this Agreement:

(i)	“Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, or proposal relating to, or any third party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Seller and its Subsidiaries or 25% or more of any class of equity or voting securities of Seller or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Seller, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Seller or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Seller, or (C) a merger, consolidation, share exchange or other business combination involving Seller or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Seller.

(ii)	“Superior Proposal” means any bona fide written Acquisition Proposal on terms which the Seller Board of Directors determines in good faith, after consultation with Seller’s outside legal counsel and independent financial advisors, and taking into account all the legal, financial, regulatory and other aspects of such Acquisition Proposal, including execution risk and risks as to certainty and timing of consummation, the interests of Seller Bank’s employees and customers, and community and societal considerations, would, if consummated, result in a transaction that is more favorable to the holders of Seller Common Stock than the terms of this Agreement (in each case, taking into account any revisions to this Agreement made or proposed by Parent); provided that for purposes of the definition of “Superior Proposal,” the references to “25% or more” in the definition of Acquisition Proposal or Acquisition Transaction shall be deemed to be references to “50% or more.”

6.12 Public Announcements.

Seller and Parent shall each use their reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by (i) applicable law or regulation, (ii) a request by a Governmental Entity or (iii) an obligation pursuant to any listing agreement with or rules of any securities exchange, Seller and Parent agree to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.13 Change of Method.

Parent may at any time change the method of effecting the Merger and the Bank Merger (including by providing for the merger of Parent Bank with and into Seller Bank) if and to the extent requested by Parent, and Seller agrees to enter into such amendments to this Agreement and the Bank Merger Agreement as Parent may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to Seller’s shareholders or causes the Merger to no longer qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or (iii) be reasonably likely to cause the Closing to be prevented or materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed, (iv) otherwise adversely affect the holders of Seller Common Stock.

6.14 Restructuring Efforts.

(a) Subject to Section 6.11, if Seller shall have failed to obtain the Requisite Seller Vote at the duly convened Seller Meeting or any adjournment or postponement thereof (other than in circumstances addressed in Section 6.14(b)), each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (provided, however, that no party shall have any obligation to agree to (i) alter or change any material term of this Agreement, including the amount or kind of the Merger Consideration provided for in this Agreement or (ii) adversely affect the Tax treatment of the Merger with respect to Seller’s shareholders) and/or (in the case of Seller) resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.14(a)) to its shareholders for adoption.

(b) Subject to Section 6.11, if Seller shall have failed to obtain the Requisite Seller Vote at the duly convened Seller Meeting or any adjournment or postponement thereof solely because of the failure to obtain the requisite vote of the holders of Seller Preferred Stock then, if so requested by Parent, (i) each of the parties shall restructure the transaction provided for herein such that each holder of Seller Preferred Stock will be entitled to receive, in lieu of the Merger Consideration, a number of preferred shares of Parent equal to the number of shares of Seller Preferred Stock held by such holder and having express terms identical in all material respects to those of the Series A Preferred Shares of Seller so as to meet the standards of Section 1701.78(F) of the Ohio Revised Code under which a merger agreement need not be adopted by the affirmative vote of the holders of shares of a particular class voting separately as a class, (ii) the definition of Requisite Seller Vote shall be modified accordingly, and (iii) Seller shall resubmit this Agreement (as restructured pursuant to this Section 6.14(b)) to the Seller’s shareholders for adoption.

6.15 Takeover Statutes.

Neither Parent nor Seller shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each of Parent and Seller shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Parent and Seller will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute in any litigation initiated by a third party either directly or derivatively.

6.16 Exemption from Liability Under Section 16(b).

Parent shall take all steps as may be necessary or appropriate to cause the transactions contemplated by Article I and Article II and any other acquisitions of equity securities of Parent by any insiders of Seller in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.17 Litigation and Claims.

Each of Parent and Seller shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Parent or Seller, as applicable, threatened against Parent, Seller or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, Seller or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Seller shall give Parent the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Seller and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE VII. CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been adopted by the shareholders of Seller by the Requisite Seller Vote.

(b) NASDAQ Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(c) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger, shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger or the Bank Merger.

(e) Regulatory Approvals. (i) All regulatory authorizations, consents, orders or approvals of the transactions contemplated by this Agreement, including the Merger and the Bank Merger, which shall include the approvals set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger (except for such approvals as would not be material to the Surviving Corporation, or any other approvals the failure of which to be obtained would reasonably be likely to have, individually, or in the aggregate, a Material Adverse Effect on the Surviving Corporation) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”), and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

7.2 Conditions to Obligations of Parent.

The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller set forth (i) in Section 3.2(a) (other than the last two sentences thereof) and Section 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and (ii) in Sections 3.1, the last two sentences of 3.2(a), 3.2(b) and 3.3(a) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Seller set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Seller or the Surviving Corporation. Parent shall have received a certificate signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to the foregoing effect.

(b) Performance of Obligations of Seller. Seller shall have performed in all material respects the covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to such effect.

(c) Federal Tax Opinion. Parent shall have received the opinion of Tucker Ellis LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, legal counsel will require and rely upon representations contained in certificates of officers of Parent and Seller, reasonably satisfactory in form and substance to such legal counsel.

(d) Executive Agreements. The agreements entered into with each of Rick L. Hull and Denise M. Penz as of the date of this Agreement shall be in full force and effect at Closing, without any further action required by any party.

(e) Dissenters’ Rights. The number of Dissenting Shares shall be not more than 10% of the Seller Common Stock.

7.3 Conditions to Obligations of Seller.

The obligation of Seller to effect the Merger is also subject to the satisfaction, or waiver by Seller, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth (i) in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and (ii) in Sections 4.1, 4.2(b) and 4.3(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Parent. Seller shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects the covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c) Federal Tax Opinion. Seller shall have received the opinion of Tucker Ellis LLP, in form and substance reasonably satisfactory to Seller, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Tucker Ellis LLP will require and rely upon representations contained in certificates of officers of Parent and Seller, reasonably satisfactory in form and substance to such legal counsel.

(d) Parent Common Stock Closing Price. The closing price of Parent Common Stock as reported on the NASDAQ on the business day immediately prior to the Closing Date is at least $4.40 per share.

ARTICLE VIII. TERMINATION

8.1 Termination.

This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of Seller:

(a) by mutual consent of Parent and Seller in a written instrument;

(b) by either Parent or Seller if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable, or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either Parent or Seller if the Merger shall not have been consummated on or before June 30, 2017 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; provided, however, that if the failure to satisfy the closing condition set forth in Section 7.3(d) hereof is the sole reason for not consummating the Merger, Seller may not exercise its right to termination under this Section 8.1(c) until it has provided at least 15 business days’ prior notice to Parent of its intent to terminate;

(d) by Parent (provided, that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Seller, which breach or failure to be true, either individually or in the aggregate with all other breaches by Seller (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2 and that is not cured by the earlier of the Termination Date and the date that is 45 days following written notice to Seller, or by its nature or timing cannot be cured during such period;

(e) by Seller (provided, that Seller is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Parent, which breach or failure to be true, either individually or in the aggregate with all other breaches by Parent (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.3 and that is not cured by the earlier of the Termination Date and the date that is 45 days following written notice to Parent, or by its nature or timing cannot be cured during such period;

(f) by Parent, if (i) prior to such time as the Requisite Seller Vote is obtained, Seller or the Board of Directors of Seller (A) submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.3(a), recommends to its shareholders an Acquisition Proposal other than the Merger, or Seller has accepted a Superior Proposal, or (B) materially breaches its obligations under Section 6.3 or 6.11; or (ii) a tender offer or exchange offer for 20% or more of the outstanding shares of Seller Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the Board of Directors of Seller recommends that the shareholders of Seller tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within ten (10) business days of the date such tender offer is first publicly commenced;

(g) by Seller, immediately before Seller enters into an agreement relating to a Superior Proposal in accordance with Section 6.11; or

(h) by Parent, if the Effective Time Book Value is less than the Target Number by an amount greater than $200,000 (or such greater number as has been approved by the Board of Directors of Seller in accordance with the definition of Shortage).

The party desiring to terminate this Agreement otherwise than pursuant to clause (a) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or Seller as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Seller, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 3.7, 4.7, 6.2(b), this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Seller shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement (which, in the case of fraud or willful and material breach by Parent, shall include the loss to the holders of Seller Common Stock and Seller Equity Awards of the economic benefits of the Merger, including the loss of the premium offered to the shareholders of Seller).

(b)

(i)	In the event that after the date of this Agreement a bona fide Acquisition Proposal shall have been made known to senior management of Seller or shall have been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Seller and (x) (A) thereafter this Agreement is terminated by either Parent or Seller pursuant to Section 8.1(c) without the Requisite Seller Vote having been obtained or (B) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(d), and (y) prior to the date that is eighteen (18) months after the date of such termination, Seller enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Seller shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to $1,625,000 (the “Termination Fee”).

(ii)	In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f) or by Seller pursuant to Section 8.1(g), then Seller shall pay Parent, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practical after the date of termination (and, in any event within three (3) business days thereafter).

(c) Each of Parent and Seller acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Seller fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Parent commences a suit that results in a judgment against Seller for the Termination Fee or any portion thereof, Seller shall pay the costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Seller fails to pay the amounts payable pursuant to this Section 8.2, then Seller shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by Seller pursuant to Section 8.2(b) constitute liquidated damages and not a penalty, and, except in the case of fraud or willful material misconduct, shall be the sole monetary remedy of Parent in the event of a termination of this Agreement specified in such section.

ARTICLE IX. GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements.

None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Sections 6.6, 6.7 and 6.9, and for those other covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2 Amendment.

Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Seller; provided, however, that after the adoption of this Agreement by the shareholders of Seller, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

9.3 Extension; Waiver.

At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption of this Agreement by the shareholders of Seller, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4 Expenses.

Except (i) with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Parent and Seller, (ii) with respect to costs and expenses of all filing and other fees in connection with any filing under the HSR Act, which shall be borne by Parent and (iii) as otherwise provided in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.5 Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by email so long as such email states it is a notice delivered pursuant to this Section 9.5 and a duplicate copy of such email is promptly given by one of the other methods described in this Section 9.5, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice: (a) if to Seller, to:

Ohio Legacy Corp.

600 South Main Street

North Canton, Ohio 44720

Attention:  Rick L. Hull

Facsimile: (330) 244-2992

Email:        rick.hull@mypbandtbank.com

With a copy (which shall not constitute notice) to:

Vorys, Sater, Seymour and Pease LLP

301 East Fourth Street

Suite 3500, Great American Tower

Cincinnati, Ohio 45202

Attention:  Jason L. Hodges

Facsimile:  (513) 852-7857

Email:        jlhodges@vorys.com

And

(b) if to Parent, to:

United Community Financial Corp.

275 West Federal Street

Youngstown, Ohio 44503

Attention:  Gary M. Small

Facsimile: (330) 742-0203

Email:        gsmall@homesavings.com

With a copy (which shall not constitute notice) to:

United Community Financial Corp.

275 West Federal Street

Youngstown, Ohio 44503

Attention: Jude J. Nohra

Facsimile: (330) 742-0489

Email:        jnohra@homesavings.com

and

Tucker Ellis LLP

950 Main Avenue, Suite 1100

Cleveland, Ohio 44113

Attention: M. Patricia Oliver

Facsimile: (216) 592-5009

Email:        Patricia.Oliver@tuckerellis.com

9.6 Interpretation.

The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Seller means the actual knowledge of any of the officers of Seller listed on Section 9.6 of the Seller Disclosure Schedule, and the “knowledge” of Parent means the actual knowledge of any of the officers of Parent listed on Section 9.6 of the Parent Disclosure Schedule. For purposes of any reference, direct or indirect, in this Agreement to “Seller Bank” that is relevant to periods prior to August 28, 2014, such reference shall include Premier Bank & Trust, National Association. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in Ohio are authorized by law or executive order to be closed, (ii) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iv) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof. The Seller Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.7 Counterparts.

This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means as set forth in Section 9.14), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement.

This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitute the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in Cleveland, Ohio (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10 Waiver of Jury Trial.

Each party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any right such party may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that: (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.10.

9.11 Assignment; Third Party Beneficiaries.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in (a) Section 6.7, which is intended to benefit each Seller Indemnified Party and his or her heir and representatives, (b) Section 6.6(c), which is intended to benefit, to the extent expressly provided therein, each employee of Seller that is a party to an employment, change in control or other severance agreement, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12 Specific Performance.

The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13 Severability.

Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14 Delivery by Facsimile or Electronic Transmission.

This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a .pdf format data file or other image file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a .pdf format data file or other image file, to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a .pdf format data file or other image file, as a defense to the formation of a contract and each party hereto forever waives any such defense.

9.15 Further Assurances.

In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of Seller, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

OHIO LEGACY CORP.

By:	/s/ Rick L. Hull

Name:	Rick L. Hull
Title:	President and Chief Executive Officer

PREMIER BANK & TRUST

By:	/s/ Rick L. Hull

Name:	Rick L. Hull
Title:	President and Chief Executive Officer

UNITED COMMUNITY FINANCIAL CORP.

By:	/s/ Gary M. Small

Name:	Gary M. Small
Title:	President and Chief Executive Officer

THE HOME SAVINGS AND LOAN COMPANY OF YOUNGSTOWN, OHIO

By:	/s/ Gary M. Small

Name:	Gary M. Small
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX B

Ohio Revised Code – Section 1701.85

Dissenting shareholder’s demand for fair cash value of shares

(A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than twenty days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a) A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than twenty days after the dissenting shareholder has received the corporation’s written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A) (4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) (1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a) Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D) (1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

ANNEX C

September 8, 2016

Board of Directors

Ohio Legacy Corp.

600 South Main Street

North Canton, OH 44720

Ladies and Gentlemen:

Ohio Legacy Corp. (“Seller”), Premier Bank & Trust, a wholly-owned subsidiary of Seller (“Seller Bank”), United Community Financial Corporation (“Parent”) and The Home Savings and Loan Company of Youngstown, Ohio, a wholly-owned subsidiary of Parent (“Parent Bank”), are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Seller will, subject to the terms and conditions set forth in the Agreement, merge with and into Parent (the “Merger”) with Parent surviving the Merger. Pursuant to the terms of the Agreement, upon the Effective Time of the Merger, each share of common stock, no par value, of Seller issued and outstanding immediately prior to the Effective Time (“Seller Common Stock”), except for certain shares of Seller Common Stock as specified in the Agreement, shall be converted at the election of the holder thereof, in accordance with the procedures set forth in the Agreement, into the right to receive, without interest, either (i) cash in the amount of $18.00 (the “Cash Consideration”), or (ii) 2.736 shares of Parent Common Stock (the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”). The Agreement provides, generally, that shareholder elections may be adjusted as necessary to result in an overall ratio of 50% of Seller Common Stock being converted into the right to receive the Cash Consideration and 50% of Seller Common Stock being converted into the right to receive the Stock Consideration. In addition, the Agreement provides, generally, that if the Seller’s Effective Time Book Value is less than $32,648,835, then (i) the Cash Consideration component of the Merger Consideration payable with respect to each share of Seller Common Stock shall be reduced by a per share amount (rounded down to the nearest whole cent) equal to the quotient obtained by dividing one-half of the dollar amount of the Shortage by 2,265,750, and (ii) the Stock Consideration for each share of Seller Common Stock that is eligible to receive the Stock Consideration shall be reduced by a number of shares equal to the quotient obtained by dividing (A) one-half of the dollar amount of the Shortage divided by $6.67 by (B) the number of shares of Seller Common Stock that are eligible to receive the Stock Consideration. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Seller Common Stock.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated September 6, 2016; (ii) certain publicly available financial statements and other historical financial information of Seller and Seller Bank that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Parent and Parent Bank that we deemed relevant; (iv) internal financial projections for Seller for the years ending December 31, 2016 and December 31, 2017, as provided by and reviewed with Seller’s President and Chief Executive Officer and Chief Operating Officer, as well as an estimated long-term balance sheet and net income growth rate for the years thereafter, as confirmed by Seller’s President and Chief Executive Officer and Chief Operating Officer; (v) publicly available mean analyst earnings per share estimates for Parent for the years ending December 31, 2016 through December 31, 2018 and internal financial projections for Parent for the years thereafter, as provided by the senior management of Parent; (vi) the pro forma financial impact of the Merger on Parent based on financial projections for Seller for the years ending December 31, 2016 through December 31, 2020 as well as certain assumptions relating to transaction expenses, purchase accounting adjustments, a core deposit intangible asset and cost savings, as provided by the senior management of Parent; (vii) the publicly reported historical price and trading activity for Seller and Parent common stock, including a comparison of certain stock market information for Seller and Parent common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Seller and Parent with similar institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Seller the business, financial condition, results of operations and prospects of Seller and held similar discussions with certain members of senior management of Parent regarding the business, financial condition, results of operations and prospects of Parent.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Seller or Parent, or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of members of the respective managements of Seller and Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Seller or Parent or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Seller or Parent or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Seller or Parent, or the combined entity after the Merger and we have not reviewed any individual credit files relating to Seller or Parent. We have assumed, with your consent, that the respective allowances for loan losses for both Seller and Parent are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections for Seller for the years ending December 31, 2016 and December 31, 2017, as provided by and reviewed with Seller’s President and Chief Executive Officer and Chief Operating Officer, as well as an estimated long-term balance sheet and net income growth rate for the years thereafter, as confirmed by Seller’s President and Chief Executive Officer and Chief Operating Officer. In addition, in preparing its analyses Sandler O’Neill used publicly available mean analyst earnings per share estimates for Parent for the years ending December 31, 2016 through December 31, 2018 and internal financial projections for Parent for the years thereafter, as provided by the senior management of Parent. Sandler O’Neill also received and used in its pro forma analyses financial projections for Seller for the years ending December 31, 2016 through December 31, 2020 as well as certain assumptions relating to transaction expenses, purchase accounting adjustments, a core deposit intangible asset and cost savings, as provided by the senior management of Parent. With respect to those projections, estimates and judgments, members of the respective managements of Seller and Parent confirmed to us that such information reflected (or, in the case of publicly available mean analyst earnings per share estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements of the future financial performance of Seller and Parent, respectively, and we assumed that such performance would be achieved. We express no opinion as to such projections, estimates or judgments, or the assumptions on which they are based. We have also assumed that there has been no material change in Seller’s or Parent’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Seller and Parent will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Seller, Parent or the Merger or any related transaction, (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that Seller has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Seller

Common Stock or Parent Common Stock at any time or what the value of Parent Common Stock will be once it is actually received by the holders of Seller Common Stock.

We have acted as Seller’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which fairness opinion fee will be credited in full towards the fee becoming due and payable to us on the day of closing of the Merger. Seller has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Seller or Parent and their respective affiliates. We may also actively trade the equity and debt securities of Seller and Parent or their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Seller in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Seller as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the adoption of the Agreement and approval of the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Seller Common Stock and does not address the underlying business decision of Seller to engage in the Merger, the form or structure of the Merger or the other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Seller or the effect of any other transaction in which Seller might engage. We also do not express any opinion as to the amount of compensation to be received in the Merger by any Seller or Parent officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Seller Common Stock from a financial point of view.

Very truly yours,

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Ohio Revised Code

The Ohio Revised Code (the “Code”) authorizes Ohio corporations to indemnify officers and directors from liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification or (ii) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against him and incurred by him in his capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Code.

Amended Code of Regulations

The Registrant’s Amended Code of Regulations provides for the indemnification of directors and officers of the Registrant to the maximum extent permitted by Ohio law as authorized by the Board of Directors of the Registrant, for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that he or she was a party to by reason of the fact that he or she is or was an officer or director of the Registrant upon the receipt of an undertaking to repay such amount if (a) it is ultimately determined that the officer or director is not entitled to indemnification or (b) found liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) unless a court determines he or she is fairly and reasonably entitled to indemnification. The Amended Code of Regulations authorizes the Registrant to purchase and maintain insurance on behalf of any director, officer, employee or agent of the Registrant against any liability asserted against them in such capacity or arising out of their status as such, whether or not the Registrant would have power to indemnify such officer, employee or agent against such liability under the provisions of the Amended Code of Regulations of the Registrant.

Directors and Officers Insurance

The Registrant maintains a directors’ and officers’ insurance policy which insures the officers and directors of the Registrant from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the Registrant.

Employment Agreements

The Registrant’s wholly owned bank subsidiary, The Home Savings and Loan Company of Youngstown, Ohio (“Home Savings”) also has entered into Employment Agreements (the “Employment Agreements”) with the following officers and directors (each an “Executive”):

Gary M. Small

Timothy W. Esson

Matthew T. Garrity

Jude J. Nohra

Barbara J. Radis

Each Employment Agreement provides that Home Savings will indemnify the Executive to the fullest extent permitted under applicable law and regulations, in connection with or arising out of any action, suit or proceeding in which the Executive may be involved by reason of having been a director or officer of Home Savings, or any Affiliate (including the Registrant), whether or not the Executive is a director or officer at the time of incurring any such expenses or liabilities. Under the Employment Agreements, Home Savings shall provide each Executive (and the Executive’s heirs, executors, and administrators) with coverage under a directors’ and officers’ liability policy at Home Saving’s expense, at least equivalent to such coverage otherwise provided to the other directors and senior executives of Home Savings.

Item 21	Exhibits and Financial Statements

(a) Exhibits

See the Index to Exhibits attached hereto.

(b) Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under related instructions or are inapplicable and, therefore, have been omitted.

ITEM 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) Every prospectus that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Youngstown, State of Ohio, on December 16, 2016.

UNITED COMMUNITY FINANCIAL CORP.

By:	/s/ Gary M. Small
Gary M. Small
Chief Executive Officer, Principal
Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

/s/ Gary M. Small	December 16, 2016
Gary M. Small, Chief Executive Officer, Principal
Executive Officer and Director (Principal Executive Officer)

/s/ Richard J. Schiraldi*	December 16, 2016
Richard J. Schiraldi, Chairman of the Board and Director

/s/ Timothy W. Esson	December 16, 2016
Timothy W. Esson, Chief Financial Officer and
Principal Financial Officer (Principal Financial Officer
and Principal Accounting Officer)

/s/ Marty E. Adams*	December 16, 2016
Marty E. Adams, Director

/s/ Zahid Afzal*	December 16, 2016
Zahid Afzal, Director

/s/ Patrick W. Bevack*	December 16, 2016
Patrick W. Bevack, Director

/s/ Lee Burdman*	December 16, 2016
Lee Burdman, Director

/s/ Scott N. Crewson*	December 16, 2016
Scott N. Crewson, Director

/s/ Scott D. Hunter*	December 16, 2016
Scott D. Hunter, Director

/s/ Ellen Tressel*	December 16, 2016
Ellen Tressel, Director

*	This Registration Statement has been signed on behalf of the above officers and directors by Jude J. Nohra, as attorney-in-fact, pursuant to a Power of Attorney filed as Exhibit 24.1 to this Registration Statement.

By:	/s/ Jude J. Nohra
Jude J. Nohra

EXHIBIT INDEX

2.1	Agreement and Plan of Merger, dated September 8, 2016 (incorporated by reference to the Form 10-Q filed by United Community Financial Corp. on November 8, 2016 with the SEC, Exhibit 2.1)

3.1	Articles of Incorporation of United Community Financial Corp., (incorporated by reference to the Registration Statement on Form S-1 filed by United Community Financial Corp. on March 13, 1998 with the SEC, Exhibit 3.1)

3.2	Amendment to Articles of Incorporation (incorporated by reference to the Form 8-A filed by United Community Financial Corp. on June 5, 1998 with the SEC, Exhibit 2(b))

3.3	Amended Code of Regulations of United Community Financial Corp. (incorporated by reference to the 1998 Form 10-K filed by United Community Financial Corp. on March 31, 1999 with the SEC, Exhibit 3.2)

4	Articles Sixth, Seventh and Eighth of the Articles of Incorporation of United Community Financial Corp. and Sections 1.02, 1.04, 1.05, 1.06, 1.07, 1.08, 1.09, 1.10 and 1.11 of Article One, Section 2.02, 2.03 2.04 and 2.05 of Article Two, Sections 4.01, 4.04 and 4.05 of Article Fourth, and Section 6.01 and 6.02 of Article Sixth of the Code of Regulations of United Community Financial Corp., defining the rights of United Community Financial Corp. shareholders

5.1*	Opinion of Tucker Ellis LLP concerning the legality of the securities being registered

8.1**	Opinion of Tucker Ellis LLP regarding tax matters

10.1	The Home Savings and Loan Company of Youngstown, Ohio Employee Stock Ownership Plan (incorporated by reference to the Form 10-K filed by United Community Financial Corp. on March 29, 2002 with the SEC, Exhibit 10.1)

10.2	Consulting Agreement between The Home Savings and Loan Company of Youngstown, Ohio and Patrick W. Bevack dated March 17, 2014 (incorporated by reference to the Form 8-K filed by United Community Financial Corp. on March 21, 2014 with the SEC, Exhibit 10.1)

10.3	Employment Agreement between The Home Savings and Loan Company of Youngstown, Ohio and Gary M. Small dated March 17, 2014 (incorporated by reference to the Form 8-K filed by United Community Financial Corp. on March 21, 2014 with the SEC, Exhibit 10.2)

10.4	Employment Agreement between The Home Savings and Loan Company of Youngstown, Ohio and Jude J. Nohra dated April 30, 2010 (incorporated by reference to the Form 10-Q filed by United Community Financial Corp. on August 16, 2010 with the SEC, Exhibit 10.4)

10.5	Employment Agreement between The Home Savings and Loan Company of Youngstown, Ohio and Matthew T. Garrity dated April 30, 2010 (incorporated by reference to the Form 10-K filed by United Community Financial Corp. on March 13, 2015 with the SEC, Exhibit 10.5)

10.6	Employment Agreement between The Home Savings and Loan Company of Youngstown, Ohio and Timothy W. Esson dated September 29, 2011 (incorporated by reference to the Form 10-K filed by United Community Financial Corp. on March 13, 2015 with the SEC, Exhibit 10.6)

10.7	2013 Executive Incentive Plan (incorporated by reference to the Form 8-K filed by United Community Financial Corp. on March 28, 2013 with the SEC, Exhibit 10.1)

10.8	Amended and Restated 2014 Executive Incentive Plan (incorporated by reference to the Form 8-K filed by United Community Financial Corp. on September 29, 2014 with the SEC, Exhibit 10.1)

10.9	2014 Long Term Incentive Plan (incorporated by reference to the Form 8-K filed by United Community Financial Corp. on January 27, 2014 with the SEC, Exhibit 10.2)

10.10	United Community Financial Corp. 2015 Long Term Incentive Plan (incorporated by reference to the Form 8-K filed by United Community Financial Corp. on May 5, 2015 with the SEC, Exhibit 10.1)

10.11	United Community Financial Corp. 2015 Performance Share Units Grant Agreement to the 2015 Long Term Incentive Plan (incorporated by reference to the Form 8-K filed by United Community Financial Corp. on June 2, 2015 with the SEC, Exhibit 10.1)

10.12	United Community Financial Corp. 2015 Annual Incentive Award Grant Agreement to the 2015 Long Term Incentive Plan (incorporated by reference to the Form 8-K filed by United Community Financial Corp. on June 2, 2015 with the SEC, Exhibit 10.2)

10.13	United Community Financial Corp. 2014 Performance Share Units Grant Agreement to the 2007 Long Term Incentive Plan (incorporated by reference to the Form 8-K filed by United Community Financial Corp. on June 2, 2015 with the SEC, Exhibit 10.3)

10.14	United Community Financial Corp. 2014 Annual Incentive Award Grant Agreement to the 2007 Long Term Incentive Plan (incorporated by reference to the Form 8-K filed by United Community Financial Corp. on June 2, 2015 with the SEC, Exhibit 10.4)

13	United Community Financial Corp.’s Form 10-Q quarterly report for the quarter ended June 30, 2016, filed on August 5, 2016 with the SEC (incorporated by reference to the Form 10-Q filed by United Community Financial Corp. on August 5, 2016 with the SEC)

21	Subsidiaries of United Community Financial Corp. (incorporated by reference to the Form 10-K filed by United Community Financial Corp. on March 11, 2016 with the SEC, Exhibit 21)

23.1**	Consent of Crowe Horwath LLP

23.2*	Consent of Tucker Ellis LLP (included as part of its opinion filed as Exhibit 5.1)

23.3** 23.4**	Consent of Tucker Ellis LLP (included as part of its opinion filed as Exhibit 8.1) Consent of Louis M. Altman pursuant to Securities Act Rule 438

24.1**	Power of Attorney

99.1*	Form of Proxy Card to be used by Ohio Legacy Common Shareholders

99.2*	Form of Proxy Card to be used by Ohio Legacy Preferred Shareholders

99.3*	Consent of Sandler O’Neill & Partners, L.P.

99.4*	Form of Voting Agreement

*	Filed herewith
**	Previously filed.